Exhibit 4.1
Dated 1 April 2010
THE ROYAL BANK OF SCOTLAND GROUP PLC
and
BANCO SANTANDER, S.A.
and
THE STATE OF THE NETHERLANDS
and
RFS HOLDINGS B.V.
RESTATED CONSORTIUM AND SHAREHOLDERS’ AGREEMENT
LINKLATERS LLP
One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
Ref M. Middleditch

i

ii

This Agreement is made on 1 April 2010 between:
(1)	THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated in Scotland (registered no. SC45551), whose registered office is at 36 St Andrew Square, Edinburgh, EH2 2YE (“RBS”);
(2)	BANCO SANTANDER, S.A., a company incorporated in Spain (registered at the Cantabria Commercial Registry), whose registered office is at Paseo de Pereda 9-12, Santander, Spain (“Santander”);
(3)
THE STATE OF THE NETHERLANDS (De Staat der Nederlanden) having its seat at The Hague, The Netherlands, represented by the Minister of Finance, Korte Voorhout 7, The Hague, The Netherlands (the “State”); and

(4)	RFS HOLDINGS B.V., a company incorporated in the Netherlands (registered no. 34273228), whose registered office is at Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands (the “Company”).
Recitals:
(A)
In October 2007, the Investors invested in the Company, a limited company that was newly incorporated for the purpose of making an offer to acquire the whole of the issued share capital of RBS Holdings (which was at the time named ABN AMRO Holding N.V.). The Offer was declared unconditional on 10 October 2007 and, following completion of the squeeze out procedure, the Company now owns 100 per cent. of RBS Holdings.

(B)
The Original CSA regulated the relationship between the Investors and between the Investors and the Company, set out the terms on which the Investors were willing to acquire Shares in the Company and on which the Investors and the Company effected the Offer, and governed the ongoing management of the Company, before and after 10 October 2007.

(C)
Since 10 October 2007, when the Offer was declared unconditional, many of the Acquired Businesses have been transferred to the Investors as contemplated by the Original CSA. The Investors have also reached agreements in relation to various aspects of the assets and liabilities of the RBS Holdings Group, how they will be managed and how they will be shared between the Investors.

(D)
In particular, the parties have agreed that RBS shall ultimately be the sole owner of the Company and that RBS shall acquire its Acquired Businesses either by the transfer of such businesses to RBS (or a member of its Group), or to a third party at RBS’ discretion or by becoming the sole shareholder of the Company following the Final Completion Date.

(E)
Accordingly, the parties have agreed to amend and restate the Original CSA in the form of this Agreement to reflect the restructuring of the RBS Holdings Group since 10 October 2007. Therefore this Agreement regulates the relationship between the Investors and between the Investors and the Company, sets out the terms on which the remaining Acquired Businesses will be managed and ultimately transferred to the Investors.

(F)	This Agreement also provides for certain amendments to the share capital and governance of the Company, such changes to take effect upon obtaining the requisite regulatory and other approvals.

It is agreed as follows:
1	Definitions and Interpretation

1.1	Definitions
“ABN AMRO Bank” means ABN AMRO Bank N.V. (formerly named ABN AMRO II N.V.) a company incorporated in the Netherlands (registered no. 34334259), whose registered office is at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands);
“Acquired Business(es)” in the case of each Investor, means the businesses which were to be or which have been acquired directly or indirectly by that Investor or a member of its Group pursuant to the Original CSA (unless otherwise reallocated to another Investor with the consent of the relevant Investors), or which are to be acquired directly or indirectly by that Investor or a member of its Group pursuant to this Agreement, as described in Part 2 of Schedule 1, in each case including the Acquired Business Assets relevant to that business but subject to the Liabilities, to the extent that such Liabilities relate to such business;
“Acquired Business Assets” in the case of each Acquired Business, means the Business Assets of that business;
“Acquired Business Transfers” means the transfers of Acquired Businesses contemplated pursuant to Clause 5.1 or 5.3, but excluding any transfer of the Assigned IP;
“Acquired Companies” in the case of each Investor, means the members of the RBS Holdings Group which were to be or which have been acquired by that Investor or a member of its Group pursuant to the Original CSA (unless otherwise reallocated to another Investor with the consent of the relevant Investors), or which are to be acquired by that Investor or a member of its Group pursuant to this Agreement, including any companies established within the RBS Holdings Group for the purposes of acquiring Acquired Business Assets prior to their transfer to an Investor or a member of the relevant Investor’s Group, and “Acquired Company” shall mean any one of such members;
“Acquired Company Shares” means such of the shares in the Acquired Companies as are held by any member of the RBS Holdings Group or in which any member of the RBS Holdings Group is interested;
“Adjusted Consortium Proportions” means:
(a)	with respect to RBS, 53.0988%; and

(b)	with respect to the State, 46.9012%,
subject to adjustment in the event that there is an adjustment to the Consortium Proportions;
“Affiliate” means in relation to any person, its connected persons and any company which is its subsidiary or holding company or another subsidiary of any such holding company from time to time;
“Articles” means the current articles of association of the Company or, following their adoption in accordance with Clause 4.2, the New Articles or as the articles of association of the Company may be subsequently altered from time to time in accordance with this Agreement, and references in this Agreement to an “Article” shall be construed accordingly;
“Assigned IP” has the meaning given to it in Clause 5.3.6;

“Bank of Spain” means Banco de Espana;
“Board” means the board of directors of the Company;
“Board Reserved Matters” means those matters listed in Schedule 3 Part E;
“Business Assets” means, in the case of any Acquired Business or the Retained Business, that business and the assets, rights, benefits and other property owned by any member of the RBS Holdings Group which were exclusively or principally used, and accounted for, by that business as at 10 October 2007 (including the goodwill attached to such business and including the shares of each member of the RBS Holdings Group the activities of which exclusively or principally involve the carrying on of that business) and any other assets, rights, benefits and other property which have been exclusively or principally used, and accounted for, by that business since 10 October 2007;
“Business Employees” means, in the case of each Acquired Business or the Retained Business and at any particular time, those employees of members of the RBS Holdings Group who are exclusively or principally engaged in that business at the relevant time;
“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which banks generally are open for business in London, Amsterdam and Madrid;
“Business Unit” means a business unit through which the RBS Holdings Group carried or carries on business, as described in the RBS Holdings Accounts;
“Capital Buffer” has the meaning given to it in Clause 13.4.1(i);
“Challenge” has the meaning given to it in Clause 12.1.4(i);
“Cohabitation Agreements” means the cohabitation agreements between RBS NV and ABN AMRO Bank dated 1 April 2010 in respect of the international diamond and jewellery business in Hong Kong and 1 April 2010 in respect of the international diamond and jewellery business in United Arab Emirates, each of which sets out certain principles for the management of the relevant State Acquired Business whilst it is part of the RBS Holdings Group;
“Companies Act” means the Companies Act 2006;
“Completed Restructuring” means the transactions carried out pursuant to Clause 5 and Schedule 3 of the Original CSA prior to the date of this Agreement pursuant to which certain State Acquired Businesses or Santander Acquired Businesses or assets and liabilities attributable thereto have been acquired directly or indirectly by the State or Santander, or parties nominated by them (as applicable) and any related transactions;
“Completion” means, in the case of each transfer of all or part of an Acquired Business or Acquired Company hereunder, Completion of that transfer pursuant to the provisions of paragraph 4 of Schedule 1 – Part 1;
“Completion Date” means, in respect of any Completion, the date on which such Completion takes place, being the effective date of any Legal Demerger or, in the case of a transfer of all or part of any Acquired Business by way of sale and purchase, the date agreed between the parties for such completion;

“Consortium Proportions” means:
(a)	with respect to RBS, 38.2780%;

(b)	with respect to Santander, 27.9117%; and

(c)	with respect to the State, 33.8103%.
“Deed of Accession” means a deed substantially in the form set out in Schedule 5;
“Default Interest Rate” means a rate equal to 3-month EURIBOR plus 250 basis points;
“Defaulting Investor” has the meaning given to it in Clause 13.2.2;
“Deferred Tax Assets” means the State Deferred Tax Assets, the Santander Deferred Tax Assets and/or the Retained Business Deferred Tax Assets;
“Director” means a director of the Company;
“DNB” means De Nederlandsche Bank (the Netherlands Central Bank);
“D Shares” means the unissued D Shares in the Company, the rights of which are as set out in the Articles and which will be as set out in the New Articles, which as at the date of this document are owned by the Company (having been repurchased);
“Effective Notice” has the meaning given in Clause 3.2.1;
“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or another type of agreement or arrangement having similar effect;
“EURIBOR” means:
(a)	the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period; or
(b)
(if no such rate is available for the relevant currency or relevant period) the rate as supplied to the parties at their request quoted by Barclays Bank plc to leading banks in the European interbank market, in either case, calculated on a daily basis;
“F Shares” means the F Shares in the Company, the rights of which are as set out in the Articles and which as will be set out in the New Articles, and which as at the date of this Agreement are owned by the State;
“Final Completion Date” has the meaning given in Clause 4.3.1;
“FSA” means the Financial Services Authority;
“Further Restructuring” means Legal Separation and the transactions to be carried out pursuant to this Agreement, including the Acquired Business Transfers, the Retained Business Wind Down, the final transfers and the reorganisation of the share capital of the Company pursuant to Clause 4, by virtue of which the State shall acquire directly or indirectly the State Acquired Businesses, Santander shall acquire directly or indirectly the Santander Acquired Businesses, RBS shall acquire 100 per cent. ownership of the Company and therefore the RBS Acquired Businesses, and the Retained Business shall be sold or wound down, and any transactions ancillary thereto;
“Governance Amendments” means the amendments to the share capital of the Company, the amendment of the Articles (by adopting the New Articles) and the changes to the management of the Company as contemplated by Clauses 4.1, 4.2 and 7.2, respectively;

“Governance Clearances” means the anti-trust and regulatory consents, notifications and approvals which must be obtained in connection with the Governance Amendments, as set out in Schedule 7 ;
“Group” means, in relation to any company, its holding companies, subsidiaries and subsidiary undertakings and subsidiaries or subsidiary undertakings of such holding companies from time to time (but, in the case of RBS, shall exclude the Company and its subsidiaries and subsidiary undertakings and, in the case of the Company, shall exclude RBS and its Group, and in the case of the State, shall mean the State, ABN AMRO Bank and its holding companies, subsidiaries and subsidiary undertakings from time to time);
“holding company” means a holding company as defined in section 1159 of the Companies Act;
“ICC” means the International Chamber of Commerce;
“ID&J India” has the meaning given in Clause 5.1.2(i);
“ID&J SPAs” means the substantially agreed form sale and purchase agreements pursuant to which the State Acquired Businesses listed in Clause 5.1.2 will be transferred to the State (or a member of its Group);
“Independent Accountants” has the meaning given in Clause 9.1;
“Independent Tax Advisers” has the meaning given in Clause 9.1;
“Investor” means any one of RBS, Santander and the State (which pursuant to the deed of accession dated 24 December 2008 assumed the obligations of Fortis under the Original CSA with effect as if it had been an Investor from the date of the Original CSA) and “Investors” means two or more of them as the context requires;
“Investor Group” means, in relation to an Investor, that Investor and the members of its Group and “member of an Investor Group” shall be construed accordingly;
“L Shares” means the L Shares in the Company, the rights of which are set out in the Articles, and which will be as set out in the New Articles, which as at the date of this Agreement are owned by RBS;
“Leasing Principles and Treatment of Property Stranded Costs Principles” means the document agreed by the parties entitled “Leasing Principles and Treatment of Property Stranded Costs Principles” version 12 dated 9 June 2008;
“Legal Demerger” means a division by acquisition in accordance with Article 2 and/or 25 of the Sixth Company Law Directive;
“Legal Demerger Agreement” means the agreement dated 5 February 2010 pursuant to which, inter alia, RBS NV agreed to transfer certain of the State Acquired Businesses to ABN AMRO Bank;
“Legal Separation” means the transfer of ABN AMRO Bank to ABN AMRO Group N.V. which took place on or around the date hereof in accordance with the sale and purchase agreement between RBS Holding N.V. and ABN AMRO Group N.V.;
“Liabilities” means losses, liabilities, costs, charges, actions, proceedings, claims, demands, duties and obligations of every description, including fines and penalties, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, known or unknown, ascertained or unascertained, claimed or unclaimed, disputed or acknowledged and whether related to contracts or other obligations which have been wholly or partly completed or performed and whether owed or incurred severally or jointly and whether owed as principal or surety and, in each case, whether incurred before or after Completion (including, without limitation, accrued tax liabilities and regulatory fines);

“LIBOR” means:
(a)
the British Bankers Association Interest Settlement Rate for Sterling and for a period most closely approximating the period for which a LIBOR rate is required displayed on the appropriate page of the Telerate screen, provided that if such page is replaced or the Telerate service ceases to be available, the parties may agree another page or service displaying the appropriate rate; or

(b)
(if no such rate is available for the relevant currency or relevant period) the rate as supplied to the parties at their request quoted by Barclays Bank plc to leading banks in the London interbank market;

“Litigation Management Agreement” means the agreement dated 5 February 2010 between RBS, Santander, the State, RBS Holdings, RBS NV, ABN AMRO Bank and the Company relating to, inter alia, how litigation pertaining to the RBS Holdings Group will be managed;
“Minimum Equity Ratio” has the meaning given to it in Clause 13.4.1(i);
“Minimum Funding Requirement” has the meaning given to it in Clause 13.4.1(iii);
“Minimum Ratios” has the meaning given to it in Clause 13.4.1;
“Net Funding Shortfall” has the meaning given to it in Clause 13.2.4;
“Net Funding Surplus” has the meaning given to it in Clause 13.2.5;;
“New Articles” means the articles of association of the Company proposed to be adopted in accordance with Clause 4.2;
“New Company” means the Company and any company formed as part of or pursuant to the Acquired Business Transfers or the Retained Business Wind Down or (where the context requires) as part of or pursuant to the Completed Restructuring;
“New Shareholder” has the meaning given to it in Clause 14.1;
“Non Defaulting Investors” has the meaning given to it in Clause 13.2.2;
“O Shares” means the O Shares in the capital of the Company, the rights of which are as set out in the Articles and which will be as set out in the New Articles, and which as at the date of this Agreement are owned by RBS, the State and Santander in the Consortium Proportions;
“Offer” means the offer which was made by the Company for all of the issued and to be issued shares in the capital of RBS Holdings (which at the time was named ABN AMRO Holding N.V.) as contemplated by the Original CSA;
“Original CSA” means the consortium and shareholders’ agreement originally dated 27 May 2007 (as supplemented and amended by the supplemental consortium and shareholders’ agreement dated 17 September 2007, the amendment agreement dated 26 August 2008 and the deed of accession dated 24 December 2008) which has been amended and restated by this Agreement;

“Overfunded Business” has the meaning given to it in Clause 13.6.1;
“Paraguayan Escrow Amount” means the US$753,891.98 currently held in an escrow account with HSBC in the name of RBS NV and which relates to the sale of the Paraguayan branch of RBS NV to Banco Regional S.A.;
“Paraguayan Tax Amounts” means any amounts which are received by RBS NV in respect of tax credits sold to Banco Regional S.A. as purchaser of the RBS NV Paraguayan branch;
“Permitted Disclosure” means any disclosure set out in Schedule 6;
“Proceeding” means any proceeding, suit or action arising out of or in connection with this Agreement or any other Transaction Document;
“Purchaser” means an Investor or any member of an Investor Group which that Investor nominates to be the company which is to acquire all or any part of any Acquired Business to be acquired pursuant to this Agreement by such Investor (or a member of its Group);
“R Shares” means the R Shares in the capital of the Company, the rights of which are set out in the Articles and will be as set out in the New Articles, and which owned by RBS;
“RBI” has the meaning given to it in Clause 5.3.3(i);
“RBS Acquired Businesses” means the Acquired Businesses, as set out in Part 2 of Schedule 1 which (i) have prior to the date of this Agreement been acquired by RBS, a member of its Group or a third party; (ii) RBS, a member of its Group or a third party will directly or indirectly acquire, or (iii) RBS will indirectly own through its ownership of the Company;
“RBS Acquired Companies” means the companies forming part of the RBS Acquired Business which RBS or a member of its Group (i) has acquired; (ii) has sold to a third party (including any sale by the RBS Holdings Group on behalf of RBS); (iii) will acquire directly or indirectly hereunder, or (iv) will indirectly acquire through its 100 per cent. ownership of the Company;
“RBS Holdings” means RBS Holdings N.V. (formerly named ABN AMRO Holding N.V.);
“RBS Holdings Accounts” means the audited consolidated accounts of the RBS Holdings Group for the year ended 31 December 2006;
“RBS Holdings Combined Group” means the RBS Holdings Group and any former subsidiaries or subsidiary undertakings of RBS Holdings which have been transferred directly or indirectly to the State or Santander pursuant to the Completed Restructuring and “RBS Holdings Combined Group Company” shall be construed accordingly;
“RBS Holdings Group” means RBS Holdings and its subsidiaries and subsidiary undertakings and “RBS Holdings Group Company” shall be construed accordingly;
“RBS NV” means The Royal Bank of Scotland N.V. (formerly ABN AMRO Bank N.V.);
“Regulators” means DNB, Bank of Spain, FSA and any other central bank or regulatory authority having the responsibility for regulatory oversight over any member of the RBS Holdings Group or an Investor;

“Residual Acquired Business” means any State Acquired Business or Santander Acquired Business which is part of the RBS Holdings Group as at 30 June 2011;
“Retained Business” means, as described in Part 3 of Schedule 1, the assets and Liabilities of RBS Holdings and each member of the RBS Holdings Group other than the assets and Liabilities which form part of the Acquired Businesses, including shares in the members of the Retained Group, but subject to such Liabilities as relate to such assets or undertakings;
“Retained Business Blue Book” means the monthly management financial information that is provided by RBS NV to Investors and relating to the Retained Business, to be provided in the form as provided for the month ended 28 February 2010 unless otherwise agreed by each of the Retained Business Representatives;
“Retained Business Deferred Tax Assets” means Tax Reliefs within Clause 5.3 and 5.4 of the Separation Tax Agreement which have been agreed by the parties as forming part of the Retained Business;
“Retained Business Net Funding Shortfall Proportion” has the meaning given to it in Clause 13.2.4;
“Retained Business Tier 2 Shortfall Proportion” has the meaning given to it in Clause 13.2.3;
“Retained Business Representatives” means the persons nominated pursuant to paragraph 14.1 of Schedule 2;
“Retained Business Wind Down” means the process of selling, winding down or liquidating all of the assets forming part of the Retained Business, the reduction of any unallocated costs forming part of the Retained Business to zero and the full satisfaction of all Liabilities forming part of the Retained Business, each as contemplated by Schedule 2;
“Retained Group” means the RBS Holdings Group, excluding the Acquired Companies;
“S Shares” means the S Shares in the capital of the Company, the rights of which are as set out in the Articles and which will be as set out in the New Articles, and which as at the date of this Agreement are owned by Santander;
“Santander Acquired Businesses” means the Acquired Businesses, as set out in Part 2 of Schedule 1, which (i) have prior to the date of this Agreement been acquired by Santander, a member of its Group or a third party; or (ii) Santander, a member of its Group will acquire directly or indirectly hereunder;
“Santander Acquired Companies” means the companies forming part of the Santander Acquired Business which Santander or a member of its Group (i) has acquired; (ii) has sold to a third party (including any sale by the RBS Holdings Group on behalf of Santander); or (iii) will directly or indirectly acquire hereunder;
“Santander Deferred Tax Assets” means Tax Reliefs in respect of Dutch corporate income tax within Clause 5.3 of the Separation Tax Agreement which have been agreed by the parties as forming part of the Santander Acquired Businesses;
“SEC” means the US Securities and Exchange Commission;
“Separation Tax Agreement” means the tax agreement dated on or around the date hereof between RBS, Santander, the State, the Company, RBS Holdings, RBS NV and ABN AMRO Bank relating to the allocation of certain tax liabilities related to the Dutch businesses and certain other matters in relation thereto;

“Shareholder” means a holder of Shares from time to time;
“Shares” means the F Shares, R Shares, S Shares, O Shares, L Shares and/or D Shares, as the context may require;
“Solution Agreement” means the solution agreement between ABN AMRO Bank and RBS NV dated 29 March 2010;
“State Acquired Businesses” means the Acquired Businesses, as set out in Part 2 of Schedule 1, which (i) have prior to the date of this Agreement been acquired by the State, a member of its Group or a third party; or (ii) the State, a member of its Group will acquire directly or indirectly hereunder;
“State Acquired Companies” means the companies forming part of the State Acquired Business which the State or a member of its Group (i) has acquired; (ii) has sold to a third party (including any sale by the RBS Holdings Group on behalf of the State); or (iii) will acquire directly or indirectly hereunder, ;
“State Deferred Tax Assets” means Tax Reliefs in respect of Dutch corporate income tax within Clause 5.4 of the Separation Tax Agreement which have been agreed by the parties as forming part of the State Acquired Businesses and Tax Reliefs in respect of any Tax in any other jurisdiction which are agreed between RBS and the State as forming part of the State Acquired Businesses;
“subsidiary” means a subsidiary as defined in section 1159 of the Companies Act;
“subsidiary undertaking” means a subsidiary undertaking as defined in section 1162 of the Companies Act;
“Super Board Majority” means in respect of a meeting of the Board or a committee of the Board held prior to the date of the Effective Notice, a decision agreed by at least one Director appointed by RBS, one Director appointed by Santander and one Director appointed by the State;
“Support” has the meaning given to it in Clause 13.4.1;
“Support Notification” has the meaning given to it in Clause 13.4.2;
“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;
“Tax Agreements” means the Separation Tax Agreement, the Tax Segregation Agreement and the other agreements relating to Tax entered into or to be entered into as referred to in Schedule 1 Part 9 some of which agreements may contain provisions relating to the Tax affairs of State Acquired Businesses which remain part of the RBS Holdings Group following the date of this Agreement;

“Tax Audit” means any audit or investigation of a similar nature carried out by a Tax Authority;
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Taxation;
“Tax Correspondence” means computations and returns relating to Taxation, claims, elections, surrenders, disclaimers, notices and consents for Taxation purposes and any correspondence with any Tax authority in relation thereto;
“Tax Dispute” means any contention by a Tax authority (including by way of the issuance of any assessment or correspondence) that a liability to Tax may arise or that a Tax Relief may not be available;
“Tax Documents” means claims, elections, surrenders, disclosures, notices and consents for Tax purposes;
“Tax Relief” includes any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against profits or Taxation and any right to repayment of Taxation;
“Tax Returns” means computations, returns and documents of a similar nature relating to any Tax;
“Tax Segregation Agreement” means the tax agreement dated on or around the date hereof between RBS, the State, ABN AMRO Bank, RBS NV, RBS Holdings and the Company relating to the allocation of certain tax assets and liabilities related to the segregation of the Dutch businesses and certain other matters in relation thereto;
“Tier 2 Shortfall” has the meaning given to it in Clause 13.2.3;
“Total Capital Ratio” has the meaning given to it in Clause 13.2.3;
“Transaction” means the Governance Amendments, the Acquired Business Transfers and the Retained Business Wind Down pursuant to this Agreement;
“Transaction Documents” means this Agreement, the Articles, the Tax Agreements, the Trade Mark Licenses, the Legal Demerger Agreement, the Litigation Management Agreement, the ID&J SPAs, the Cohabitation Agreements and any other agreements entered into pursuant to such Agreements;
“Transitional Plan” means the plan ordered by the Managing Board of RBS NV for (i) the reorganisation of the RBS Holdings Group to achieve the allocation of businesses as intended by the Investors, (ii) the Acquired Business Transfers and (iii) the Retained Business Wind Down;
“Transfer” means, in relation to any share, loan note or other security or any legal or beneficial interest in any share, to:
(a)	sell, assign, transfer or otherwise dispose of it;

(b)	create or permit to subsist any Encumbrance over it;
(c)	direct (by way of renunciation or otherwise) that another person should, or assign any right to, receive it;
(d)	enter into any agreement in respect of the votes or any other rights attached to the share other than by way of proxy for a particular shareholder meeting; or

(e)	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing,

and “Transferred”, “Transferor” and “Transferee” shall be construed accordingly;
“Transfer Conditions” means the conditions set out in paragraph 1 of Part 1 of Schedule 1, being the conditions precedent to the Acquired Business Transfers;
“Transfer Taxes” means stamp duties and taxes, stamp duty reserve tax, real estate transfer taxes, registration duties and taxes and duties of a similar nature payable in respect of a direct or indirect transfer of assets or shares;
“Undercapitalised or Underfunded Business” has the meaning given to it in Clause 13.4.1;
“Valuation Range” means the range for the fair market value of a business as determined in accordance with paragraph 13 of Schedule 2;
“Valuer” has the meaning given to it in paragraph 13 of Schedule 2;
“VAT” means within the European Community such tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and outside the European Community any tax levied by reference to added value or sales;
“Wider RBS Group” means, in relation to RBS, its holding companies, subsidiaries and subsidiary undertakings and subsidiaries or subsidiary undertakings of such holding companies from time to time; and
“Wrong Box Asset or Liability” means a Business Asset or Liability which is indentified in accordance with paragraph 7.3 of Part 1 of Schedule 1 by the parties at any time following the date of this Agreement but prior to 30 June 2011 as being owned by a member of the Retained Group but which is an asset or liability which is exclusively or principally used, and accounted for, by an Acquired Business (and accordingly should be an Acquired Business Asset) or which is so indentified as being owned by an Acquired Company acquired or to be acquired by one Investor but which is exclusively or principally used, and accounted for, by an Acquired Business of another Investor or by the Retained Business (and accordingly should be an asset of such Acquired Business or the Retained Business as the case may be) or which is newly identified and which prior to its identification had never been allocated to or accounted for by an Acquired Business or the Retained Business.
1.2	Interpretation
In this Agreement, save where the context otherwise requires:
1.2.1	the singular includes the plural and vice versa and reference to any gender includes a reference to all other genders;

1.2.2	headings and the use of bold typeface shall be ignored;
1.2.3
references to any enactment shall include references to such enactment as it may, after the date of this Agreement, from time to time be amended, supplemented or re-enacted save where any amendment or modification to such enactment increases any liability under this Agreement or imposes obligations which are additional hereto;

1.2.4	unless otherwise expressly provided, expressions defined in the Companies Act have the meanings there given to them;
1.2.5
a reference to a “party” is to a party to this Agreement for the time being and a reference to the “parties” is, unless otherwise stated to the contrary, a reference to all parties to this Agreement for the time being;

1.2.6	“including” and similar expressions are not to be construed as words of limitation;
1.2.7	references to times of the day are to London time (unless otherwise specified);
1.2.8	a person shall be deemed to be connected with another if that person is connected with another within the meaning of Section 839 ICTA 1988;
1.2.9	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;
1.2.10
any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and a reference to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

1.2.11
a specific Transaction Document is a reference to that document as amended, varied, novated, supplemented or replaced from time to time (other than in breach of the provisions of this Agreement) or the relevant Transaction Document;

1.2.12	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of the Investors and the Company;
1.2.13	in this Agreement, the terms “Group”, “holding company” and other terms of similar import, when used in connection with the State, shall be construed as if the State were a company;
1.2.14
for the purposes of this Agreement, De Nederlandsche Bank and the Dutch tax authorities do not form part of the State. Accordingly, obligations assumed by the State in this Agreement are not also assumed by De Nederlandsche Bank and/or the Dutch tax authorities. In addition, where the State undertakes a procurement obligation, such obligation does not imply a requirement to cause De Nederlandsche Bank or the Dutch tax authorities to take, or omit to take, any particular action, and requires the State to use only its powers as shareholder in the Company and not its legislative or other powers; and

1.2.15
any reference in this Agreement to RBS as an Investor acquiring an RBS Acquired Business shall include RBS acquiring ownership of that Acquired Business by becoming the sole shareholder of the Company as contemplated by Clause 4.

1.3
The Schedules are part of this Agreement and shall have effect accordingly, and terms defined therein and not in the main body of this Agreement shall have the meanings given to them in such Schedules.

1.4	References to this Agreement are to this Agreement as varied or supplemented from time to time.

2	Restatement
This Agreement amends and restates the Original CSA with effect from the date hereof in accordance with the terms of this Agreement. Unless otherwise stated herein, the amendment and restatement of the Original CSA shall be without prejudice to any rights or obligations accrued or incurred by any of the parties prior to the date of this Agreement.
3	Conditions and Effectiveness

3.1	Regulatory Approvals for Governance Amendments
The parties shall cooperate and consult together to the extent necessary in seeking the Governance Clearances and shall use their respective reasonable endeavours to ensure that the Governance Clearances are obtained and/or made so as to enable the Governance Amendments to be implemented as soon as reasonably practicable following the date of this Agreement. In such connection, each of the Investors will:
3.1.1
promptly provide each other Investor and the Company with such information (which shall be complete and accurate in all material respects) as is required to complete any application for a Governance Clearance or to make any necessary filing in connection with the Governance Amendments (such information to be provided on a confidential basis and on a lawyer to lawyer basis if necessary);

3.1.2	ensure by sharing required information that all applications for Governance Clearances and all necessary filings are made on a consistent basis;
3.1.3
cooperate in responding to any enquiries made by any relevant government, anti-trust, tax or regulatory authority or any relevant stock exchange or listing authority, in particular so as to ensure that such responses are made on a consistent basis; and

3.1.4	notify the other Investors and the Company as soon each Governance Clearance is obtained.
No Investor shall be required to share or otherwise provide information to the other Investors that it reasonably believes is competitively sensitive or proprietary but such information shall if relevant for any Governance Clearance be supplied to the relevant authority on a confidential basis.
The parties agree that RBS shall be responsible for managing the process of seeking the Governance Clearances and that all costs incurred in relation to obtaining the Governance Clearances shall be borne by the Company and shall be borne indirectly by the Investors in the Consortium Proportions.
3.2	Notification of all Governance Clearances
3.2.1
Immediately following receipt of all Governance Clearances set out in Part A of Schedule 7, RBS shall be entitled to serve written notice on the other Investors and the Company that all necessary Governance Clearances have been received (or waived in accordance with Clause 3.2.2) (the “Effective Notice”) and the Governance Amendments shall take effect with effect from the date of such notice.

3.2.2	If each of the Investors agrees, any Governance Clearance that is required as a condition to implementing the Governance Amendments may be waived by the Investors.

4	Share Capital of the Company

4.1	Initial alterations of the share capital of the Company
4.1.1	The parties agree that, conditional only on the issue of the Effective Notice in accordance with Clause 3.2.1, their intention is to amend and reduce the share capital of the Company such that:
(i)	Santander owns 100 S Shares;

(ii)	the State owns 100 F Shares;
(iii)	the number of O Shares in issue is the minimum required to ensure that the Investors hold the O Shares in the Consortium Proportions; and

(iv)	the L Shares are reclassified as R Shares.
4.1.2	The parties agree that RBS will continue to own the R Shares.
4.1.3
To achieve the objective set out in Clause 4.1.1, each of the Investors and the Company severally agree to take such actions and execute such documents as are reasonably necessary to cancel such number of F Shares and S Shares as would result in Santander owning 100 S Shares and the State owning 100 F Shares and such number of O Shares such that the remaining number of O Shares in issue would be the minimum required to ensure that the Investors hold O Shares in the Consortium Proportions, including without limitation:

(i)	passing a resolution of the Shareholders to cancel all the F Shares save for 100 F Shares and all the S Shares save for 100 S Shares;
(ii)	passing a resolution of the holders of the F Shares approving the proposed cancellation of the F Shares as contemplated by Clause 4.1.1(ii) above;
(iii)	passing a resolution of the holders of the S Shares approving the proposed cancellation of the S Shares as contemplated by Clause 4.1.1(i) above;
(iv)
passing a resolution of the Shareholders to cancel such number of the O Shares such that, following the cancellation, RBS will hold 382,780 O Shares, Santander will hold 279,117 O Shares and the State will hold 338,103 O Shares;

(v)	passing a resolution of the holders of the O Shares approving the proposed cancellation of the O Shares as contemplated by Clause 4.1.1(iii) above;
(vi)	passing a resolution of the shareholders to adopt the New Articles, including a re-classification of the L Shares as R Shares;
(vii)	filing each of the resolutions referred to in (i) to (vi) above with the Dutch Trade Register, to the extent required under Dutch law; and
(viii)	announcing the proposed cancellations of F Shares, S Shares and O Shares in a Dutch national newspaper.

4.1.4
For the avoidance of doubt, the parties hereby confirm that Santander is and remains entitled to the contribution of EUR138,345,000 effected by Santander on or around 31 March 2010 — as share premium O and in payment of the nominal value of EUR 0.01 of one new O share issued to Santander — in order to maintain the minimum equity that Santander is required to leave in RBS NV to fund (its part of) the Retained Business. Such part of this amount will not be repaid to Santander upon the cancellation of a number of its O shares referred to in this Clause as is, at the time of such cancellation, required for funding of Santander’s part of the Retained Business. To the extent required and unless otherwise agreed, RBS and the State waive any rights to (the amount of) such contribution for the purposes of this Clause 4.1.

4.1.5
The Investors and the Company agree that any resolutions passed pursuant to Clause 4.1.3 shall be conditional upon obtaining the Governance Clearances set out in Part A of Schedule 7 and that any cancellation proposed pursuant to Clause 4.1.3 shall not become effective until the New Articles become effective.

4.2	Adoption of the New Articles
4.2.1
Following the date of this Agreement the parties shall negotiate in good faith and use all reasonable endeavours to agree the form of the New Articles such that they reflect the terms of this Agreement.

4.2.2
The parties agree that the New Articles shall be substantially the same as the Articles save for any amendments as are necessary to reflect the terms of this Agreement, in particular Clauses 4 and 7. The parties agree that Santander and the State shall under the New Articles continue to have rights afforded to them pursuant to article 27.3 of the Articles.

4.2.3
The Investors shall procure that all Shareholders adopt a written resolution to amend the Articles and execute a deed of amendment of the Articles before a Dutch civil law notary, implementing the agreed form of the New Articles conditional only upon RBS serving the Effective Notice. Such written resolution shall include a power of attorney to employees of that Dutch civil law notary to have the deed of amendment of the New Articles executed. On the date that Effective Notice is served, the Investors shall take such action (including filing any documents with the Dutch Trade Register) as is necessary to give effect to the New Articles.

4.3	Subsequent alterations of the share capital of the Company
4.3.1
The Investors have agreed that, as soon as reasonably practicable following completion of the Acquired Business Transfers (excluding any transfer or use of or payment for any Deferred Tax Assets) and the Retained Business Wind Down (excluding any transfer or use of or payment for any Retained Business Deferred Tax Assets) (the “Final Completion Date”), RBS will become the sole owner of the Company, RBS Holdings and RBS NV.

4.3.2
Accordingly, and subject to applicable law and regulation (including obtaining all necessary anti-trust and regulatory approvals), the parties agree as soon as reasonably practicable following the Final Completion Date to take such actions and execute such documents as are necessary to:

(i)	cancel or have the Company repurchase or to transfer the S Shares, the F Shares and the O Shares; or
(ii)	otherwise ensure that RBS is the sole shareholder of the Company,

provided that (i) if O Shares are repurchased or cancelled, each Investor shall have its Consortium Proportion of O Shares cancelled or repurchased and (ii) the parties shall negotiate in good faith to agree a process which is as efficient for all parties and the RBS Holdings Group as is reasonably practicable from a Tax, regulatory, financial and timing perspective, taking into account (in the case of Tax) the principles in Part 9 of Schedule 1. If agreement cannot be reached under this Clause 4.3.2, the matter shall be resolved by the respective Chief Financial Officers of the Investors (which shall be the Minister of Finance in the case of the State) (or such persons as they each may nominate).
4.3.3	Notwithstanding Clause 4.3.2, the parties agree that if prior to the Final Completion Date:
(i)
the State Acquired Businesses (excluding for this purpose any State Deferred Tax Assets) have been transferred in accordance with this Agreement, if so requested by RBS and subject to any anti-trust or other regulatory approvals, as soon as reasonably practicable after such transfer the parties shall take such steps as are necessary to remove the F Shares from the capital of the Company, by cancellation or otherwise, or to transfer for nil consideration such Shares to the Company or RBS;

(ii)
the Santander Acquired Businesses have been transferred in accordance with this Agreement, if so requested by RBS and subject to any anti-trust or other regulatory approvals, as soon as reasonably practicable after such transfer the parties shall take such steps as are necessary to remove the S Shares from the capital of the Company, by cancellation or otherwise, or to transfer for nil consideration such Shares to the Company or RBS; or

(iii)
the Retained Business Wind Down has been completed (excluding for this purpose any use or transfer of or payment for any Retained Business Deferred Tax Assets), if so requested by RBS and subject to any anti-trust or other regulatory approvals, as soon as reasonably practicable after such completion the parties shall take such steps as are necessary to remove the O Shares from the capital of the Company, by cancellation or otherwise, or to transfer for nil consideration such Shares to the Company or RBS.

4.3.4
Without prejudice to Clause 5.3.1 and paragraphs 10.1.1 and 10.2 of Schedule 2, the cancellation or repurchase of the S Shares, F Shares and O Shares or the removal of such Shares from the capital of the Company as referred to in Clauses 4.3.2 and 4.3.3 shall be effected for no consideration or, to the extent applicable, for no consideration other than for any amounts due to the relevant holders of such Shares in respect of their entitlement to any part of the State Acquired Business, the Santander Acquired Business or the Retained Business and taking into account Clause 4.1.4.

4.3.5
The cancellation or repurchase of S Shares, F Shares and O Shares or the removal of such Shares from the capital of the Company as referred to in Clauses 4.3.2 and 4.3.3 shall be without prejudice to Clause 5.3.5.

4.4	No Opposition
Each of the Investors severally undertakes that it shall not exercise its rights as a shareholder or creditor of the Company or through its nominee directors of the Company to prevent any Investor or the Company from exercising its rights to enforce the obligations of the Investors and/or the Company to alter the share capital of the Company as set out in this Agreement. Notwithstanding any other provision of this Agreement or any agreement or document to be entered into in connection with it, the parties agree that: (i) upon RBS issuing the Effective Notice in accordance with Clause 3.2.1 their respective obligations under Clauses 4.1 and 4.2 shall be unconditional and irrevocable; and (ii) from the Final Completion Date their respective obligations under Clause 4.3 shall be unconditional (subject to any anti-trust, regulatory or other approvals that are required) and irrevocable.
5	Acquired Business Transfers

5.1	Acquired Business Transfers Terms and Intentions
5.1.1
This Clause 5 and Schedule 1 set out the principles and terms on which those Acquired Businesses which have not already been transferred to the relevant Investor are proposed to be acquired from the RBS Holdings Group directly or indirectly by Santander and the State or members of their respective Groups. The parties acknowledge that the overriding principle of this Agreement and the basis on which the shareholdings in the Company of each Investor have been determined is that each Investor shall acquire the assets and Liabilities attributable to its Acquired Businesses as described in Part 2 of Schedule 1. The provisions of this Agreement shall be construed in accordance with this overriding principle.

5.1.2
The parties agree that as of the date of this Agreement the following businesses have been identified as State Acquired Businesses which shall transfer to ABN AMRO (as the entity nominated by the State to be the transferee of the relevant State Acquired Businesses) in accordance with this Agreement and the ID&J SPAs (provided that where there is an inconsistency between this Agreement and the relevant ID&J SPA, the relevant ID&J SPA shall prevail) as soon as reasonably practicable following the date of this Agreement, taking into account the intention to maximise the efficiency of the Acquired Business Transfers from a Tax, regulatory, human resources, financial and operational point of view, while minimising the impact on any other Investor or its Acquired Business or the Retained Group, as well as with the aim to maximise so far as reasonably practicable value to each Investor and its shareholders:

(i)	the international diamond and jewellery business in India which forms part of BU Private Clients (“ID&J India”);
(ii)	the international diamond and jewellery business in Hong Kong which forms part of BU Private Clients;
(iii)	the international diamond and jewellery business in Japan which forms part of BU Private Clients; and
(iv)	the international diamond and jewellery business in United Arab Emirates which forms part of BU Private Clients.

5.1.3
In addition to those assets and liabilities set out at clause 5.1.2, the parties have agreed that the assets and liabilities set out in Schedule 8 are assets and liabilities forming part of the State Acquired Business. The parties have agreed that in relation to each of these assets and liabilities the actions set out in Schedule 8 shall be taken with a view to transferring such assets and liabilities to the State (or a member of its Group) prior to 30 June 2011 and that the assets and liabilities shall remain within RBS NV until the relevant Completion on the basis set out in Schedule 8. The parties have also agreed that if such transfers do not take place prior to 30 June 2011, the actions set out in column 5 of Schedule 8 shall be taken in relation to such assets and liabilities. The parties agree that as at the date of this Agreement the assets of the RBS Holdings Group which have been identified as assets forming part of the State Acquired Businesses include the State Deferred Tax Assets. The parties acknowledge that ABN AMRO Bank shall receive payments in respect thereof in accordance with Clause 5 of the Separation Tax Agreement (or the equivalent provisions of any other applicable Tax Agreement in the case of Tax Reliefs other than Tax Reliefs in respect of Dutch corporate income tax).

5.1.4
Subject to 5.1.2, pursuant to the Legal Demerger Agreement, RBS NV, ABN AMRO Bank and RBS Holdings have agreed that certain specified State Acquired Businesses (referred to in the Legal Demerger Agreement as the “Identified Non-Transferring Assets and Liabilities”) will transfer to ABN AMRO Bank in accordance with Clause 5.9 of the Legal Demerger Agreement. Such transfers will take place in accordance in with the terms of the Legal Demerger Agreement and the principles set out in this Agreement (in particular this Clause 5 and Schedule 1), provided that prior to 30 June 2011 to the extent that there is any inconsistency between the terms of this Agreement and the Legal Demerger Agreement, the terms of the Legal Demerger Agreement shall prevail.

5.1.5	The parties agree that as of the date of this Agreement the following assets of RBS Holding Group have been identified as assets forming part of the Santander Acquired Businesses:
(i)	the Santander Deferred Tax Assets, in respect of which the parties acknowledge Santander shall receive payment in accordance with Clause 5 of the Separation Tax Agreement;

(ii)	the Paraguayan Escrow Amount; and

(iii)	the Paraguayan Tax Amounts.
5.1.6
The parties agree that the client relationship and loans made to Amsterdam Office B.V., which as at the date of this Agreement are owned by ABN AMRO Bank, will be transferred to RBS NV pending receipt of the requisite client consents and agreement between RBS NV and ABN AMRO as to the level of compensation payable to RBS NV if losses arise in relation to such loans. The parties agree that the transfer is expected to take place by 30 June 2010.

5.1.7
The parties acknowledge and agree that they will negotiate in good faith, and will use commercially reasonable efforts to apply the principles set out in this Agreement (and in particular this Clause 5.1), to resolve all issues between them arising out of or in connection with the Acquired Business Transfers.

5.1.8
The intention of the parties is that the acquisition by the individual Investors or members of their respective Groups of the Acquired Businesses (which have not already been acquired) should be implemented in a manner that is:

(i)	consistent with the principles set out in Schedule 1; and
(ii)
as efficient for all parties and the RBS Holdings Group as is reasonably practicable from a Tax, regulatory, human resources, financial and operational point of view taking into account (in the case of Tax) the principles in Part 9 of Schedule 1.

5.2	Definitive Documents for the Acquired Business Transfers
Pursuant to the agreement, acknowledgments and intentions set out in or contemplated by Clause 5.1, the applicable parties shall:
5.2.1	as soon as reasonably practicable after the date of this Agreement and subject to Clause 5.3 below, negotiate in good faith to finalise definitive agreements for:
(i)	the Acquired Business Transfers;
(ii)
(to the extent not already agreed by the parties) the provision of transitional or ongoing services between all or any of the Acquired Businesses and the Retained Business or between two or more Acquired Businesses (including, without limitation, information technology, operations and infrastructure support services) which are reasonably necessary to conduct the Acquired Businesses and the Retained Business on terms and in a manner which is in accordance with Clause 5.5 and Schedule 1;

(iii)
if so required, the allocation of Taxes and Tax Relief and dealing with Tax Correspondence and Tax Disputes, as provided for in Part 9 of Schedule 1, to the extent not already finalised prior to the date of this Agreement or otherwise agreed by the parties; and

(iv)	the implementation of such other matters as the parties consider appropriate, in each case on terms which are consistent with the intention and principles set out in this Clause 5 and Schedule 1.
5.3	Failure to complete the Acquired Business Transfers
5.3.1	If any Acquired Business Transfer has not been completed by 30 June 2011, RBS shall have the right at its discretion:
(i)
by written notice to the relevant Investor, to deem that the Transfer Conditions in relation to any Residual Acquired Business cannot be satisfied such that paragraph 1.4.1 of Schedule 1 Part 1 shall apply to that Residual Acquired Business(es); or

(ii)
subject to payment to the State and/or Santander (as the case may be) of the fair market value of the relevant businesses (as determined below), to determine that any Residual Acquired Businesses shall not be acquired by the State or Santander (as the case may be) but shall be acquired by the Wider RBS Group (either by reallocating such businesses as RBS Acquired Businesses, save for the purposes of paragraph 7.1 of Schedule 1 of this Agreement, or by purchasing such businesses, in each case for consideration which is greater than or equal to the lowest point of the Valuation Range as determined by the Valuer in accordance with the principles set out in paragraph 13 of Schedule 2 mutatis mutandis. RBS may only acquire a Residual Acquired Business of the State for a consideration of less than the lowest point of the Valuation Range with the consent of the State. RBS may only acquire a Residual Acquired Business of Santander for a consideration of less than the lowest point of the Valuation Range with the consent of Santander.

5.3.2
If RBS exercises its rights under Clause 5.3.1, for the purposes of Clause 4.3.1 the completion of the Acquired Business Transfers shall be the date that the final Residual Acquired Business is sold in accordance with paragraph 1.4 of Schedule 1 Part 1 or allocated to or purchased by RBS (or a member of the Wider RBS Group) in accordance with Clause 5.3.1(ii).

5.3.3	Notwithstanding Clause 5.3.1, in relation to ID&J India, if:
(i)
on or immediately prior to 30 June 2011 the State produces to RBS written evidence from the Reserve Bank of India (the “RBI”) confirming that the RBI is considering the licence application(s) made by ABN AMRO Bank in respect of the transfer of ID&J India; or

(ii)
the RBI has on or shortly prior to 30 June 2011 confirmed in a meeting with RBS NV and ABN AMRO Bank that it is considering the licence application(s) made by ABN AMRO Bank in respect of the transfer of ID&J India, the time period for transfer of ID&J India shall be extended to the earlier of (i) 30 June 2012 or (ii) the date that the RBI informs ABN AMRO Bank, the Company, RBS NV or any Investor that it will not grant the requisite licence(s). If the requisite licence(s) is granted prior to 30 June 2012, the timeframe for the transfer of ID&J India shall be extended by RBS to permit the transfer to the State or a member of its Group provided that the Completion must take place prior to 31 December 2012. If on or immediately prior to 30 June 2012 the RBI has not granted the requisite licence(s) but has confirmed in writing to ABN AMRO Bank (as evidenced by ABN AMRO Bank to RBS NV) that it will do so within six months, RBS shall grant a further extension to ABN AMRO Bank to 31 December 2012. If any extension is granted in accordance with this Clause 5.3.3, the provisions of Clause 5.3.1 shall not apply to ID&J India until the end of the time period granted by RBS in accordance with this Clause. Any extension granted pursuant to this Clause 5.3.3 in relation to ID&J India shall not affect the rights of RBS under Clause 5.3.1 in relation to any other Residual Acquired Business.
5.3.4	If the Transfer of ID&J India has not taken place by the end of the time period set by RBS in accordance with the Clause 5.3.3, Clause 5.3.1 shall apply to ID&J India mutatis mutandis.
5.3.5
Notwithstanding Clauses 5.3.1 and 5.3.2, the parties acknowledge that pursuant to the provisions of Clause 5 of the Separation Tax Agreement (and/or, in the case of the State, the equivalent provisions of any other applicable Tax Agreement), Santander and/or ABN AMRO Bank may not have become entitled to receive payment in respect of all or part of the relevant Deferred Tax Assets by 30 June 2011 (or in the case of ID&J India, 30 June 2012 or 31 December 2012 as applicable). The parties also acknowledge that the Tax affairs of members of the RBS Holdings Group in respect of periods covered by a Tax Agreement or by Part 9 of Schedule 1 to this Agreement may not be finalised by 30 June 2011 (or in the case of ID&J India, 30 June 2012 or 31 December 2012 as applicable) such that certain Tax-related Liabilities attributable to a State Acquired Business or a Santander Acquired Business may remain in the relevant member of the RBS Holdings Group after 30 June 2011 (or in the case of ID&J India, 30 June 2012 or 31 December 2012 as applicable). The parties therefore acknowledge that completion may not have occurred in relation to such Assets and Liabilities attributable to the State Acquired Businesses and Santander Acquired Businesses by 30 June 2011 (or in the case of ID&J India, 30 June 2012 or 31 December 2012 as applicable) and the provisions of the Tax Agreements and Part 9 of Schedule 1 to this Agreement may remain in force in respect of such Assets and Liabilities after 30 June 2011 (or in the case of ID&J India, 30 June 2012 or 31 December 2012 as applicable). For the avoidance of doubt, the fact that any Deferred Tax Assets may not have been utilised prior to 30 June 2011 (or in the case of ID&J India, 30 June 2012 or 31 December 2012 as applicable) shall not prevent the Final Completion Date from occurring for the purpose of Clause 4.3.
5.3.6
Notwithstanding Clause 5.3.1, in respect any intellectual property which has been allocated by the Investors to an Acquired Business and for which an assignment of such Intellectual Property has been signed prior to 30 June 2011, the provisions of Clause 5.3.1 shall not apply to such intellectual property (the “Assigned IP”). The Assigned IP shall transfer to the relevant Investor (or member of its Group, or in the case of RBS, the Wider RBS Group) in accordance with the relevant assignment.

5.4	Accounting between the Parties
The parties acknowledge that the operation of this Clause 5 and Schedule 1 may lead to a number of adjustments and payments between the parties which, in the absence of agreement between the Investors, shall be determined in accordance with Clause 9. The parties will put in place reasonable arrangements to record such adjustments and the liability to make such payments on the basis that, in order to avoid numerous de minimis matters having to be dealt with, the Investors will settle such Liabilities between themselves on a monthly basis (unless otherwise agreed). Paragraph 1.1.8 of Schedule 1 Part 9 shall apply as regards the manner of making such payments and adjustments.
5.5	Intra Group Arrangements
5.5.1
Subject to Clause 5.5.2, if following the date of this Agreement any Acquired Company or any of the Acquired Businesses to be acquired by any one Investor (or a member of its Group) is found to be using any assets, facilities or services (including the management and allocation of credit default swaps and other derivatives exposure) of any member of the Retained Group or any Acquired Company or Acquired Business to be acquired by any other Investor (or a member of its Group) or if any member of the Retained Group uses any assets, facilities or services (including as aforesaid) of any Acquired Company or Acquired Business the Investors shall, and the Company shall procure that the Retained Group shall use their respective reasonable endeavours to procure that such arrangements are continued on the same basis as prevailing at the time the need for further arrangements is identified (or otherwise on such terms as the Investors agree) to the extent necessary to enable the relevant companies or businesses using such assets, facilities or services (including as aforesaid) to carry on their business in the manner in which it is carried on at the time that the need for further arrangements contemplated by this Clause 5.5 is identified.

5.5.2
Save with the written consent of all parties, no arrangement may be entered into pursuant to Clause 5.5.1 if to do so would be inconsistent with intra group arrangements that have as at the date of this document been agreed by the parties.

5.6	Allocation of Capital
For the avoidance of doubt and notwithstanding Clause 2, the parties agree that all discussion and agreements on the allocation of capital of the RBS Holdings Group have been completed and recorded in the term sheet and covering letter agreed by the respective Chief Financial Officers of the Investors on 28 September 2009 in Appendix 7 of the document entitled “ABN AMRO Restructuring: Agreed Package of Solutions for pre-NL Demerger Filing Issues” (the “4.95 Term Sheet” as set out in Schedule 10 to this Agreement). Accordingly, the provisions of Part 11 of Schedule 3 of the Original CSA shall terminate and shall have no further effect in accordance with the 4.95 Term Sheet. Once so terminated no party shall have any claim under those provisions, whether such claim purportedly relates to events prior to or following the date of this Agreement.
6	The Retained Group
Each of the parties agrees that, with respect to the Retained Group and the Retained Business, the terms of Schedule 2 shall apply.
7	Governance

7.1	Appointment of Directors of the Company prior to the Effective Notice
7.1.1
Until the New Articles become effective in accordance with Clause 4.2, the Board shall comprise four Directors, who shall, subject to Clause 7.7, be nominated for appointment by the Investors as follows:

(i)	RBS — two Directors (including the Chairman);

(ii)	Santander — one Director; and

(iii)	the State — one Director.
7.1.2
Until the New Articles become effective in accordance with Clause 4.2, any Director may be proposed for appointment, suspension or removal by the relevant Investor by written notice served on the Company and the other Investors. In such event, the Investors and the Company shall promptly take such steps as may be necessary to effect any such appointment, suspension or removal, including but not limited to procuring that all Shareholders shall (i) exercise their voting rights in a general meeting of Shareholders of the Company or adopt a resolution in writing to appoint, suspend or remove the relevant Investor Director and (ii) abstain from exercising their voting rights in the general meeting of Shareholders of the Company or adopt a resolution in writing in respect of the appointment, suspension or removal of an Investor Director other than in accordance with a proposal to that effect in accordance with this Clause 7 by the relevant Investor.

7.1.3
A Director may appoint another Director as his proxy for any specified meeting of the Board. In the case of the Directors appointed by the State and Santander, such proxy shall not be resident for Tax purposes in the United Kingdom. Such proxy may attend the specified meeting and exercise the votes of the Director who has appointed him and such appointing Director may direct his replacement on how to exercise such votes.

7.1.4	The parties agree that:
(i)	no Director appointed upon nomination of the State shall be resident for Tax purposes in the United Kingdom; and
(ii)	no Director appointed upon nomination of Santander shall be resident for Tax purposes in the United Kingdom.
7.1.5
Until the New Articles become effective in accordance with Clause 4.2, the parties agree that, subject always to the need to comply with all applicable legal and regulatory requirements and with the fiduciary obligations of each Director and of the Board of the Company, unless otherwise provided in this Agreement, Board decisions shall be taken by majority vote and so as to be consistent with the provisions of this Agreement.

7.2	Appointment of Directors of the Company following the Effective Notice
7.2.1	From the time that the New Articles become effective, the Board shall comprise such number of Directors as may be determined by RBS, who shall each be nominated for appointment by RBS.
7.2.2
The Investors and the Company shall promptly take such steps as may be necessary to effect any appointment, suspension or removal of a Director required in order to implement Clause 7.2.1, including but not limited to procuring that all Shareholders shall exercise their voting rights in a general meeting of Shareholders of the Company or adopt a resolution in writing to appoint any persons nominated for appointment by RBS or to suspend or remove any Director appointed upon nomination by the State or Santander. A Director appointed upon nomination of the State or Santander that is removed shall be granted a release from liability for his management of the Company both upon removal and upon adoption of the annual accounts of the financial year during which the removal occurred, insofar as the exercise of his duties is reflected in the financial statements which have been made available to the general meeting or otherwise disclosed to the general meeting, unless release from liability cannot reasonably be expected to be granted for reasons of improper exercise of duties.

7.2.3
From the time that RBS provides the Effective Notice in accordance with Clause 3.2, the parties agree that, subject to Clause 7.7, RBS shall in its absolute discretion determine the governance policies and practices of the Company and the RBS Holdings Group.

7.3	Appointment of the Chairman
The Chairman shall be appointed by RBS from amongst the Directors appointed by RBS. The Chairman shall have a casting vote.
7.4	Agreements in relation the Acquired Businesses
7.4.1
Pursuant to the Cohabitation Agreements and ID&J SPAs, RBS NV and ABN AMRO Bank have agreed certain matters in relation to the State Acquired Businesses set out in Clause 5.1.2 that are owned by RBS NV at the date of this Agreement until such time as they are transferred to the State (or such member of the State’s Group as is nominated by the State). RBS and the State agree to take such action as is required to give effect to the Cohabitation Agreements and ID&J SPAs in relation to the operation of such State Acquired Businesses. Upon the reasonable request by RBS and the State, Santander shall take such action is required to give effect to the Cohabitation Agreements and ID&J SPAs in relation to the management of such State Acquired Business.

7.4.2
Pursuant to the Legal Demerger Agreement, RBS NV and ABN AMRO Bank have agreed certain matters in relation to the State Acquired Businesses that are identified prior to or following the date of this Agreement until such time as they are transferred to the State (or such member of the State’s Group as is nominated by the State), such businesses being referred to in the Legal Demerger Agreement as “Non-Transferring Assets and Liabilities”. RBS and the State agree to take such action as is required to give effect to the Legal Demerger Agreement in relation to the operation of such State Acquired Businesses. Upon the reasonable request by RBS and the State, Santander shall take such action as is required to give effect to the Legal Demerger Agreement in relation to the management of such State Acquired Businesses.

7.4.3
RBS and the State have agreed that ID&J India shall be governed in accordance with Schedule 11. RBS shall take such action as is required to procure that RBS NV shall adhere to the provisions of Schedule 11.

7.4.4
Subject to Clause 5.3, the parties agree that any State Acquired Businesses and any Santander Acquired Businesses may only be sold by RBS NV if the prior written consent of the State or Santander, respectively, is provided to RBS.

7.5	Regulation of Board Meetings
7.5.1
Until the New Articles become effective in accordance with Clause 4.2, Board meetings of the Company shall be conducted in accordance with the provisions in Part A and Part C of Schedule 3 and other matters relating to the Board shall be regulated in accordance with Part D of Schedule 3.

7.5.2
From the time that the New Articles become effective, subject only to Clause 7.7, RBS shall in its absolute discretion determine the conduct of Board meetings of the Company and Parts A, C and D of Schedule 3 shall have no effect in relation to Board meetings of the Company.

7.5.3
Until the New Articles become effective in accordance with Clause 4.2, the Company undertakes for the benefit of each Investor that none of the Board Reserved Matters shall be carried out without the approval of the Super Board Majority. Following the date of the Effective Notice, the Board Reserved Matters and Super Board Majority shall have no effect for the purposes of this Agreement.

7.6	Regulation of Shareholder Meetings
General meetings shall be conducted in accordance with the provisions in Part B and Part C of Schedule 3.
7.7	Tax Matters
The Investors agree that they will use all reasonable endeavours to ensure that the Company is resident for Tax purposes in the Netherlands and not in any other jurisdiction.
7.8	Conduct of Directors
Each Investor shall procure that the Directors nominated by it shall act in accordance and in a manner consistent with the terms of this Agreement (subject only to them not being in breach of their fiduciary duties as a result), including but not limited to exercising their voting rights in meetings of the Board or otherwise.

7.9	Voting Trust
The parties shall procure that the Shareholders shall at all times exercise their voting rights in the general meeting of Shareholders of the Company so as to ensure, or shall otherwise procure, that full effect is given to the terms of this Agreement.
7.10	Accounting Policies
The accounting policies of the Company and its Group for use in the Company’s own accounts and in its Group consolidated accounts shall be determined by the Board.
7.11 Waiver of certain rights
7.11.1	RBS hereby unconditionally and irrevocably waives any and all of its rights as shareholder of the Company to initiate:
(i)
statutory squeeze out procedures pursuant to Section 2:201a of the Dutch civil code against the State and Santander for the purpose of obtaining 100% of the issued and outstanding shares in the capital of the Company; and

(ii)
statutory dispute settlement proceedings pursuant to Section 2:336 of the Dutch civil code against the State and/or Santander for the purpose of requesting that the State and/or Santander transfer their Shares to RBS.

7.11.2
In addition, each of RBS, the State and Santander hereby unconditionally and irrevocably vis-a-vis each other waive any and all of their rights to initiate statutory dispute settlement proceedings pursuant to Section 2:343 of the Dutch civil code against each other for the purpose of requesting that their Shares are taken over by one or both of the other Shareholders.

8	Termination
Save as specified in this Agreement, this Agreement shall terminate only:
(i)	with the unanimous written consent of the Investors;
(ii)
with respect to Santander with immediate effect without notice if all the S Shares and O Shares held by Santander are cancelled, repurchased, acquired by RBS (or a member of its Group) or otherwise such that Santander no longer holds any Shares;

(iii)
with respect to the State with immediate effect without notice if all the F Shares and O Shares held by the State are cancelled, repurchased, acquired by RBS (or a member of its Group) or otherwise such that the State no longer holds any Shares; or

(iv)	with immediate effect without notice if all of the Shares are legally owned by one Investor or members of its Group.

The following provisions of this Agreement shall survive termination of this Agreement: Clause 1, Clause 2, Clause 11 (but only to the extent required by Investors for their regulatory compliance, tax and other legal requirements relating to (i) the Financial Year in which this Agreement is terminated or (ii) the Financial Year prior to the Financial Year in which this Agreement is terminated), Clauses 18 to 22 and paragraph 7 of Part 1 of Schedule 1 and Part 9 of Schedule 1 (save to the extent otherwise agreed). The provisions of the Tax Agreements shall also survive termination of this Agreement save to the extent otherwise agreed. Termination shall not affect a party’s rights and obligations which have accrued as at the date of such termination.
9	Determinations
9.1
Any matter which this Agreement expressly states shall be determined in accordance with this Clause 9 shall first be referred for agreement to the Chief Executive of each Investor (or such persons as they may nominate for the purpose). If agreement is not reached within 40 Business Days of such referral the matter will, on the application of any Investor, be determined by the Independent Accountants or, in the case of any dispute relating to Schedule 1 Part 9, by independent tax advisers. For the purposes of this Agreement, the Independent Accountants shall be a firm of independent chartered accountants of international repute, selected as soon as reasonably practicable by a unanimous decision of the Investors (acting reasonably and without delay) for the purposes of this Clause 9, or failing such agreement within 10 Business Days, nominated on the application of any Investor by the President for the time being of the Institute of Chartered Accountants in England and Wales (the “Independent Accountants”). For the purposes of this Agreement, the independent tax advisers shall be a firm of independent tax advisers of international repute, selected as soon as reasonably practicable by a unanimous decision of the Investors (acting reasonably and without delay) for the purposes of this Clause 9, or failing such agreement within 10 Business Days, nominated on the application of any Investor by the President for the time being of the Institute of Taxation (the “Independent Tax Advisers”).

9.2
The Independent Accountants or the Independent Tax Advisers (as the case may be) shall be fully briefed by the Investors as to their intended role as soon as reasonably practicable after their appointment and shall be engaged by the Company to deal with all matters referred to them in accordance with this Clause 9. The parties shall use all reasonable endeavours to agree the terms of engagement of the Independent Accountants or the Independent Tax Advisers (as the case may be) and shall not unreasonably withhold consent to the entry into by the Company of an engagement letter with the Independent Accountants or the Independent Tax Advisers (as the case may be) on normal market terms, (including provisions relating to the indemnification by the Company of the Independent Accountants or the Independent Tax Advisers (as the case may be) against Liabilities arising out of their engagement and the exclusion of liability of the Independent Accountants or the Independent Tax Advisers (as the case may be) for their acts or omissions, subject in both cases to exceptions).

9.3
In making any determination pursuant to this Agreement, the Independent Accountants or the Independent Tax Advisers (as the case may be) shall act as experts and not arbitrators and their determination shall be final and binding in the absence of manifest error. The fees and costs of the Independent Accountants or the Independent Tax Advisers (as the case may be) incurred in connection with this Agreement shall be borne as they shall direct or, failing such direction, equally between the Investors which are parties to the determination.

9.4
For the purpose of the Company and the Investors (including any matter between two or more Investors) agreeing any matter pursuant to this Agreement or for the purposes of any determination of any matter by the Independent Accountants or the Independent Tax Advisers (as the case may be), each Investor and the Company shall procure that the other(s), its/their advisers and (where applicable) the Independent Accountants or the Independent Tax Advisers (as the case may be) shall be given reasonable access at reasonable times to the books and records relating to such matter which are in its possession or control, or the possession or control of any of its subsidiaries, and shall procure that the other(s), its/their advisers and (where applicable) the Independent Accountants or the Independent Tax Advisers (as the case may be) are allowed to take copies of such books and records and the Company shall procure that RBS NV takes such actions as are necessary for the Company or an Investor to comply with its obligations under this Clause 9.4.

9.5	Except to the extent that the parties agree otherwise, the Independent Accountants or the Independent Tax Advisers (as the case may be) shall determine their own procedure, but:
9.5.1	shall make their determination pursuant to the provision of this Agreement as soon as is reasonably practicable;
9.5.2	the procedure of the Independent Accountants or the Independent Tax Advisers (as the case may be) shall:
(i)	give the relevant parties a reasonable opportunity to make written and oral representations to them;
(ii)
require that the relevant parties supply each other with a copy of any written representations at the same time as they are made to the Independent Accountants or the Independent Tax Advisers (as the case may be); and

(iii)
permit each relevant party to be present while oral submissions are being made by any other party (save to the extent that the Independent Accountants or the Independent Tax Advisers (as the case may be) determine that this would lead to a breach of confidence or the divulging of business secrets by any party).

9.6
The determination of the Independent Accountants or the Independent Tax Advisers (as the case may be) pursuant to Clause 9.1 shall be made in writing and made available for collection by the parties at the offices of the Independent Accountants at such time as they shall determine and, unless otherwise agreed by the parties, include reasons for each relevant determination.

9.7
The parties shall co-operate with the Independent Accountants or the Independent Tax Advisers (as the case may be) and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement.

9.8
Subject to Clause 9.9, nothing in this Clause 9 shall entitle a party or the Independent Accountants or the Independent Tax Advisers (as the case may be) access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument.

9.9	A party shall not be entitled by reason of Clause 9.8 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

9.10
Each party and the Independent Accountants or the Independent Tax Advisers (as the case may be) shall, and shall procure that its and their advisers shall, keep all information and documents provided to them pursuant to this Clause 9 confidential and shall not use the same for any purpose, except for use in connection with the proceedings of the Independent Accountants or the Independent Tax Advisers (as the case may be) or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

9.11
The Independent Accountants or the Independent Tax Advisers (as the case may be) shall be entitled to obtain financial, legal, actuarial or other specialist advice as they may consider necessary or desirable for the purpose of fulfilling their obligations hereunder and the costs of obtaining such advice shall be met as provided in Clause 9.3.

9.12
Any challenge to a determination by Independent Accountants or the Independent Tax Advisers (as the case may be) on the basis of manifest error shall be resolved by arbitration in accordance with Clause 22.

10	Representations and Warranties
10.1	Each of the Investors represents and warrants to each of the other parties on the terms set out in Schedule 4 as at the date of this Agreement.
10.2
RBS hereby represents and warrants to the State, ABN AMRO Bank and Santander (and not to any other person) that, so far as it is aware and based on the facts, and circumstances known as at the date of this Agreement and on the applicable law and other regulation as at the date of this Agreement, the distributions or repurchases of Shares by the Company as contemplated by Clauses 4.3.2(i) and 15 do not contravene any agreement between RBS and the EC Commission.

11	Provision of Information and Preparation of Accounts
11.1
Pursuant to the Cohabitation Agreements, RBS NV and ABN AMRO Bank have agreed that certain information relating to the State Acquired Businesses the subject thereof shall be provided by RBS NV to ABN AMRO Bank. RBS and the State shall procure that such information is provided in accordance with the Cohabitation Agreements.

11.2	RBS shall procure that information relating to the Retained Business is provided in accordance with Schedule 2.
11.3	An Investor may pass information on to those persons to whom the Investors are entitled to pass information under Clause 16.
11.4
Each of the Investors shall ensure that information provided to it relating to any Acquired Business (other than the Acquired Businesses to be acquired by it) is used only for the purpose of implementing the provisions of this Agreement (including Clause 5 and Schedule 1) or for compliance with applicable legal or regulatory obligations.

11.5
The Company shall prepare such audited consolidated financial information in relation to the Company and its Group as is determined by the Board to be required for the purposes of complying with RBS’, the Company’s and the Company’s Group’s obligations to prepare statutory accounts in accordance with Dutch generally accepted accounting principles and/or International Financial Reporting Standards (with the latter in any event being applied in relation to the Company’s Group’s audited consolidated financial information) and for the purposes of the accounts of the Company and its Group being consolidated into the consolidated accounts of RBS. In addition, the Company shall prepare such financial information as the Investors require for their consolidated accounts as set out in Clause 11.6 below.

11.6
The Board shall procure the production and distribution to the Investors of such accounting information relating to the affairs of the Company and its Group as Investors may reasonably request for their own regulatory compliance, tax and other legal requirements, provided that the Company shall be reimbursed by the relevant Investor in respect of any costs in producing such information.

11.7
Notwithstanding any other provision of this Clause 11, the rights of the Investors under this Clause shall be subject to the duties of the Managing Board of RBS Holdings and shall not be exercised so as to cause any interruption in the business of the RBS Holdings Group or any breach of applicable law or regulation by the Wider RBS Group.

11.8
Provided that the Company or its Group provides an invoice in respect of such costs, to the extent that any reasonable costs are incurred by the Company or its Group in producing information for Santander or the State under this Clause 11 which would not otherwise have been incurred by the Company or its Group, such costs shall be charged to the Santander Acquired Business or the State Acquired Business, respectively.

11.9
Pursuant to the Tax Agreements, certain of the parties thereto have agreed to provide to certain other parties information relating to the Tax affairs of certain companies. RBS, the State and (in the case of the Separation Tax Agreement only) Santander shall procure that such information is provided in accordance with the Tax Agreements.

12	Transfer Restrictions for the Investors

12.1	General Restrictions
12.1.1
Notwithstanding any provision to the contrary in this Agreement or the Articles, each Investor undertakes to each of the other Investors and to the Company that it shall not at any time during the life of this Agreement Transfer Shares, unless:

(i)	the Transfer is permitted by Clause 12.1.2 or has been approved by the Investors in writing (such approval not to be unreasonably withheld);
(ii)	the proposed Transferee has entered into a Deed of Accession to this Agreement, in the form required by this Agreement and delivered this to the Company;
(iii)
the Company and the Investors have received from the proposed Transferee a legal opinion addressed to each of them in a form approved by the Board confirming that the Transferee has capacity and authority to enter into the document referred to in Clause 12.1.1(ii) and that such document, this Agreement and the Articles will constitute legal, valid and binding obligations on the Transferee (or their successors and assigns), which are enforceable in accordance with their terms; and

(iv)	it (or the Transferee, as the case may be) has obtained any necessary third party and regulatory consents.

12.1.2
Notwithstanding Clause 12.1.1(i), an Investor may transfer Shares to a wholly owned member of its Group provided that the Transferee undertakes to the Company that if the Transferee is to cease to be a wholly-owned member of its Group of the relevant Investor, all its Shares in the Company will, before the cessation, be Transferred to the original Investor (but only if such Investor would not have been in breach of this clause had that Investor continued to hold the Shares) or one of its wholly-owned Group members. Each of the Investors shall procure that its Investor Directors shall exercise their voting rights in meetings of the Board or otherwise to approve any Transfer of Shares in accordance with this Clause 12.1.2.

12.1.3
Following a transfer of Shares under this Clause 12.1, the original transferring Investor (but not a subsequent Transferor in a series of transfers to wholly-owned Group members) shall remain party to this Agreement and shall be jointly and severally liable with the Transferee under this Agreement as a Shareholder in respect of the transferred Shares.

12.1.4	Each Investor acknowledges and undertakes as follows:
(i)	it shall not challenge the validity or enforceability of the restrictions in this Clause 12 either as a matter of law or otherwise (“Challenge”); and
(ii)
in the event of a Challenge, the Investor making such Challenge shall indemnify and keep indemnified each other Investor and the Company against each loss, liability and cost which such other Investor or the Company may incur arising out of or in connection with a Challenge including each loss, liability and cost reasonably incurred as a result of settling or defending a Challenge.

12.2	Intermediate Changes of Control
Except as otherwise expressly provided in this Agreement:
12.2.1
RBS undertakes to procure that the Shares owned by it at the date of this Agreement and any further Shares issued to it or to one of its wholly-owned Group members are, subject to Clause 4, at all times held and beneficially owned by a wholly-owned member of its Group;

12.2.2
Santander undertakes to procure that the Shares owned by it at the date of this Agreement and any further Shares issued to it or one of its wholly-owned Group members are, subject to Clause 4, at all times held and beneficially owned by a wholly-owned member of its Group; and

12.2.3
the State undertakes to procure that the Shares owned by it at the date of this Agreement and any further Shares issued to it or one of its wholly-owned Group members are, subject to Clause 4, at all times held and beneficially owned by a wholly-owned member of its Group.

13	Further Capital and Funding

13.1	General
Subject to the remainder of this Clause 13 and the provisions of any Tax Agreement, the Investors shall not have any obligation to provide any capital, funding or liquidity to either the Company or any member of the RBS Holdings Group, nor any guarantee, collateral or security in respect thereof.

13.2	Agreed principles relating to further Capital and Funding
13.2.1
The Investors have agreed that any regulatory Tier 1 capital requirements (including an appropriate Capital Buffer (as defined below)) of the RBS Holdings Group shall be satisfied by the Investors providing ordinary equity share capital to the Company or, in the case of the State Acquired Business only, the State may satisfy its obligation by procuring the provision of a perpetual loan (which, in either case, the Company shall contribute to RBS Holdings in the form of ordinary equity share capital).

13.2.2
In the event that any capital, liquidity, funding requirement or guarantee, collateral or security, or any other related cost is due to be contributed by an Investor (the “Defaulting Investor”) pursuant to Clause 13.3, but such Investor does not meet such obligation on time or at all, then the remaining Investors (the “Non Defaulting Investors”) shall be entitled, at their sole discretion and upon receiving any request from the Board in accordance with Clause 13.3, to fulfil such obligation on behalf of the Defaulting Investor, and the Defaulting Investor shall (i) indemnify and keep indemnified the Non Defaulting Investors in respect thereof and (ii) make compensatory contributions as set out in Clause 13.5.

13.2.3
The Investors have agreed that to the extent that any State Acquired Business, Santander Acquired Business and/or Retained Business does not meet the total capital ratio set by a Regulator (the ”Total Capital Ratio” and the deficit to the Total Capital Ratio being a “Tier 2 Shortfall”), RBS shall satisfy the Tier 2 Shortfall on behalf of the relevant Investor, provided that:

(i)
the relevant Investor(s) will pay interest to RBS (or the RBS Acquired Business if so requested by RBS) on (a) the Tier 2 Shortfall in relation to a Tier 2 Shortfall on its Acquired Business and (b) on its Retained Business Tier 2 Shortfall Proportion in relation to a Tier 2 Shortfall on the Retained Business, in each case calculated at a rate of *** for the period that the Tier 2 Shortfall exists or until RBS issues a Support Notification in respect of the Tier 2 Shortfall; and

(ii)	upon the issue of a Support Notification in respect of the Tier 2 Shortfall, the relevant Investor(s) shall provide Support in respect of the Tier 2 Shortfall in accordance with Clause 13.4.
The relevant Investor(s) for the purposes of any Tier 2 Shortfall in the Retained Business shall be (i) the State if and to the extent that the total capital in the Retained Business that is attributable to the State is less than the State’s Consortium Proportion of the total capital required to ensure the Retained Business meets the Total Capital Ratio for the Retained Business and/or (ii) Santander if and to the extent that the total capital in the Retained Business that is attributable to Santander is less than Santander’s Consortium Proportion of the total capital required to ensure the Retained Business meets the Total Capital Ratio for the Retained Business. The amount by which the total capital in the Retained Business that is attributable to an Investor is less than that Investor’s Consortium Proportion of the total capital required to ensure the Retained Business meets the Total Capital Ratio for the Retained Business shall be the “Retained Business Tier 2 Shortfall Proportion” for that Investor.

***	Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

13.2.4
The Investors have agreed that to the extent that total assets less intracompany funding receivables (“Third Party Assets”) attributable to any State Acquired Business, Santander Acquired Business and/or Retained Business are greater than the equity capital and total liabilities excluding intracompany funding payables (“Third Party Liabilities”) attributable to that Business (the “Net Funding Shortfall”) RBS shall satisfy the Net Funding Shortfall on behalf of the relevant underfunded Investor, provided that:

(i)
the relevant Investor(s) will pay interest to RBS (or the RBS Acquired Business if so requested by RBS) on (a) the Net Funding Shortfall in relation to a Net Funding Shortfall on its Acquired Business and (b) on its Retained Business Net Funding Shortfall Proportion in relation to a Net Funding Shortfall on the Retained Business, in each case calculated at *** for the period that the Net Funding Shortfall exists or until RBS issues a Support Notification in respect of the Net Funding Shortfall; and

(ii)	upon the issue of a Support Notification in respect of the Net Funding Shortfall, the relevant Investor(s) shall provide Support in respect of the Net Funding Shortfall in accordance with Clause 13.5.
The relevant underfunded Investor(s) for the purposes of any Net Funding Shortfall in the Retained Business shall be (i) the State if and to the extent that the Funding of the State (as defined in clause 13.4.1) in the Retained Business is less than the State’s corresponding Minimum Funding Requirement (as defined in clause 13.4.1) and/or (ii) Santander if and to the extent that the Funding of Santander in the Retained Business is less than Santander’s corresponding Minimum Funding Requirement. Such Funding shortfalls shall be the “Retained Business Net Funding Shortfall Proportion” for that Investor.
13.2.5
Subject to Clause 13.6, the Investors have agreed that to the extent that in relation to any Acquired Business or the Retained Business the Funding attributable to an Investor exceeds that Investor’s Minimum Funding Requirement (the “Net Funding Surplus”) RBS shall pay interest (or will procure that interest is paid) to the relevant Acquired Business or in the case of the Retained Business for the benefit of the relevant Investor (as the case may be) on the Net Funding Surplus calculated at *** for the period that the Net Funding Surplus exists.

13.2.6
RBS shall ensure that the RBS Acquired Business meets the applicable Minimum Ratios and will ensure that it maintains capital and funding in the Retained Business equal to at least the RBS Consortium Proportion of the capital and funding required for the Retained Business to meet the Minimum Ratios.

13.2.7
For such time as the US$250 million Tier 2 Instrument (as referred to in Schedule 8) remains part of the State Acquired Business, such instrument shall be counted as Tier 2 capital of the State Acquired Business for the purposes of this Clause 13.

13.2.8
The Investors have agreed that as from the date of this Agreement, in respect of the Retained Businesses, cash shall be provided by the Investors in the form of equity capital or debt finance that is at least equal to the Investor’s share (expressed in Consortium Proportions) of all third party liabilities. A worked example of the principles set out in this Clause 13 is set out at Schedule 12.

***	Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

13.3	Determinations by Regulators
13.3.1
Notwithstanding Clauses 13.2 and 13.4, in the event that any relevant Regulator requires the Company or any part of the RBS Holdings Group to be provided with further capital, liquidity or other funding, or for any guarantee, collateral or security to be provided in respect thereof, the Board shall notify the Investors of full details of the requirement as soon as possible after the Company becomes aware of the requirement.

13.3.2
To the extent that, prior to Completion, any further capital, liquidity, funding, guarantee, collateral or security requirement notified to the Investors by the Board under Clause 13.3.1 concerns or arises in respect of an Acquired Business, the relevant Investor which is to acquire that business shall either:

(i)
contribute to the relevant Acquired Business such funding, capital or liquidity, or provide such guarantee, collateral or security as is required by the relevant Regulator on the terms required by such Regulator (such capital, funding, liquidity, guarantee, collateral or security to be provided directly for the benefit of the relevant Acquired Business); or

(ii)
with the written consent of RBS (such consent not to be unreasonably withheld), co-operate with the Board and the other Investors in taking or ensuring that such action is taken (at the cost of the relevant Investor, and including such action as may be required to limit the scope of operations of the relevant Acquired Business) as is required in order to reverse the requirement for such additional funding, capital, liquidity, guarantee, collateral or security, in either case provided that the capital, liquidity, funding, guarantee, collateral or security is provided, or the requisite action is taken (as the case may be) by no later than the earlier of (i) the date specified by the relevant Regulator or (ii) 60 Business Days following the date on which the Board notifies the Investors pursuant to Clause 13.3.1.
13.3.3
To the extent that any further capital, funding, liquidity, guarantee, collateral or security requirement notified to the Investors by the Board under Clause 13.3.1 concerns or arises in respect of the Retained Business Assets, each of the Investors undertakes to work with each other Investor and with the Board in order to either:

(i)	contribute such capital, funding, liquidity or provide such guarantee, collateral or security as is required by the relevant Regulator on the terms required by such Regulator; or
(ii)
take or ensure that such action is taken (including such action as may be required to limit the scope of the operations that have resulted in the additional requirement) as is required in order to reverse the requirement for such additional capital, liquidity, funding, guarantee, collateral or security, as may be agreed between the Investors (acting reasonably) in any such case.

Any capital, liquidity or funding requirement or other directly attributable cost incurred or any guarantee, collateral or security provided by the Investors pursuant to this Clause 13.3.3 shall be met by the Investors in the Consortium Proportions by no later than the earlier of (i) the date specified by the relevant Regulator or (ii) 60 Business Days following the date on which the Board notifies the Investors pursuant to Clause 13.3.1.
13.3.4
If the DNB or any other Regulator increases the capital, liquidity or other funding requirement of RBS, or requires an additional guarantee, collateral or security to be provided in respect thereof and such requirement arises in whole or in part in relation to a State Acquired Business or Santander Acquired Business, RBS and the State or Santander, respectively, will in good faith and acting reasonably consider what actions should be taken to meet the DNB or other Regulator’s requirement or otherwise alleviate the problem. Such actions could include the provision of additional capital, liquidity or other funding by the State to the State Acquired Business, by Santander to the Santander Acquired Business or, subject to the agreement of terms including as to the return of such capital, liquidity or other funding (such agreement not to be unreasonably withheld), the provision by the relevant Investor of additional capital, liquidity or other funding to RBS.

13.4	Minimum Ratios and Capital and Funding Requirements
13.4.1
If at any time (i) an Investor’s interest in the Retained Business or (ii) any Acquired Business (the “Undercapitalised or Underfunded Business”) does not, or is expected, on the basis of then current capital, funding and/or other projections, in the foreseeable future not to exceed the Minimum Ratios (as defined below), RBS shall notify the State (if the Undercapitalised or Underfunded Business is a State Acquired Business), Santander (if the Undercapitalised or Underfunded Business is a Santander Acquired Business) and/or the State and Santander (if the Undercapitalised or Underfunded Business is the Retained Business) and provide details of the funding, capital or liquidity that must be provided (the “Support”) to ensure that the Undercapitalised or Underfunded Business is in compliance with the Minimum Ratios. In the case of the Retained Business, compliance with the Minimum Ratios shall be determined for each Investor on the basis of that Investor’s share of the total assets, liabilities, and risk weighted assets of the Retained Business (determined in Consortium Proportions) and the equity capital and funding provided by the Investor. The Minimum Ratios are defined as follows:

(i)
in the case of Tier 1 equity capital, satisfies the Tier 1 capital ratio set by the relevant Regulator (the “Minimum Equity Ratio”) plus 25 per cent. of the Tier 1 equity capital required under the Minimum Equity Ratio for the Undercapitalised or Underfunded Business (the “Capital Buffer”);

(ii)
in the case of Tier 2 capital, satisfies the Total Capital Ratio, provided that if the Undercapitalised or Underfunded Business has sufficient Tier 1 equity capital in excess of the Minimum Equity Ratio to meet the Total Capital Ratio, no further Support shall be required; and

(iii)
has Funding, defined as the sum of equity capital and Third Party Liabilities, that is at least equal to the Third Party Assets attributable to that Underfunded or Undercapitalised Business (the “Minimum Funding Requirement”). For the avoidance of doubt, in the case of the Retained Business, the Minimum Funding Requirement of each Investor shall be determined based on the Funding position of each Investor and that Investor’s share (based on Consortium Proportions) of the Third Party Assets of the Retained Business.

the Minimum Equity Ratio, the Total Capital Ratio and the Minimum Funding Requirement being together the “Minimum Ratios”. In the case of any Support in respect of the Retained Business, the notice shall set out the Support that is required from each Investor to ensure that the aggregate requirements of the Retained Business as to capital, funding and liquidity are shared in the Consortium Proportions.
13.4.2
At the time of or following notification under Clause 13.4.1, RBS may, if it determines that the prevailing circumstances are such that it cannot provide the Support in accordance with the principles set out in Clauses 13.2.3 and 13.2.4, by giving notice to the relevant Investor(s) (such notice being a “Support Notification”), require the Investor that is required to acquire the Undercapitalised or Underfunded Business (if the Undercapitalised or Underfunded Business is an Acquired Business) or each Investor in the Consortium Proportions (if the Undercapitalised or Underfunded Business is part of the Retained Business) to contribute Support directly or indirectly, in a form that qualifies as regulatory capital as determined by the Regulators in the case of Support required in connection with the Minimum Equity Ratio, to the Undercapitalised or Underfunded Business to enable it to meet the relevant Minimum Ratios.

13.4.3
In respect of any additional Support to be provided to an Undercapitalised or Underfunded Business pursuant to Clause 13.4, such Support shall be provided by the relevant Investor within 60 Business Days of receipt of the Support Notification unless otherwise agreed by the relevant Investor and RBS.

13.5	Terms on which Further Capital and / or Funding will be provided
If an Investor is required to provide further funding, capital or liquidity pursuant to Clause 13.3 or 13.4, the relevant Investor shall be required to contribute or provide the following amounts in addition to any funding, liquidity or capital to be provided pursuant to Clauses 13.3 or 13.4, such additional funding, liquidity or capital to be provided to the RBS Acquired Business:
13.5.1
in respect of ordinary equity share capital, interest on the amount to be provided calculated at a rate of *** for the first 60 days from the notification of the equity capital requirement (either pursuant to Clause 13.3.1 or by a Support Notification) and at a rate of *** for any period thereafter, in each case to the date that the capital is provided;

13.5.2	in respect of Tier 2 capital:
(i)
interest on the amount to be provided calculated at a rate of *** from the notification of the Tier 2 requirement (either pursuant to Clause 13.3.1 or by a Support Notification) to the date that the Tier 2 capital is provided; plus

(ii)	any interest due under Clause 13.2.3(i); and

***	Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

13.5.3	in respect of funding or liquidity:
(i)
interest on the amount to be provided calculated at *** from the notification of the funding or liquidity requirement (either pursuant to Clause 13.3.1 or by a Support Notification) to the date that the funding or liquidity is provided; plus

(ii)	any interest due under Clause 13.2.4(i).
13.6	Repatriations of Funding, Capital and Liquidity
13.6.1
RBS will inform Santander and the State on a monthly basis whether their respective Acquired Businesses or the Retained Business has liquidity, capital or funding that exceeds the Minimum Ratios (an “Overfunded Business”). If the Overfunded Business exceeds:

(i)
the Minimum Equity Ratio plus the Capital Buffer by €1,000,000 or more, the Company and the Investors shall use their reasonable endeavours to repatriate any excess equity capital to the State (after settlement of the Company’s obligations under any perpetual loan advanced to the Company by ABN AMRO Bank as contemplated in clause 13.2.1) if the Overfunded Business is a State Acquired Business, to Santander if the Overfunded Business is a Santander Acquired Business or the State and Santander in their respective Consortium Proportions if the Overfunded Business is the Retained Business, as soon as reasonably practicable after such notification and subject to applicable law and regulation, provided that such repatriation does not result in a breach of the Minimum Funding Requirement; and

(ii)
the Minimum Funding Requirement by €1,000,000 or more, the Company and the Investors shall use their reasonable endeavours to repay any excess funding to the State if the Overfunded Business is a State Acquired Business, Santander if the Overfunded Business is a Santander Acquired Business or the State and Santander in their respective Consortium Proportions if the Overfunded Business is the Retained Business, as soon as reasonably practicable after such notification and subject to applicable law and regulation, provided that such repayment does not result in a breach of the Minimum Equity Ratio or Total Capital Ratio.

13.6.2	The amount repatriated to the State and/or Santander shall be increased as follows:
(i)
in respect of equity capital, interest on the amount to be repatriated calculated at a rate of *** for the first 60 days from the date the amount of equity capital exceeded the Minimum Equity Ratio plus the Capital Buffer by €1,000,000 or more and at a rate of *** for any period thereafter, in each case to the date that the Tier 1 equity capital is repatriated; and

(ii)
in respect of funding or liquidity, interest on the amount to be repaid calculated at *** from the date the level of funding exceeded the Minimum Funding Requirement to the date that the funding or liquidity is repaid, provided that interest payable in respect of any excess shall only be payable pursuant to this Clause 13.6.2(ii) or 13.2.5, not both.

***	Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

13.6.3
For the purposes of this Clause 13.6, references to “repatriations” shall include distributions and/or dividends to Investors directly or indirectly in accordance with Clause 15 or and references to “repayments” shall include repayment of loans as may be appropriate.

13.6.4
In relation to any repatriation for the purposes of this Clause 13.6 and only to the extent that RBS Holdings is unable or not permitted by law or regulation to provide the Company with the requisite funds to meet its obligations of this Clause 13.6, RBS undertakes to use reasonable endeavours to procure that the Company is funded such that it can make repatriations as contemplated by this Clause 13.6, provided that:

(i)
if RBS provides the Company with the requisite capital, liquidity or funding, the corresponding excess liquidity, funding or capital in the RBS Holdings Group is reallocated from the Overfunded Business to the RBS Acquired Business;

(ii)
RBS shall not be required to take any action pursuant to this Clause 13.6 which would give rise to any obligation on RBS to seek approval of its shareholders for the proposed transaction in accordance with the Listing Rules made by the FSA under Part VI of the Financial Services and Markets Act 2000 (as amended from time to time); and

(iii)	RBS shall not be required to take any action if such action would be contrary to any applicable regulation, law, or directions from Regulators.
13.6.5
For the avoidance of doubt, an Investor’s entitlement to any excess equity or funding under this Clause 13.6 shall not expire until such excess no longer exists or repatriation of such excess has been effected.

13.7	Discussions with Investors
In event of request for additional funding or capital (or likewise) under this Clause 13, RBS shall, immediately after it or the Company notifies the Investors of the request in accordance with this Clause 13, arrange a meeting of the relevant representatives of the Investors to discuss the background to the need for such funding.
14	New Shareholders
14.1
Each of the parties undertakes to procure that no shares in the capital of the Company shall be allotted, issued or Transferred to or otherwise acquired by a person who is not already a party to this Agreement (a “New Shareholder”) unless the New Shareholder has executed and delivered a deed of accession in the form set out in Schedule 6. The Company will, to the extent permitted by law, not enter the New Shareholder in the register of members unless this Clause 14 has been complied with in all respects.

14.2	The form of the deeds of accession set out in Schedule 6 and the requirements of this Clause 14 may be varied in a manner approved in writing by the Shareholders.
14.3	All executed deeds of accession shall be delivered to and held by the Company (for both itself and the other parties to this Agreement).

14.4
Subject to Clause 14.5, no party may assign, Transfer or create any trust in respect of, or purport to assign, Transfer, or create any trust in respect of, any of its rights or obligations under this Agreement without having first obtained the consent of the Shareholders, together with all relevant third party and regulatory consents.

14.5
An Investor may assign all or any proportionate part of its rights under this Agreement (including its proportionate part of the benefit of the warranties) to a person to whom it Transfers Shares in the capital of the Company in accordance with this Agreement, and any other Transaction Document as appropriate. No such assignment shall release any such Investor of its obligations hereunder for which it shall be jointly and severally liable with such assignee and provided that if such assignee ceases to be a wholly owned member of its Group of the relevant Investor such Investor shall procure that such assignee immediately reassigns such rights and obligations to it or to another of its wholly owned Group members (such further assignee being itself subject to the provisions of this clause).

14.6
Subject to Clauses 14.5 and 14.7, a person who has entered into a Deed of Accession pursuant to this Agreement shall have the benefit of and be subject to the burden of all the provisions and continuing obligations of this Agreement as if it had been an original party in the capacity designated in the deed of accession and this Agreement shall be interpreted accordingly. Without limiting the general nature of this Clause 14.6, where the person is designated as an Investor in a Deed of Accession, it shall be entitled to the benefit of all representations, covenants, warranties and undertakings which this Agreement contemplates are given to the Investors, and “Investors” shall be construed accordingly.

14.7
Nothing in this Clause 14 shall affect a party’s accrued rights and obligations under this Agreement or shall be construed as requiring any party to perform again any obligation or discharge again any liability already performed or discharged, or as entitling any party to receive again any benefit already enjoyed.

15	Distributions and Repurchases

15.1	Power of Board to pay dividends
Subject to any additional legal requirements, the payment or declaration of any dividend or other distribution on account of shares in the capital of the Company (including the timing and amounts of any such payments) shall be decided by the Board provided that no dividend or other distribution shall be paid on any class of Shares without the consent of the Investor(s) holding such Shares and that if any decision to pay or make a dividend or other distribution is made it shall be made in accordance with the rights attaching to the Shares.
15.2	Repurchases of Shares
Subject to any legal requirements, the Investors may agree that, rather than returning any Business Assets of Acquired Businesses or the Retained Businesses to the relevant Investor by way of dividends, any Business Assets (or cash equal to the value of the Business Assets) shall be returned to Investors by the repurchase by the Company of Shares or the purchase of Shares by RBS (or a member of the RBS Group), in either case for consideration equal to the value of the Business Assets to be returned to the relevant Investor.

16	Confidentiality and Announcements

16.1	General Restrictions
None of the parties shall, at any time, whether before or after the termination of this Agreement, divulge or permit its officers, employees, agents, advisers or contractors to divulge to any person (other than to any respective officers or employees of a party or a person to whom, in each case, disclosure of information is permitted by this Agreement and who require the same to enable them properly to carry out their duties):
16.1.1	any of the contents of any of the Transaction Documents or the Investors’ shared strategy with respect to the Transaction;
16.1.2
any information which it may have or acquire (whether before or after the date of this Agreement) relating to the business and/or any customers of or suppliers to the business, or otherwise to the business, assets or affairs of the Acquired Businesses which have been or which are to be acquired by any other party hereunder or, in each case, of the Retained Group;

16.1.3
any information which, in consequence of the negotiations relating to this Agreement or of being a party being involved in the business in any manner whatsoever (including as an Investor and as a nominator of a Director) or performing or exercising its rights and obligations under this Agreement, any party may have acquired (whether before or after the date of this Agreement) with respect to the customers, business, assets or affairs of any other party.

16.2	Excluded Information
The restrictions imposed by Clause 16.1 shall be subject to Schedule 6 and shall not apply in respect of any information:
16.2.1	which now or hereafter comes into the public domain otherwise than as a result of a breach of such undertaking of confidentiality;
16.2.2
which is obtained by the receiving party from a person who is not party to this Agreement (other than any Investor’s Group member) and who is not subject to a confidentiality obligation to any other party to this Agreement in respect of the information being provided; or

16.2.3 which is obtained or transmitted by any party by virtue of a Permitted Disclosure.
17	Advisers and Costs
Subject to the provisions of each Tax Agreement, each Investor shall pay its own costs incurred in connection with the Transaction and the preparation, execution and implementation of the Transaction Documents, save the extent that the Investors agree that such costs should be borne by the Company.
18	Supremacy of this Agreement
18.1
If there is any conflict or inconsistency between the provisions of this Agreement and the Articles then for the purposes of giving effect to the letter or spirit of this Agreement, this Agreement shall prevail to the extent legally permitted. Each Investor shall use its rights and powers to procure that the Articles are amended, to the extent legally permitted, so as to accord with and give effect to the provisions of this Agreement.

18.2
In relation to the subject matter of the Litigation Management Agreement, to the extent there is any conflict or inconsistency between the provisions of this Agreement and the Litigation Management Agreement, the provisions of the Litigation Management Agreement shall prevail to the extent legally permitted.

18.3
In relation to the subject matter of any Tax Agreement, paragraph 1.3 of Part 9 of Schedule 1 shall apply in the case of any conflict or inconsistency between the provisions of this Agreement and the relevant Tax Agreement.

19	Entire Agreement and Non Reliance

19.1	Entire Agreement
This Agreement and each Transaction Document constitute the entire agreement and, subject to Clause 2, supersede any previous agreements between the parties relating to the subject matter of this Agreement.
19.2	Non Reliance
Each party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a representation, warranty or undertaking (whether contractual or otherwise) given by any other party other than those set out in Clause 10 and Schedule 4, or otherwise as expressly set out in this Agreement or in a Transaction Document.
19.3	Exclusion of Liability
Save as provided in Clause 10, no party is liable to another party (in equity, contract or tort (including negligence) for a representation, warranty or undertaking that is not set out expressly in this Agreement or in a Transaction Document.
19.4	Further acknowledgements
Each of the Investors acknowledges, represents and agrees that:
19.4.1
(i) other than as set out in this Agreement, it has not relied on or been induced to enter into this Agreement by any representation, warranty, recommendation, advice or undertaking (whether contractual or otherwise) given by any member of another Investor Group and (ii) no member of an Investor Group shall have any liability to any other Investor or to any member of an Investor Group (in equity, contract or tort (including negligence)) for a representation, warranty or undertaking that is not expressly set out in this Agreement or in any other Transaction Document;

19.4.2
it has made its own investigations into, and appraisals and assessment of, the Company, each member of the RBS Holdings Group and the business of the RBS Holdings Group and will continue to do so for so long as it is the holder of, or otherwise interested in, Shares, and no other Investor and no member of that Investor Group shall have any liability to it in connection with its decision to enter into the transactions contemplated by this Agreement and the other Transaction Documents (as applicable);

19.4.3
save to the extent otherwise agreed in writing by any other Investor or by a member of that Investor Group, it is owed no duty of care or other obligation by any other Investor or by any member of that Investor Group in connection with its decision to enter into the transactions contemplated by this Agreement and the other Transaction Documents (as applicable);

19.5	Fraud etc.
Nothing in this Clause 19 shall have the effect of restricting or limiting any liability arising as a result of any fraud, wilful misconduct or wilful concealment.
20	General

20.1	Counterparts
This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.
20.2	Variations
A variation of this Agreement is only valid if it is in writing and signed by or on behalf of each of the Investors and the Company.
20.3	Waiver
The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any other rights (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.
20.4	Release
Any liability to any party under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that party in its absolute discretion as regards any party under such liability without in any way prejudicing or affecting its rights against any other party under the same or a like liability, whether joint and several or otherwise.
20.5	Continuing Obligations
Except to the extent that they have been performed and except where this Agreement provides otherwise, the warranties, representations, obligations and undertakings contained in this Agreement remain in force after Completion.
20.6	No Partnership
Nothing contained in this Agreement (and no action taken by a party pursuant to its terms) is to be construed as creating a partnership or (unless expressly stated otherwise) agency relationship between any of the parties.

20.7	Illegality
If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under the law of any jurisdiction, the legality, validity or enforceability of such provision or part under the law of any other jurisdiction and the legality, validity and enforceability of the remainder of this Agreement shall not be affected.
20.8	Successors and Permitted Assigns
The provisions of this Agreement shall be binding upon the parties’ respective successors and permitted assigns, but such persons shall not be entitled to the benefit of its provisions unless they have entered into a deed of accession.
20.9	Several and not joint or joint and several obligations
Except where expressly stated otherwise in this Agreement, all obligations, undertakings and statements in this Agreement are several and not joint or joint and several.
20.10	Further Assurance
20.10.1
Each of the parties (subject to applicable laws and regulation) agrees to take all such action or procure that all such action is taken as is reasonable in order to implement the terms of this Agreement or any transaction, matter or thing contemplated by this Agreement. Every representation, warranty, undertaking or indemnity in this Agreement which is expressed to be given to the Investors is given to each Investor separately and each Investor shall have a separate claim and right of action in respect of every breach.

20.10.2
Each Investor shall exercise its respective voting rights in a general meeting of the Company in such a manner so as to be consistent with the intentions of the parties set out in this Agreement or with any provision of this Agreement including, without limitation, to procure that all resolutions required to facilitate the declaration or payment by any Group Company of dividends consistent with Clause 15.1 are duly passed.

20.10.3
Notwithstanding any other provision of this Agreement, none of the parties or any members of their respective Groups shall be required to take any action or do or omit to do anything which causes any of the other parties, any member of their respective Groups or any member of the RBS Holdings Group to breach any applicable law or regulatory requirement. Each party will and shall procure that each member of its Group shall co-operate with each other party with a view to ensuring (insofar as it is reasonably able and subject to applicable law and regulations and the provisions of this Agreement) that for as long as any Acquired Business, Retained Business and/or RBS Holdings Group Company is the subject of clauses 5 and 6 of this Agreement, such business and/or company will conduct its affairs in compliance with the applicable regulatory requirements of each relevant Regulator.

20.11	Third Party Rights
20.11.1
The obligations of each Investor under the terms of this Agreement expressed to be owed to any member of the Retained Group may be enforced by each relevant member of the Retained Group whilst such member remains part of the Retained Group from time to time.

20.11.2
Obligations of the Company under the terms of this Agreement expressed to be owed to an Investor (or members of its Group and in the case of RBS, the Wider RBS Group) may be enforced by that Investor or members of its Group (including, with effect from 10 October 2007, its Acquired Companies whilst such Acquired Companies remain part of the RBS Holdings Group or the relevant Investor’s Group and, in the case of RBS, the Wider RBS Group).

20.11.3
The obligations of each Investor expressed to be owed to another Investor (or members of its Group and in the case of RBS, the Wider RBS Group) may be enforced by the relevant Investor or by members of its Group (including, with effect from 10 October 2007, its Acquired Companies whilst such Acquired Companies remain part of the RBS Holdings Group or the relevant Investor’s Group and, in the case of RBS, the Wider RBS Group).

20.11.4
Except where expressly provided otherwise in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

20.11.5
Where, pursuant to the terms of this Agreement, a third party has been expressly granted rights under the Contracts (Rights of Third Parties) Act 1999, the consent of such third party shall not be required for the variation of this Agreement or the waiver of any provision in it.

20.11.6	Enforcement of third party rights in relation to this Agreement shall be in accordance with the provisions of Clause 22.2.
20.12	Unlawful fetters
The Company shall not be bound by any provision of this Agreement to the extent that it would constitute an unlawful fetter on any of its statutory powers, but that provision shall remain valid and binding as regards the other parties to this Agreement to which it is expressed to apply.
20.13	Default Interest
If any party fails to pay any amount due and payable by it under this Agreement or under any judgment in connection with this Agreement (save for any payments due under Clause 13, for which the provisions of Clause 13.4 shall apply), such party shall pay to the party or parties to whom the same was due, interest on such overdue amount from the due date until the date of actual payment, both before and after a judgment, at the Default Interest Rate.

21	Notices
21.1
Save as set out in paragraph 14 of Schedule 2, any notice or other document to be given under this Agreement shall be in writing in English and shall be deemed duly given if delivered to the recipient as its fax number or address set out below or any other fax number or address notified to the parties for the purposes of this Agreement, if left at or sent by (i) airmail or express or other fast postal service or (ii) facsimile transmission or other means of telecommunication in permanent written form to the following address or number:

21.1.1	RBS

Address	House G
RBS Gogarburn
Edinburgh
EH12 1HQ

Fax No.	+44 131 626 2997
For the attention of Group General Counsel
21.1.2	Santander

Address	Cuidad Grupo Santander
28660 Boadilla del Monte
Madrid
Spain

Fax No.	+34 91 257 1524
For the attention of General Counsel
21.1.3	the State

Address	Ministry of Finance
Korte Voorhout 7/P.O. Box 20201
2500 EE The Hague

Fax No.	+31 70342 79 33
For the attention of the Director of Financieringen (at the time of this Agreement, Wouter Raab) and the Director of Bureau Financiele Instellingen (at the time of this Agreement, Rens Bröcheler)
21.1.4	Company

Address	Strawinskylaan 3105
1077ZX Amsterdam
The Netherlands
21.2
Any notice shall be delivered by hand or sent by fax or by express or other fast means of postal service. Any notice shall be deemed to have been received on the next working day in the place to which it is sent if sent by fax or 72 hours from the time of posting if sent by post.

22	Choice of law and arbitration

22.1	Governing Law
This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with this Agreement, shall be governed by and construed in accordance with English law.

22.2	Arbitration
22.2.1
Subject to Clause 9 (as varied where applicable in accordance with the Schedules to this Agreement), any dispute arising out of or connected with this Agreement, including a dispute as to the validity or existence of this Agreement and/or this Clause 22.2, shall be resolved by arbitration in Paris, France conducted in English by three arbitrators pursuant to the rules of the ICC, save that, unless the parties agree otherwise, the third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two arbitrators appointed by or on behalf of the parties. If he is not chosen and nominated to the ICC for appointment within 30 days of the date of confirmation by the ICC of the later of the two party-appointed arbitrators to be confirmed, he shall be chosen by the ICC.

22.2.2
All the parties irrevocably submit to the non-exclusive jurisdiction of the courts of England to support and assist the arbitration process pursuant to Clause 22, including if necessary the grant of interlocutory relief pending the outcome of that process.

22.2.3	The substantive law of the arbitration shall be English law.

Schedule 1 – Part 1
Transfer of the Acquired Businesses

Introduction
1	The Transfer Conditions
1.1	Completion of the transfer of any Acquired Business under this Agreement shall in all respects be conditional on the fulfilment of the following conditions:
1.1.1
all authorisations, orders, grants, recognitions, confirmations, consents, clearances, certificates, licences, permissions and approvals necessary or reasonably considered by the relevant Investor and any other affected Investor to be necessary or appropriate for or in respect of the relevant transfer having been obtained, in terms and in a form reasonably satisfactory to that Investor and to any other affected Investor;

1.1.2
no order having been issued (and remaining in effect) by any court or other governmental authority, and no statute, rule, regulation, executive order, decree or other order of any kind existing or having been enacted, entered or enforced by any governmental or regulatory authority, which (in any such case to an extent which is material in the context of the relevant sale and purchase) prohibits, restrains or restricts Completion of the sale of the relevant Acquired Business;

1.1.3	to the extent reasonably necessary for the transfer of such Acquired Business, negotiation or determination of any relevant definitive agreements as referred to in Clauses 5.2 and 9.
1.2	Each of the parties shall use its reasonable endeavours to procure the fulfilment of the Transfer Conditions as soon as possible.
1.3	Each Investor may waive in whole or in part any of the Transfer Conditions set out in paragraphs 1.1.2 to 1.1.4 provided that such waiver does not:
1.3.1	result in any breach by any other Investor, the Company or any member of their respective Groups of any legal or regulatory requirement; or
1.3.2
result in any material financial detriment to any other Investor, the Company or any member of their respective Groups unless such persons are indemnified to their reasonable satisfaction against all Liabilities arising out of or in connection with such waiver; or

1.3.3	result in any material non financial detriment to any other Investor, the Company or any member of their respective Groups.

1.4
If any of the Transfer Conditions attaching to the transfer of an Acquired Business becomes incapable of being satisfied (and, if the Transfer Condition is capable of being waived, the relevant party or parties refuse, when they are entitled to do so, to waive the Transfer Condition), all obligations of the parties under this Agreement in respect of such transfer shall terminate and the parties shall not have any claim against the others in respect thereof except for any prior breach of paragraph 1.2. To the extent that any asset is incapable of being transferred to an Investor (the “Relevant Investor”) or a member of its Group as a result of a Transfer Condition failing to be satisfied, the following provisions shall apply:

1.4.1	unless paragraph 1.4.2 applies such asset shall be sold on terms that:
(i)	RBS NV shall obtain a Valuation Range for the Acquired Business in accordance with the principles set out in paragraph 13 of Schedule 2, mutatis mutandis;
(ii)
such sale shall be conducted (which shall include the negotiation of any terms of such sale) by the Managing (and, if appropriate, Supervisory) Board(s) of RBS NV unless otherwise required by any relevant regulatory or anti trust authority (in which event such sale shall be conducted in accordance with such requirements);

(iii)
the net proceeds of sale shall be applied for the benefit of, and the Liabilities arising out of or in connection with such sale (including, without limitation, professional costs, Taxation and any Liabilities associated with any warranties or indemnities given in connection with such sale) shall be for the account of the Relevant Investor; and

(iv)	the Investors (other than the Relevant Investor) shall be entitled to match any third party offer for the relevant Acquired Business on the terms of paragraph 11 of Schedule 2 mutatis mutandis;
(v)
RBS NV shall not sell the relevant Acquired Business for consideration which is less than the lowest point of the Valuation Range less 7.5 per cent. without the prior written consent of the Relevant Investor (such consent not to be unreasonably withheld taking into account, inter alia, the number of potential purchasers for the Acquired Business, any restrictions on the transfer of the relevant business imposed by a Regulator and any other applicable impediments to transfer); or

1.4.2	if all of the Investors so agree (and on such terms as they may agree), such asset shall be treated as and deemed part of the Retained Business.
2	Transfer of the Acquired Businesses
2.1
Subject to the Transfer Conditions being satisfied or waived in accordance with paragraph 1, and in each case as at Completion of the relevant transfer, the Company shall procure that RBS Holdings or the relevant members of its Group shall transfer and each of the State and Santander shall directly or indirectly acquire (or procure the acquisition by a member of its Group of):

2.1.1	in the case of the State, the State Acquired Businesses; and

2.1.2	in the case of Santander, the Santander Acquired Businesses.
2.2
The intention of the parties is that RBS will either acquire the RBS Acquired Businesses in accordance with the principles of Clause 5 and Schedule 1, that it will sell the RBS Acquired Businesses to third parties or that it will acquire indirect ownership of the RBS Acquired Businesses by becoming the sole owner of the Company in accordance with Clause 4.

2.3
Each Investor shall accept without enquiry, requisition or objection such title in the Acquired Business to be acquired by it (or a member of its Group), as RBS Holdings or the relevant member of the RBS Holdings Group may have and the Acquired Business Assets shall be transferred without the benefit of any undertakings, warranties, representations or other assurances whatsoever except insofar as they are contained in this Agreement, the Tax Agreements or as otherwise agreed by the Investors.

2.4
All companies, businesses and assets the transfer of which is required to be procured hereunder shall be transferred in the condition, in the place in which or to which they are situate and subject to all benefits, burdens, rights and restrictions to which they are subject at the time when the obligation to effect the transfer shall have become unconditional (subject to any other provisions of this Agreement).

2.5	No representation or warranty is given by any party as to the nature, condition, fitness for purpose, merchantability or suitability of any company, business or asset.

2.6	The provisions of:
2.6.1	Part 4 of this Schedule shall have effect in relation to employment matters;

2.6.2	Part 5 of this Schedule shall have effect in relation to pensions matters;

2.6.3	Part 6 of this Schedule shall have effect in relation to intellectual property;

2.6.4	Part 7 of this Schedule shall have effect in relation to real estate;

2.6.5	Part 8 of this Schedule shall have effect in relation to regulatory matters; and
2.6.6	Part 9 of this Schedule and any Tax Agreements entered into between the parties shall have effect in relation to tax matters.
3	Consideration for Acquired Business Transfers
3.1
Unless otherwise agreed, the consideration for the sale and purchase of the relevant assets shall be the payment by the relevant Investor, or such persons as it may procure, in cash (unless otherwise agreed by the Investors) on Completion of the appropriate proportion (determined in accordance with paragraph 3.2 below) of the fair market value of its Acquired Business (subject to adjustment as provided in this Schedule) to RBS Holdings or such persons as the Company may direct.

3.2
The Investors shall endeavour to agree in good faith the fair market value among the Acquired Business Assets of their respective Acquired Businesses that are to be transferred in accordance with Clause 5, in the period following execution of this Agreement, failing which such apportionment of the fair market value shall be determined in accordance with Clause 9 of this Agreement. If any cash consideration is received hereunder by RBS Holdings in respect of any of the Acquired Businesses, it shall be received by RBS Holdings on behalf of the Investor or members of the RBS Holdings Group who are the beneficial owners of the shares or assets to which it relates.

3.3
Payment of the appropriate proportion of any fair market value pursuant to paragraph 3.1 shall be a good discharge of each Investor’s obligations to pay the consideration due in respect of all and any of the Acquired Business Assets to be acquired by it and the Investors shall have no obligation to enquire into the application thereof.

4	Completion
4.1
Subject as provided in paragraph 6, Completion of any transfer of any Acquired Business or part thereof, shall take place at such location outside the United Kingdom as the parties shall agree (taking into account the possible imposition of Transfer Taxes) on the Completion Date applicable to that Completion when the parties shall do such things and execute such documents as may reasonably be required by any other party to complete the relevant transfer including complying with the terms of any agreement relating to the implementation of any Legal Demerger or if the transfer is taking place by means of a sale and purchase by implementation of the following:

4.1.1
the Company shall procure that at Completion the RBS Holdings Group will procure the delivery to the relevant Investor, at such location or locations as each Investor may reasonably specify not later than 2 Business Days prior to the Completion Date, of:

(i)
undated transfers (to the extent required) in respect of such of the relevant Acquired Company Shares as are registered, duly executed by or on behalf of the registered holder and completed in favour of the relevant Investor or as it may direct, together with any certificates in respect of such Acquired Company Shares (to the extent required, duly endorsed in blank or in the name of the relevant Investor);

(ii)	share warrants to bearer in respect of such of the relevant Acquired Company Shares as are not in registered certificated form; and
(iii)
such other documents, notarial deeds or certificates, transfers or written consents as may be required to give a good title to such Acquired Company Shares or of the relevant Acquired Business Assets and (where appropriate) to enable the relevant transferee to become the registered holders thereof;

4.1.2	the Company shall procure that any transfers referred to above be duly registered to the extent required (subject only to their being duly stamped where applicable);
4.1.3
the Company shall procure the RBS Holdings Group to make available for collection at the normal location at which they are held, used or stored and give physical possession to each Investor or as it may direct of such of the Acquired Business Assets as are transferable by delivery and deliver to the transferee company under the relevant Legal Demerger or, on a sale and purchase, to the relevant Investor or as it may direct such documents of title or other records establishing title to the relevant Acquired Business Assets as are within its possession or control;

4.1.4
if the transfer is being effected by means of a sale and purchase, the relevant Investor shall pay, or procure the payment by electronic funds transfer (for value on the day of transfer) to such bank account or accounts as the Company may specify, not later than 2 Business Days prior to the relevant Completion Date the relevant proportion of the fair market value applicable to the assets being transferred on the relevant Completion (determined in accordance with paragraph 3.2).

5	Third Party consents and approvals and pre-emption rights
5.1
Where any consent, approval or agreement of any third party is required prior to the acquisition by a Purchaser of shares in any Acquired Company or any of the Acquired Business Assets to be transferred to it pursuant to this Agreement and such consent, approval or agreement has not been obtained at or before the due date for Completion of the transfer, the relevant shares or assets shall not be transferred to a Purchaser, notwithstanding Completion, until the consent, approval or agreement has been unconditionally obtained and the parties shall, and shall procure that their subsidiaries shall, use their respective reasonable endeavours to obtain such consent, approval or agreement and shall provide each other with all such assistance and co-operation as may reasonably be required in seeking any such consent, approval or agreement, provided that no person shall be under any obligation to make any payments (in money or moneys worth) to, or release any right against, any other party for the purpose of obtaining any such consent, approval or agreement.

5.2
Subject to Clause 5.3, if any such consent, approval or agreement as is referred to in paragraph 5.1 which is required prior to the acquisition by a Purchaser of any shares in any Acquired Company or any of the Acquired Business Assets hereunder has not been obtained within 12 months of Completion, unless the parties otherwise agree, the relevant shares or assets shall be excluded from the transfer, and paragraph 1.4 shall apply to the relevant assets as if the Transfer Conditions are incapable of being satisfied.

5.3
Save in relation to transfers under the Legal Demerger Agreement (to which the provisions of the Legal Demerger Agreement shall apply and subject to Part 9 of Schedule 1, pending the receipt of such consent, approval or agreement as is required for the transfer to the relevant Investor, or as it may direct, of any of the Acquired Business Assets as provided in paragraph 5.1:

5.3.1
the Company shall procure that RBS Holdings shall, or shall procure that the member of the Retained Group holding the relevant assets shall, in each case to the extent permissible under any relevant law and subject to the requirements of any relevant Regulator:

(i)
hold all such assets as agent for the relevant Investor, at all times deal therewith in accordance with that Investor’s instructions and not take any step or do anything in relation thereto without that Investor’s prior consent;

(ii)	promptly account to that Investor, or as it may direct, for all amounts received by it in respect of or relating to such assets;
(iii)
to the extent that the relevant asset comprises one or more companies or businesses, deliver to that Investor at the end of each month unaudited management accounts comprising a profit and loss account, cash flow statement and balance sheet showing the results of such Acquired Company or Business for the month to which they relate and, on a cumulative basis, for the period since Completion, prepared as if the Acquired Company or Business was a separately incorporated member of the RBS Holdings Group and complying with generally accepted accounting principles in the jurisdiction in which the relevant Acquired Company or Acquired Business operates; and

5.3.2
the relevant Investor shall promptly reimburse each member of the Retained Group all costs and expenses and shall indemnify each member of the Retained Group against all Liabilities incurred by it in relation to such Acquired Company or Acquired Business Assets or in relation to any of the Business Employees (or any persons who would have been Business Employees if the relevant Acquired Business had been transferred at Completion) other than any costs, expenses or Liabilities incurred as a result, direct or indirect, of any step, act or omission in breach of paragraph 5.1 which was not consented to or caused (directly or indirectly) by the Investor and other than Tax which shall be dealt with in accordance with Part 9 of this Schedule 1 or the relevant Tax Agreement.

5.4
Where any third party is entitled to be offered or to elect to acquire any shares of any Acquired Company or any Acquired Business Assets before such shares or assets may be transferred to an Investor or as it may direct (and has not waived that right) then, unless the relevant procedures by which such third party is entitled to be offered or to elect to acquire all or any of such shares or assets have been completed and the relevant offer period or periods have expired prior to Completion, such shares or assets shall not be transferred, notwithstanding Completion, until the relevant procedures have been completed and the relevant periods have expired.

5.5
If any such third party as is referred to in paragraph 5.3 exercises its right to acquire all or any shares in an Acquired Company or Acquired Business Assets then such shares or assets shall be excluded from the relevant sale and, within 3 Business Days of receipt thereof, the Company shall procure that the relevant member of the RBS Holdings Group shall, pay or procure payment to the relevant Investor, or as it may direct, by way of repayment of the appropriate proportion of the fair market value, an amount equal to the amount actually received from such third party as consideration for the acquisition of such shares or assets less any third party costs incurred by RBS Holdings or any member of the RBS Holdings Group in connection therewith. Any Taxation incurred in connection with such sale shall be dealt with in accordance with Part 9 of this Schedule 1 or the relevant Tax Agreement.

5.6
Notwithstanding paragraphs 5.1 to 5.4 above, an Investor may elect to proceed with a transfer of an Acquired Business Asset notwithstanding that any required consents, approvals or agreements have not been received or that any third party is entitled to be offered or to elect to acquire such asset as referred to in paragraph 5.4, subject to the conditions set out in paragraphs 1.3.1 to 1.3.3 of this Part 1 (which shall apply mutatis mutandis as if such an election were a waiver of a Transfer Condition) being satisfied.

5.7
Any amount payable to an Investor, or as it may direct, pursuant to paragraphs 5.2 or 5.5 shall be paid together with interest thereon at the rate per annum equal to LIBOR from time to time, calculated on a daily basis in respect of the period from and including the date of receipt of the relevant payment from the third party to and including the date of payment.

6	Post-Completion obligations, further assurances
6.1
Save in relation to any transfer pursuant to the ID&J SPAs or the Legal Demerger Agreement, for which transfers the relevant provisions of the ID&J SPAs or the Legal Demerger Agreement, respectively, shall apply, both before and after (and notwithstanding) Completion, each Investor shall, and the Company shall procure that RBS Holdings shall, at each Investor’s own expense use reasonable endeavours to ensure the smooth transition into new ownership of the Acquired Businesses as agreed by the relevant Investors.

6.2
The Company shall procure that RBS Holdings shall, subject to all applicable regulations, use all reasonable endeavours to secure as soon as practicable after the date of this Agreement the release of each Acquired Company to be acquired by any Investor, without cost to it, from all guarantees and other contingent Liabilities given or undertaken by it to secure or support the obligations of any member of the Retained Group and pending such release shall procure that RBS Holdings or such member of the Retained Group shall indemnify and keep indemnified the relevant Acquired Company against all actions, proceedings, losses, costs, claims, damages, Liabilities and expenses which any of them may suffer or incur in respect of any claim made under any such guarantees or other contingent Liabilities after 10 October 2007.

6.3
Each Investor shall, subject to all applicable regulations, use all reasonable endeavours to secure as soon as practicable after the date of this Agreement the release of each member of the Retained Group, and each Acquired Company to be acquired by any other Investor, without cost to them, from all guarantees or other contingent Liabilities given or undertaken by them to serve or support the obligations of any Acquired Company or Acquired Business to be acquired by such Investor (including, if required, offering its own guarantee or liability on the same terms, mutatis mutandis, as and in substitution for the existing guarantee or other liability) and pending such release shall indemnify the Retained Group and each such Acquired Company and keep them indemnified against all actions, proceedings, losses, costs, claims, damages, Liabilities and expenses which any of them may suffer or incur in respect of any claim made under or in respect of any such guarantees or other contingent Liabilities after 10 October 2007.

6.4
Without prejudice to any other provision of this Agreement, each of the parties shall in good faith, and so far as is permitted by applicable law (and subject to the requirements of any relevant Regulator):

6.4.1	use all reasonable endeavours to secure the carrying out of the transactions contemplated by this Agreement in accordance with the terms and the spirit of this Agreement; and
6.4.2	co-operate with one another to that end and negotiate with a view to resolving any issues which may arise in connection with the implementation of the terms and spirit of this Agreement.
7	Indemnification and Wrong Box Assets or Liabilities
7.1
Each Investor shall indemnify each member of the Retained Group (whilst such member remains part of the Retained Group) and each of the other Investors and members of their respective Groups (being, for this purpose, in the case of RBS, the Wider RBS Group) (including, for this purpose, with effect from 10 October 2007, their Acquired Companies whilst such Acquired Companies are members of the RBS Holdings Group or the relevant Investor’s Group); against all Liabilities whensoever incurred, including, without limitation, Liabilities incurred:

7.1.1	prior to 10 October 2007 and remaining outstanding at 10 October 2007;

7.1.2	after 10 October 2007; or

7.1.3	otherwise,
to the extent that the same relate to any of the first named Investor’s Acquired Business Assets and not to the Retained Business or to the Acquired Business Assets of any other Investor.
For the avoidance of doubt, the terms of this paragraph 7.1 of Schedule 1 – Part 1 shall not prevent any member of the Retained Group (whilst such member remains part of the Retained Group), an Investor or any member of its Group — being, for this purpose, in the case of RBS, the Wider RBS Group — from making a claim under this paragraph 7.1 of Schedule 1 – Part 1 in circumstances where it has disposed of a member of the Retained Group or part of the Retained Business or of an Acquired Company or any Acquired Business Assets to a third party and suffers a Liability under the terms of that disposal to the extent that the same relates to the Acquired Business Assets of another Investor.

7.2
Each Investor shall, save to the extent that there is/are sufficient cash in or assets (which can be immediately realised) of the Retained Business in order to meet such Liabilities, severally indemnify each member of the Retained Group (whilst such member remains part of the Retained Group and the Wider RBS Group) and each of the other Investors and members of their respective Groups — being for this purpose, in the case of RBS, the Wider RBS Group - (including, for this purpose, with effect from 10 October 2007, their Acquired Companies whilst such Acquired Companies are members of the RBS Holdings Group or the relevant Investor’s Group) in their Consortium Proportions against all Liabilities whensoever incurred, including, without limitation, Liabilities incurred:

7.2.1	prior to 10 October 2007 and remaining outstanding at 10 October 2007;

7.2.2	after 10 October 2007; or

7.2.3	otherwise,
to the extent that the same relate to the Retained Business.
For the avoidance of doubt, the terms of this paragraph 7.2 of Schedule 1 – Part 1 shall not prevent any member of the Retained Group (whilst such member remains part of the Retained Group and the Wider RBS Group), an Investor or any member of its Group — being, for this purpose, in the case of RBS, the Wider RBS Group — from making a claim under this paragraph 7.2 of Schedule 1 – Part 1 in circumstances where it has disposed of a member of the Retained Group or part of the Retained Business or an Acquired Company or any Acquired Business Assets to a third party and suffers a Liability under the terms of that disposal to the extent that the same relates to the Retained Business.
7.3
At any time prior to 30 June 2011 an Investor may (i) contend that an Acquired Business or the Retained Business contains a Wrong Box Asset or Liability, or (ii) identify a new asset or Liability which has never been allocated to or accounted for by an Acquired Business or the Retained Business, and, in default of agreement as to the classification of any such asset company or Liability, the matter shall be determined in accordance with Clause 9 of this Agreement. So far as permitted by law and subject to the receipt of all relevant regulatory approvals, any such asset or Liability in an Acquired Business shall be reallocated to another Acquired Business or to the Retained Business and vice versa, as the case may be, and, if necessary and if completion of the transfer of such asset or Liability shall have taken place, transferred to a member of the Retained Group or to the relevant Investor or, in either case, as it may direct and any such asset or Liability in the Retained Group shall be transferred to the relevant Investor or as it may direct. The consideration for the reallocation or transfer shall be nil unless otherwise agreed in connection with the Legal Demerger Agreement (if applicable). The tax consequences of the operation of this paragraph 7.3 will be dealt with in accordance with Part 9 of this Schedule 1. RBS and the State acknowledge that RBS NV and ABN AMRO have agreed in the Legal Demerger Agreement that certain wrong box transfers may take place at any point prior to 5 February 2012. Without prejudice to any transfers that may take place under the Legal Demerger Agreement between 1 July 2011 and 5 February 2012, no reallocation under this paragraph 7.3 shall be permitted after 30 June 2011.

8	Conduct of Claims
8.1
The provisions of this paragraph 8 shall apply in respect of all indemnities expressed to be given under this Agreement and to the conduct of negotiations and proceedings where any party hereto has a claim against any other under such an indemnity or otherwise under this Agreement, provided that:

8.1.1
they shall not apply to matters relating to any Third Party Claim (as defined in paragraph 8.3) where such Third Party Claim is or may be covered by a policy of insurance and the relevant insurer requires the Indemnified Party or the Indemnifying Party to act in a manner contrary to the provisions of this clause;

8.1.2
if RBS or the State is the Principal Indemnifying Party, this paragraph 8 shall not apply if the Third Party Claim is “Relevant Litigation” for the purposes of the Solution Agreement and Schedule 4 of the Solution Agreement shall apply instead; and

8.1.3
to the extent that any provisions of this paragraph 8 are inconsistent with the Litigation Management Agreement or the Tax Agreements, the provisions of the Litigation Management Agreement or the relevant Tax Agreement shall prevail.

8.2	Definitions
In this paragraph 8:
8.2.1	Indemnified Party means any party (or other person pursuant to Clause 20.11) who has any claim under an indemnity or otherwise under this Agreement;
8.2.2 Indemnifying Party means the party against whom any such claim is made; and
8.2.3
Principal Indemnifying Party means, in respect of any Third Party Claim (as defined below) the Indemnifying Party or in the event that there is more than one Indemnifying Party in respect of a particular Third Party Claim, the Indemnifying Party with the largest allocation in respect of that particular Third Party Claim (as determined under the Litigation Management Agreement).

8.3	Third Party Claim
8.3.1
If an Indemnified Party becomes aware of any third party claim, potential claim, matter or event (a “Third Party Claim”) which might lead to a claim being made under this Agreement against the Principal Indemnifying Party, the Indemnified Party shall procure that notice of such Third Party Claim is given as soon as reasonably practicable to the Principal Indemnifying Party and, subject to being fully indemnified (on an after tax basis if appropriate in accordance with the principles in Schedule 1, Part 9) to its reasonable satisfaction by the Principal Indemnifying Party against all reasonable out-of-pocket costs and expenses incurred by the Indemnified Party, and otherwise subject at all times to this paragraph 8:

(i)
shall not make and shall procure that is not made any admission of liability, agreement or compromise with any person, body or authority nor consent to the entry of any judgement or final order in relation to any such Third Party Claim except with prior consultation with, and the prior agreement (not to be unreasonably withheld or delayed) of, the Principal Indemnifying Party;

(ii)
shall take such action as the Principal Indemnifying Party may reasonably request after consultation with the Indemnified Party to avoid, dispute, resist, appeal, compromise or defend such Third Party Claim or any adjudication in respect of that Third Party Claim; and

(iii)
if so required by the Principal Indemnifying Party in writing shall ensure that the Principal Indemnifying Party is placed in a position to take on or take over the day-to-day conduct of all proceedings or negotiations of whatever nature arising in connection with the Third Party Claim in question (by transferring the proceedings to the Principal Indemnifying Party if so required and where reasonably possible to do so, subject as set out below, through the provision of a power of attorney, or otherwise) and provide (or, if relevant, procure that there is provided) such information and assistance as the Principal Indemnifying Party may reasonably require in connection with the preparation for and conduct of such proceedings or negotiations provided that the Principal Indemnifying Party shall keep the Indemnified Party informed of the progress of any proceedings and shall consult with the Indemnified Party prior to taking any action which may affect the Indemnified Party, or any business or asset of the Indemnified Party.

Nothing in this paragraph 8.3.1 shall oblige the Indemnified Party to grant a power of attorney to the Principal Indemnifying Party in respect of the Third Party Claim.
8.3.2
The Indemnified Party shall be at liberty, without reference to the Principal Indemnifying Party and without prejudice to its rights against the Principal Indemnifying Party or against any other Indemnifying Party, to admit, compromise, settle, discharge or otherwise deal with any Third Party Claim:

(i)
if no response is received from the Principal Indemnifying Party within a reasonable period (in respect of the situation) in relation to any communication from the Indemnified Party notifying the Principal Indemnifying Party that the Indemnified Party intends to admit, compromise, settle, discharge or otherwise deal with that Litigation; or

(ii)	if the Indemnified Party is not indemnified as required by paragraphs 7 and 8.3.1 above.
8.3.3
The Principal Indemnifying Party, or RBS (on behalf of the Investors) (should the largest allocation of the Third Party Claim in question be to the Retained Business), shall keep any other Indemnifying Party or Parties to whom the Third Party Claim in question has been allocated informed of significant developments in the Third Party Claim and shall provide updates as reasonably requested by such other Indemnifying Party or Parties.

8.3.4	In the event that there is more than one Indemnifying Party in respect of a particular Third Party Claim:
(i)
the Indemnifying Parties shall be severally, but not jointly, liable to indemnify the Indemnified Party in the proportions in which the Third Party Claim has been allocated to their respective Acquired Businesses; and

(ii)	to the extent that the Third Party Claim is allocated to the Retained Business, the Investors shall severally indemnify the Indemnified Party in their Consortium Proportions.

8.4
Upon any claim under this Agreement being made, or notification pursuant to paragraph 8.1 above of any Third Party Claim which might lead to such a claim being made, the Indemnified Party shall, subject to being fully indemnified (on an after-tax basis if appropriate in accordance with the principles in Schedule 1, Part 9) to its reasonable satisfaction by the Indemnifying Parties against all reasonable out-of-pocket costs and expenses incurred by such Indemnified Party:

8.4.1
make available to accountants and other professional advisers appointed by the Principal Indemnifying Party such access to the personnel of the Indemnified Party and to any relevant records and information as the Principal Indemnifying Party reasonably requests in connection with such claim or Third Party Claim;

8.4.2
use reasonable endeavours to procure that the auditors (both past and current) of the Indemnified Party make available their audit working papers in respect of audits of the Indemnified Party’s accounts for any relevant accounting period in connection with such claim or Third Party Claim.

8.5
Where any Indemnified Party is entitled (whether by reason of insurance or payment discount or otherwise) to recover from some other person any sum in respect of any Liability which is or could be the subject of a claim under this Agreement (and whether before or after the Indemnifying Parties have made payment thereunder), the Indemnified Party shall (or, as appropriate, shall procure that the other Indemnified Party shall) unless the Indemnified Party shall waive its claim against the Indemnifying Parties and refund any amounts repaid:

8.5.1
promptly notify the Principal Indemnifying Party and provide such information as the Principal Indemnifying Party may reasonably require relating to such Liability or dispute and steps taken or to be taken by the Indemnifying Party in connection with it;

8.5.2
if so required by the Principal Indemnifying Party (subject to each Indemnified Party being fully indemnified on an after-tax basis (if appropriate in accordance with the principles in Schedule 1 Part 9) to its reasonable satisfaction by the Indemnifying Parties against all reasonable out-of-pocket costs and expenses incurred by such Indemnified Party) take all steps (whether by way of a claim against its insurance or otherwise, including but without limitation, proceedings) as the Principal Indemnifying Party may reasonably require to enforce such recovery including rights equivalent to those in paragraph 8.3.1; and

8.5.3	keep the Principal Indemnifying Party informed of the progress of any action taken.

8.6
Notwithstanding any other provision of this Agreement where any Indemnified Party may have a right to claim (in respect of any Liability in respect of which it is indemnified by the Indemnifying Party) against any third party, the obligation of the Indemnifying Parties shall be limited (in addition to any other limitations on the liability of the Indemnifying Parties referred to in this Agreement) to the amount by which the loss or damage suffered by the Indemnified Party as a result of such matter shall exceed any amounts recovered by the Indemnified Party from a third party and the reasonable out-of-pocket costs and expenses and Taxation incurred by the Indemnified Party in obtaining such recovery. If any amounts shall be recovered by an Indemnified Party from a third party following the payment of any amount or amounts hereunder by the Indemnifying Parties in respect of the same Liability, the Indemnified Party shall forthwith return to the Indemnifying Parties, an amount equal to the lesser of:

8.6.1	the amount recovered from the third party less the reasonable out-of-pocket costs and expenses of such recovery and any Taxation incurred in connection with such recovery; and
8.6.2	the amount or amounts previously paid to the Indemnified Party by the Indemnifying Parties in respect of such Liability.
8.7	Where any indemnity contained in this Agreement is expressed to be “on an after-tax basis”, then in calculating the liability of the Indemnifying Parties there shall be taken into account:
8.7.1
the amount by which any liability to Taxation of the Indemnified Party or the relevant Acquired Company or member of the Retained Group (as the case may be) is actually reduced or extinguished as a result of the matter giving rise to the indemnity claim; and

8.7.2
the amount by which any liability to Taxation of the Indemnified Party or the relevant Acquired Company or member of the Retained Group (as the case may be) is actually increased as a result of the payment by the Indemnifying Parties in respect of the matter giving rise to the indemnity claim.

8.8	In a Third Party Claim in respect of which it is entitled to be indemnified pursuant to paragraphs 7 and 8.3.1, the Indemnified Party:
8.8.1
is not required to seek, or comply with, the requirements of the Principal Indemnifying Party under this paragraph 8 to the extent necessary to avoid the Indemnified Party or the relevant Investor breaching any criminal or regulatory laws, orders, regulations or equivalent;

8.8.2
may instead conduct that Third Party Claim (including any negotiations of whatsoever nature arising in connection with it) in such manner as it considers appropriate so as to avoid breaching any criminal or regulatory laws, orders, regulations or equivalent; and

8.8.3
shall remain entitled to be indemnified pursuant to paragraph 7 provided that (subject to paragraph 8.9) the Indemnified Party or the relevant Investor provides immediate written notice to the Principal Indemnifying Party of relying on this paragraph, such notice to specify all relevant details of the Third Party Claim and the manner in which this paragraph is being relied upon.

8.9
If the giving of notice pursuant to paragraph 8.8.3 would, in the reasonable opinion of the Indemnified Party or its relevant Investor, involve the Indemnified Party or relevant Investor breaching any criminal or regulatory laws, orders, regulations or equivalent in respect of that Third Party Claim, such notification may be made as soon as it would no longer involve such breach, and the liability of the Indemnifying Parties to indemnify the Indemnified Party in respect of that Third Party Claim shall be unaffected.

8.10	Where the Indemnified Party is a member of the Retained Group, RBS (on behalf of the Investors) shall be considered to be its relevant Investor for the purposes of paragraphs 8.8 to 8.10.

Schedule 1 – Part 2
The Acquired Businesses
The assets of, and Liabilities attributable to, Business Units or any business comprise, subject to Clause 5 and the remaining provisions of this Schedule 2, those Business Assets and Liabilities reflected in the RBS Holdings Accounts as being assets and Liabilities of such Business Unit or business.
1.	RBS Acquired Businesses
The Business Assets of the following businesses and Business Units of the RBS Holdings Group:
BU North America (pages 111 to 113 of the RBS Holdings Accounts)
BU Global Clients (pages 53, 117 to 119 and 158 of the RBS Holdings Accounts, excluding the Brazil Global Clients Business).
BU Asia (pages 115 to 117 of the RBS Holdings Accounts) excluding the interest in Saudi Hollandi
BU Europe (excluding Antonveneta) (pages 109 to 111 of the ABN AMRO Accounts, excluding the Antonveneta profit and loss account and balance sheet)
Former Dutch Wholesale Clients (reported under BU Netherlands, pages 107 to 109 of the RBS Holdings Accounts, in the RBS Holdings Accounts, as explained on page 106 of the RBS Holdings Accounts and the RBS Holdings press release of 7 April 2006).
Former WCS Clients outside Brazil within BU Latin America (reported under BU Latin America, pages 113 to 115 of the RBS Holdings Accounts, as explained in the RBS Holdings press release of 7 April 2006).
Private Clients India and Private Clients Indonesia
Interest in Prime Bank, Pakistan
Where:
“Brazil Global Clients Business” means the RBS BU Global Clients business (as defined above) as carried on in Brazil, to the extent that such business is comprised of:
(a)	the domestic revenues generated and booked in Brazil by Brazilian-domiciled global clients;
(b)	the off-shore booked revenues generated in Brazil by Brazilian-domiciled global clients and by Brazilian-domiciled subsidiaries of non-Brazilian-domiciled global clients; and
(c)	the domestic revenues generated and booked in Brazil by Brazilian-domiciled subsidiaries of non-Brazilian-domiciled global clients, but for the avoidance of doubt does not include BU Global Clients business revenues generated outside Brazil by Brazilian-domiciled global clients or Brazilian-domiciled subsidiaries of non-Brazilian-domiciled global clients.

2.	Santander Acquired Businesses
The Business Assets of the following businesses and Business Units of the RBS Holdings Group:
BU Latin America (excluding all former WCS Clients outside of Brazil) (pages 113 to 115 of RBS Holdings Accounts)
BU Antonveneta (pages 109 to 111 of RBS Holdings Accounts, excluding everything but the Antonveneta accounts)
Interbank and DMC Consumer Finance, Netherlands (reported under BU Netherlands in pages 107 to 109 of the RBS Holdings Accounts).
Brazil Global Clients Business
Asset Management Brazil
Where:
“Asset Management Brazil” means ABN AMRO Asset Management Distibuidora de Titulos e Valores Mobiliarios S.A. less the Carve-out Assets (as defined in a Heads of Agreement between Santander and Fortis dated 26 February 2008).
3.	State Acquired Businesses
The Business Assets of the following businesses and Business Units of the RBS Holdings Group:
BU Private clients (excluding Latin America) (pages 119 to 120 of the RBS Holdings Accounts, excluding the private banking business LatAM and excluding Private Clients India and Private Clients Indonesia)
BU Netherlands (excluding former Dutch Wholesale Clients and Interbank and DMC Consumer Finance) (pages 107 to 109 of RBS Holdings Accounts, excluding former Dutch Wholesale Clients and Interbank Consumer Finance)
BU Asset Management (excluding Asset Management Brazil) (pages 121 to 122 of RBS Holdings Accounts)
The ABN AMRO Trade Marks (as defined in paragraph 1 of Part 6 of this Schedule 2)

Part 4. Re- Allocations
The following list of Business Assets which are reflected in the Acquired Businesses have been re-allocated from the different Acquired Businesses and the Retained Businesses respectively with an effective date for the purpose of the allocation as set out below. The parties agree that this list of reallocations is a non-exhaustive list:

Business Asset	From	To	Effective date
Private Clients India and Indonesia	State Acquired Business	RBS Acquired Business	1 January 2008
Interest in Prime Bank	Retained Business	RBS Acquired Business	10 October 2007
Brazil Global Clients	RBS Acquired Business	Santander Acquired Business	10 October 2007
Asset Management Brazil	State Acquired Business	Santander Acquired Business	10 October 2007
Infrastructure Capital Management	RBS Acquired Business	State Acquired Business	1 April 2008
AA Interfinance	State Acquired Business	Santander Acquired Business	The Completion date of the transfer
Sterrebeeck B.V.	State Acquired Business	Santander Acquired Business	1 January 2008

Schedule 1 – Part 3
The Retained Businesses
1.	Retained Businesses
RBS Holdings interest in Capitalia
BU Private Equity
RBS Holdings interest in Saudi Hollandi
The costs of eliminating central group functions and, if any, unallocated property and unallocated costs
Unallocated pension fund deficit or surplus, to the extent not otherwise allocated to an Acquired Business under Part 5 of Schedule 2
Other unallocated assets and Liabilities (including unallocated contingent Liabilities)
For the effective date of certain re-allocations of Business Assets out of the Retained Businesses to certain Acquired Businesses a reference is made to Schedule 1 – Part 2.
2.	Agreed course of action in relation to certain assets forming part of the Retained Business
As at the date of this document, and following the sale of certain assets comprising the Retained Business, the parties have agreed that the following actions will be taken in relation to the following assets which form part of the Retained Business, provided that following 30 June 2011 RBS NV shall be free, subject to the provisions of Schedule 2 and Clause 5.3.5, to take such actions in relation to the Retained Business as it determines in its absolute discretion:

Proposed action to be taken as
part of the Retained Business
Name of asset within the Retained Business	Wind Down
AA Capital Nordic Fund II B.V.	Awaiting Liquidation
AA PE Fund LP	Awaiting Liquidation
AAB Media & Telecom 2005 B.V.	Awaiting Liquidation
AAC Capital NEBO NL Feeder B.V.	Awaiting Liquidation
AAC Spanish BOF 2005 B.V.	Shared Asset held for sale
AACBOF Italy B.V.	In liquidation
AACBOF NEBO B.V.	Shared Asset held for sale
AAV Italy B.V.	In liquidation
AAV NEBO B.V.	Shared Asset held for sale

Proposed action to be taken as
part of the Retained Business
Name of asset within the Retained Business	Wind Down
ABN AMRO Asia Capital Investment Limited	Awaiting Liquidation
ABN AMRO Capital (Belgium) N.V.	Awaiting Liquidation
ABN AMRO Capital BO Funds II B.V.	Awaiting Liquidation
ABN AMRO Capital Limited	Awaiting Liquidation
ABN AMRO Capital Management (Australia) Pty Limited	In liquidation
ABN AMRO Capital S.p.A.	In liquidation
ABN AMRO Corporate Investments Management B.V.	Awaiting Liquidation
ABN AMRO Danube Ventures B.V.	Awaiting Liquidation
ABN AMRO Participaties B.V.	Awaiting Liquidation
ABN AMRO Private Equity B.V.	Awaiting Liquidation
ABN AMRO Ventures (Jersey) Limited	Awaiting Liquidation
ABN AMRO Ventures II B.V.	Awaiting Liquidation
Achmea Holding N.V.	Awaiting Liquidation
Alcover A.G.	Awaiting Liquidation
Alsecure Insurance PCC Limited Transcred 1 Cell	Awaiting Liquidation
B2 Seller Agent Pty Limited	Awaiting Liquidation
Benedenwindse Offshore Bouw-en Exploitatie Maatschappiij	Awaiting Liquidation
Bodycare International Group B.V.	Under investigation
C.C.M. Central Commercial Management N.V.	Awaiting Liquidation
Closenes SL	In liquidation
DIBU Administratie & Consultancy B.V.	Awaiting Liquidation
Escaline sarl	Sale process
Euroclear plc	Pending confirmation
Exody E-business Intelligence GmbH	In liquidation
Expomedia Group Plc	In liquidation
Forbion Capital Fund II C.V.	Split among R, N and S in process
Fourth Channel, Inc	Under investigation
Future Ventures B.V.	In liquidation
Gesytas 2005 S.L.	In liquidation
Global Intranet B.V.	Sale process
I2C S.A.	In liquidation

Proposed action to be taken as
part of the Retained Business
Name of asset within the Retained Business	Wind Down
Impulsora del Fondo Mexico SA de CV	Sale process
IMX, Inc	Under investigation
Jan Everaers Beheer B.V. (in liquidation)	To be liquidated
Jill Equity Participation B.V.	To be liquidated
Lange Voorhout Investments B.V.	Awaiting Liquidation
Mandrakeoft SA	Shared Asset held for sale
Multi M.Retirement N.V.	Awaiting Liquidation
Nexwave Inc.	In liquidation
Nicator / Nicator New Holding AB	In liquidation
Niksun, Inc.	Loan note, not for sale
Nortel Inversora S.A.	Listed, but B-share not trade able
Nueva Terrain S.L.	Shared Asset held for sale
PGAM Advanced Technologies AG	In liquidation
RBS Capital (USA) LLC	Awaiting Liquidation
Retained Business Deferred Tax Assets	To be paid for in accordance with the Separation Tax Agreement if utilised by an RBS Acquired Company
Silita S.L.	In liquidation
Swyx Solutions GmbH	In liquidation
Tavve Software Company Inc.	Sale process
Telesystems International Wireless Inc	Sale process
The second ABN AMRO LBO Fund	Awaiting Liquidation
Saudi Hollandi Bank	Held for sale
Saudi Hollandi Capital	Held for sale
Viking Strip Finance Limited	In liquidation
Westchester Holdings Limited (in liquidation)	In liquidation
Wielkamp B.V.	In liquidation
Yellowbrix Inc	Sale process

3.	Certain assets of the Retained Business which have been sold
The parties agree that as at the date of this document, the following entities forming part of the Retained Business have been sold:

Name of entity which have been sold
ABN AMRO Capital Australia Fund II (ABN AMRO) B.V.
Acer IP Fund One LP
Corpfin Capital Fund II B.V.
F.V.E. II LP
Favonius Ventures Europe LP
Freecom Technologies B.V.
Integral Development Corporation
iRex Technologies B.V.
Monash IVF Pty Limited
Monash IVF Pty Limited
Siam Investment Fund II L.P.
Siennax International B.V.

Schedule 1 – Part 4
Employment
1
Prior to the date of this Agreement, the parties agreed the allocation of employees to each of the Acquired Businesses which have been transferred to a relevant Investor and how liabilities relating to those employees would be borne by the relevant Investors. Such agreements are reflected in, inter alia, the Co-habitation Agreements and the Legal Demerger Agreement.

2
In respect of any of the Acquired Businesses which have not, as at the date of this Agreement, been transferred to a relevant Investor, the principles set out below in Part 4 of this Schedule determine how any employees relating to any such business (and any associated Liabilities, including but not limited to retention and termination costs) will be allocated as between Investors.

3
The parties will each nominate appropriate representative(s) to agree the matters which are required to be agreed pursuant to Part 4 of this Schedule 1, including determining how employees who do not work exclusively or principally in one of the Acquired Businesses or the Retained Business should be allocated between the RBS Acquired Business, the Santander Acquired Business, the State Acquired Business and the Retained Business (as the case may be). The parties will use reasonable endeavours to provide to the other parties information in their possession which might reasonably help facilitate this process through to the Final Completion Date.

Once appropriate allocations to a particular business have been made then no Appropriate Steps shall be taken in relation to the affected employee(s) without the agreement of the relevant Investor or the Company (as the case may be), such agreement not to be unreasonably withheld or delayed.
Where any intra-group services are provided by any part of an Acquired Business to part of another Acquired Business or by any part of an Acquired Business to part of the Retained Business (or vice versa) the parties will take into account any continuing requirements to provide such services in making any necessary determinations in accordance with this part 4 of Schedule 1.
4
The parties shall use their respective reasonable endeavours to ensure that employees who are engaged exclusively or principally in the RBS Acquired Business, the Santander Acquired Business, the State Acquired Business or the Retained Business (as the case may be) shall continue to be so engaged immediately after the relevant Completion and shall take such Appropriate Steps as are necessary in the circumstances.

In this Schedule 1, part 4, “Appropriate Steps” may include, but shall not be limited to:
•
taking such steps, if any as are necessary to move the employee to the relevant Acquired Business or Retained Group, as appropriate, which may be the making of an offer of employment or a transfer of their employment under any relevant local law;

•	undertaking appropriate consultation with employees and/or bodies representing employees;

•	ensuring that an employee is released from any obligations to his current employer in order to facilitate the change of employer proposed; and
•
taking such steps as are reasonable in the circumstances to mitigate any Liability associated with, as the case may be, the termination or change of employer (for example, moving the employee immediately prior to the relevant Completion rather than after that Completion).

5	Where:
5.1
an employee who is exclusively or principally engaged in one of the RBS Acquired Business, Santander Acquired Business or State Acquired Business (as the case may be) is a director or employee of a member of the Retained Group or of an Acquired Company acquired by another Investor; or

5.2
an employee who is exclusively or principally engaged in the Retained Business is a director or employee of an Acquired Company, subject to there being no adverse effect upon the ability of any relevant company to maintain any regulatory approval, the relevant employee shall cease as soon as reasonably practicable after the relevant Completion to be a director or employee of the relevant company and the parties shall take Appropriate Steps to offer such employee employment by a company carrying on part of the Acquired Business or Retained Business in which he is engaged provided that the relevant Investor in respect of whose business the employee is principally or exclusively engaged (or the Company as the case may be) has approved the Appropriate Steps (such approval not to be unreasonably withheld or delayed). The parties shall use reasonable endeavours including taking any of the approved Appropriate Steps to minimise any Liabilities which may arise as a result of such cessation. If any Liabilities do arise then such Liabilities shall, in respect of an employee engaged exclusively or principally in the RBS, Santander or State Acquired Business (as the case may be) be borne by the relevant Investor (which Investor shall indemnify the Retained Group, the Company and the other Investors accordingly) and, in respect of an employee engaged exclusively or principally in the Retained Business, shall be borne by the Retained Group (and, accordingly, indirectly by the Investors in the Consortium Proportions).

6
The parties acknowledge that as a consequence of the transactions contemplated by this agreement, the requirements of the Retained Business and the Acquired Businesses in relation to employees may change or diminish and, as a consequence, it may be necessary to terminate the employment of certain employees. In effecting any such terminations, the parties will use reasonable endeavours, including taking the Appropriate Steps, to minimise any Liabilities which arise as a consequence.

Where the employment of an employee of a member of the Retained Group is terminated where that person is exclusively or principally engaged in an Acquired Business, the relevant Investor which is to buy that Acquired Business will bear the cost (if any) of such termination and will indemnify the appropriate member of the Retained Group against any Liability accordingly. Such termination will not be effected without the prior approval of the relevant Investor who will bear the cost (such approval not to be unreasonably withheld or delayed).

Where the employment of an employee of an Acquired Company acquired by one Investor is terminated where that person is exclusively or principally engaged in the Acquired Business acquired by another Investor, that other Investor will bear the cost (if any) of such termination and will indemnify the first-mentioned Investor against any Liability accordingly. Such termination will not be effected without the prior approval of the relevant Investor who will bear the cost (such approval not to be unreasonably withheld or delayed).
Where the employment of an employee of an Acquired Company is terminated where that person is exclusively or principally engaged in the Retained Business, then the Retained Group (that is, indirectly, the Investors in the Consortium Proportions) will bear the cost (if any) of such termination and shall indemnify the Acquired Company against any Liability accordingly. Such termination will not be effected without the prior approval of the Company (such approval not to be unreasonably withheld or delayed).
Where any employee whose employment would otherwise have been terminated (because the further requirement for his or her services has changed or diminished) becomes employed by a “mobility organisation” or some other local equivalent (such that the employee becomes engaged by an employer other than a company in either one of the Acquired Businesses or the Retained Business) the principles set out above shall continue to apply in respect of any Liabilities relating to that employee’s employment by the mobility organisation or the termination of his or her employment by such organisation notwithstanding that such termination may occur at a later date.
7
Where an employee is seconded from an Acquired Business to the Retained Business or vice versa the parties shall consult with a view to agreeing when the secondment shall end having regard to their respective business needs and whether or not an offer should be made to that employee so that he or she should cease to be an employee of an Acquired Company or (as the case may be) a member of the Retained Group and become an employee of a member of the Retained Group or (as the case may be) of an Acquired Company. Where the relevant parties agree such an offer is to be made, the parties will take such of the Appropriate Steps as are reasonably necessary to effect the change of employer of the employee concerned and to minimise any Liabilities associated with the termination of any such secondment arrangements. Any such Liabilities will be allocated according to the principles set out in paragraph 5 of this Part 4.

8
Where an employee is seconded from one Acquired Business to an Acquired Business to be bought by another Investor the relevant Investors shall consult with a view to agreeing when the secondment shall end having regard to their respective business needs and whether or not an offer should be made to that employee so that he or she should cease to be an employee of one Acquired Company and become an employee of a different Acquired Company. Where the relevant parties agree such an offer is to be made, the parties will take such of the Appropriate Steps as are reasonably necessary to effect the change of employer of the employee concerned and to minimise any Liabilities associated with the termination of any such secondment arrangements. Any such Liabilities will be allocated according to the principles set out in paragraph 5 of this Part 4.

9
Where the parties are unable to agree a resolution under paragraph 7 or 8, the employee will continue to be governed by the terms of his or her secondment agreement and shall return to the company by which he or she is employed at the end of the secondment agreement or otherwise in accordance with its terms.

10
In the case of those employees not covered by paragraphs 4, 5, 6, 7 and 8 of this Part 4 the parties shall consult with each other as required, with a view to determining (as soon as reasonably practicable):

10.1	whether or not all or any of such employees should become employees of an Acquired Company or a member of the Retained Group; and

10.2	what arrangements should be made to ensure that an Investor or the Retained Group, as the case may be, does not suffer as a result of certain employees not becoming its employees, and the parties shall use their reasonable endeavours to give effect to such determination.
Once the parties have determined which employees should be employed by a member of an Acquired Group or the Retained Group (as the case may be), each Investor (in relation to its Acquired Group) and the Company (in relation to the Retained Group) shall procure that such Appropriate Steps as are agreed (such agreement not to be unreasonably withheld or delayed) are taken in relation to each relevant employee and the other parties shall procure a release of such employee’s obligations in order that the employee is able to accept such an offer of employment made to him as an Appropriate Step.
11
It is the intention of the parties, save (i) as provided otherwise in this Part 4; and (ii) as otherwise agreed between the parties; that all Liabilities in respect of an employee (whether relating to their employment prior to the relevant Completion, to steps taken to move their employment to a company carrying on the appropriate Acquired Business or to a company in the Retained Group or to the termination of their employment) shall be borne:

11.1	in respect of employees exclusively or principally engaged in the RBS, the State or Santander Acquired Businesses, as the case may be, by RBS, the State or Santander (respectively); and
11.2	in respect of employees exclusively or principally engaged in the Retained Business, by the Retained Group; and
11.3
where it is not possible to determine in accordance with the procedure set out in paragraph 3 above where such employees were engaged, between the Retained Group and the relevant Investor(s) or between the relevant Investors (as the case may be) having regard to (i) the proportion of the employee’s duties prior to the relevant Completion which related to each such entity; or (ii) to such other principles as the parties, acting reasonably, agree.

12
If the sale and purchase of any Acquired Business, or any act or omission after the relevant Completion by an Investor or a member of its Group or by a member of the Retained Group shall entitle any employee to treat his or her employment as terminated or otherwise to bring an action against any Acquired Company or any member of the Retained Group (as the case may be) in respect of his or her employment, the parties shall consult with a view to reducing or mitigating any Liabilities. To the extent that such Liabilities do arise, the costs in respect of an employee exclusively or principally engaged in the RBS, the State or Santander Acquired Businesses, as the case may be, shall be borne by RBS, the State or Santander (respectively) and the costs in respect of an employee exclusively or principally engaged in the Retained Business shall be borne by the Retained Group.

If it is not possible to determine that the relevant employee is exclusively or principally engaged in one or more of the RBS, the State or Santander Acquired Businesses or the Retained Business, the Liabilities shall be borne between the Retained Group, and the relevant Investor(s) or between the relevant Investors (as the case may be) having regard to (i) the proportion of the employee’s duties prior to any relevant Completion which relate to each such entity; or (ii) such other principles as the parties, acting reasonably agree.

13
Without prejudice to Clause 5.5 of this Agreement, prior to any relevant Completion, any Investor may provide management and other services to one or more of the other Acquired Businesses and/or the Retained Business on such terms (including appropriate charges) as may be agreed between the parties.

14
For the avoidance of doubt, all pension Liabilities in relation to employees and former employees of the Acquired Businesses and Retained Business will be dealt with in accordance with Part 5 of Schedule 1. Hence, this Part 4 relates only to non-pension Liabilities in respect of such employees.

15
Where an employee is allocated to an Investor in accordance with the terms of Part 4 of this Schedule 1, that Investor shall, in relation to employees allocated to it, take custody of (or if appropriate, retain custody of) any data which is held by the employer for the purpose of the employment relationship (“HR Data”) and will at all times treat such data in accordance with that Investor’s internal data protection policies and any applicable laws. Similarly, any Liability for failure to comply with any relevant data protection laws will fall on the Investor to whom that employee is allocated.

16
If the parties cannot, acting reasonably, determine (i) that an employee is exclusively or principally engaged in a particular Acquired Business or the Retained Business; or (ii) how Liabilities for any employee are allocated pursuant to this Part 4; any party affected by such failure to make a determination can escalate the issue in question, via its normal internal governance routes, to such party’s Head of HR, who will raise that issue with any other affected party/parties. For these purposes, the relevant Heads of HR are Tony Williams in respect of RBS, Alexandra Philippi in respect of State and Sinead O’Connor in respect of Santander and references to the relevant Head of HR shall include their successors from time to time.

17
Any dispute not covered by paragraph 16 shall if not resolved by agreement between the parties within 60 business days of such dispute arising, be determined in accordance with Clause 9 of the Agreement.

Schedule 1 – Part 5
Pensions
1
As soon as reasonably practicable and subject to applicable legal and regulatory provisions, the Investors will in relation to each pension plan negotiate in good faith and enter into detailed agreements consistent with the following principles.

2	The Investors acknowledge that the general principles in respect of pensions are that:
(a)
all pension Liabilities and pension costs in respect of employees will be borne by the appropriate Acquired Businesses or Retained Business on the same basis as all Liabilities of an employee will be allocated under paragraph 9 of Schedule 2 – Part 4 (Employment) of this Agreement; and

(b)
the pension Liabilities and pension costs in respect of former employees will be borne by the appropriate Acquired Businesses or Retained Business by applying, to the extent possible and having regard to paragraphs 11 and 12 of this Part of this Schedule, the principles of allocation of Liabilities under paragraph 9 of Schedule 2 – Part 4 (Employment) of this Agreement but with reference to the employment those former employees had at the time of termination of their employment agreement.

3
The Investors will, subject to applicable legal and regulatory provisions and having regard to the history and circumstances of the plan, agree whether following Completion each plan should continue as:

(a)	a multi-employer plan; or

(b)	a single employer plan.
Multi-employer plans
4
Where the Investors agree that following the relevant date of Completion a current plan should continue as a multi-employer plan, the relevant companies within the Acquired Businesses and the Retained Business will continue to participate in the plan on such other terms and conditions as are agreed by the Investors from time to time, provided that those terms and conditions, together with, where appropriate, any compensations agreed between the Acquired Businesses and the Retained Business, accord with the general principles stated in paragraph 2 of this Part of this Schedule.

Single employer plans
5
Where the Investors agree that following the relevant date of Completion a plan should continue as or be converted to a single employer plan, subject to applicable legal and regulatory provisions, the Investors will agree who will be the principal sponsoring employer. This could be a company within one of the Acquired Businesses or the Retained Business. This will normally be the company which is currently the principal sponsoring employer, but may be changed by agreement if the current membership of the plan is inconsistent with this. To the extent that this results in one Acquired Business or the Retained Business taking responsibility for Liabilities for former employees of another Acquired Business or the Retained Business (as the case may be), a valuation adjustment amongst the involved Acquired Business(es) and/or the Retained Business will be made in accordance with the financial position of the plan on an IAS19 basis (including allowance for discretionary benefits where this has been incorporated previously in the IAS19 valuation).

Cessation of participation
6
If a company within the Acquired Businesses or the Retained Business ceases to participate in a plan, the Investors will use reasonable endeavours to procure that a transfer value is paid from that plan to a new plan for employees of that Acquired Business or Retained Business or company within that business (in respect of current employees and/or former employees). The Investors will agree a proposed transfer value basis to be put to the trustees or managers of the plan.

7
To the extent that the transfer value actually paid differs from the value of the Liabilities transferred on an IAS19 basis multiplied by the funding level of the plan on the IAS19 basis, a cash adjustment will be due between the Acquired Businesses and/or Retained Business which accords with the general principles stated in paragraph 2 of this Part of this Schedule. The Investors will cooperate to ensure that any adjustments are applied in as tax efficient manner as possible.

8
The Investor which either is or owns the continuing principal sponsoring employer of any pension plan will indemnify and hold harmless in full each member of the Retained Group (whilst such member remains part of the Retained Group) and each of the other Investors and members of their respective Groups — being, for this purpose, in the case of RBS, the Wider RBS Group — (including, for this purpose their Acquired Companies whilst such Acquired Companies are members of the ABN AMRO Group or the relevant Investor’s Group in respect of any actions, proceedings, costs, claims and demands, incurred by any of those other Investors and members of their Groups (including their Acquired Companies), in relation to any liability arising in respect of that pension plan. The Investors agree that any liability incurred as a result of the indemnity in this paragraph 8 will not constitute a liability that is recoverable under paragraph 7.1 of Part 1 of Schedule 1 in respect of pension liabilities relating to any of the pension plans and each such Investor undertakes not to seek to rely on the indemnity under paragraph 7.1 of Part 1 of Schedule 1 in respect of such liabilities.

9
Where a company within the Acquired Business or Retained Business ceases to participate in a plan, it will procure alternative pension provision for future service if it is required to do so by applicable legal or regulatory provisions.

Defined contribution plans and unfunded pension liabilities
10	The principles stated in this Part of this Schedule will be modified as appropriate as follows:
(c)	the general principles stated above apply mutatis mutandis to defined contribution plans and, where possible, unfunded pension Liabilities;
(d)
to the extent that any unfunded pension Liabilities or any excess of funding in any plan cannot be allocated to any Acquired Businesses and/or the Retained Business by applying the foregoing principles, such unfunded pension Liabilities or any excess of funding will be allocated to the Retained Business and shared by the Investors in accordance with their participation in the Retained Business; and

(e)
to the extent that the Investors agree that defined contribution and unfunded pension Liabilities will be transferred under such general principles, the Investors will agree the appropriate transfer amount to be paid within a reasonable period.

General
11
The Investors acknowledge that attributing Liabilities precisely for former employees to each Investor may be difficult or impossible and will use suitable approximations where appropriate, having regard to cost.

12
The Investors acknowledge that transfers of former employees between plans may be contentious or potentially contentious in some cases, and will cooperate to ensure that former employees may remain in their existing plan where this is appropriate and accords with the general principles stated in paragraph 2 of this Part of this Schedule.

13
The Investors agree that if any dispute arises in respect of pensions then it shall be determined in accordance with Clause 9 of this Agreement save that the Investors may agree that the dispute will be determined by an independent actuary instead of an Independent Accountant, in which case references in Clause 9 to Independent Accountants shall be read as references to an independent actuary and references in Clause 9 to the President of the Institute of Chartered Accountants shall be read as references to the President of the Institute of Actuaries.

14
This paragraph 14 of this Part of this Schedule applies in respect of all pension plans in relation to which payments had not yet been made in accordance with paragraph 5 and (where applicable) paragraph 7 of this Part of this Schedule before the effective date of the Dutch legal demerger (afsplitsing) of certain assets and liabilities of RBS NV to ABN AMRO Bank, which occurred on 6 February 2010 (such pension plans the “Outstanding Plans”). The provisions in paragraphs 1 to 13 of this Part 5 of this Schedule 1 apply to the Outstanding Plans with the following exceptions:

14.1
In respect of the Outstanding Plans, no valuation adjustment shall be carried out in accordance with paragraph 5 of this Part of this Schedule and no cash adjustment will be due in accordance with paragraph 7 of this Part of this Schedule. Instead, in accordance with and pursuant to a “Pensions Unbundling and Settlement Deed” entered into by RBS, Santander, the State, the Company, ABN AMRO Bank and Fortis Investment Management N.V. dated 1 April 2010 (the “Pensions Unbundling and Settlement Deed”), RBS and Santander shall each make the following one-off payments to ABN AMRO Bank:

14.1.1	a compensation payment in respect of future administration expenses of the Dutch Outstanding Plans equal to the following amounts:
(i)	RBS: EUR 14.1 million; and

(ii)	Santander: EUR 1.5 million;
14.1.2	a compensation payment in respect of the future cost of purchasing annuities in respect of liabilities relating to the Dutch Outstanding Plans equal to the following amounts:
(i)	RBS: EUR 21.1 million; and

(ii)	Santander: EUR 1.8 million.

14.2
In respect of the Dutch Outstanding Plans, where the Investors or any of members of their Groups (including their Acquired Companies) cease participating in such pension plans, the relevant party will use reasonable endeavours to procure that a transfer value is paid from that Dutch Outstanding Plan to a new plan for relevant employees who participated in the Dutch Outstanding Plan (in respect of current employees and/or former employees) and that the relevant Investor or member of its Group (including their Acquired Companies) will apply the “opt-out mechanism” in respect of the Dutch Outstanding Plans, so that all relevant individual members will be informed that their accrued pension will be transferred to the new plan, unless they object within a certain specified period.

14.3
The policy of the trustees of the Dutch Outstanding Plans in the case of a transfer value basis referred to under paragraph 6 of this Part of this Schedule is to transfer assets that are the multiplication of the liabilities on an FTK-basis (Financieel ToetsingsKader) with, as a minimum, the lower of its funding ratio (calculated on the same FTK- basis) and the funding ratio of the receiving fund. In any event, the minimum transfer value will be at least as great as that which is required under the Decree on the implementation of the Pension Act and the Act on Compulsory Membership of an Occupational Pension Scheme (both Acts in the Netherlands, “Besluit uitvoering Pensioenwet en Wet verplichte beroepspensioenregeling”). If the transfer value calculated by the trustees of the Dutch Outstanding Plans is lower than the minimum transfer value set out in this paragraph 14.3 of this Part of this Schedule, notwithstanding the obligation on RBS under paragraph 6 of this Part of this Schedule, RBS may refuse to accept a transfer from the relevant Dutch Outstanding Plan. For the avoidance of doubt, a refusal by RBS to accept a transfer in accordance with this paragraph 14.3 of this Part of this Schedule will not lead to an obligation to pay compensation in excess of the compensation referred to in paragraph 14.1.1 and 14.1.2 of this Part of this Schedule.

14.4
With the exception of the payment obligations under the Pensions Unbundling and Settlement Deed and payment of any transfer value in accordance with paragraph 6 of this Part of this Schedule, the Investors agree that none of the Investors or members of their Groups (including their Acquired Companies) shall have any further liability to make any payment, valuation adjustment or cash adjustments to any other Investor or members of their respective Groups (including their Acquired Companies) in respect of any of the Outstanding Plans.

14.5
To the extent that there is any conflict between this Agreement and the Pensions Unbundling and Settlement Deed then the wording in the Pensions Unbundling and Settlement Deed shall prevail over this Agreement. For the avoidance of doubt, to the extent that the provisions of the Pensions Unbundling and Settlement Deed do not relate in any way to any provision of this Agreement, the Pensions Unbundling and Settlement Deed and this Agreement shall not be deemed to conflict.

Schedule 1 – Part 6
Intellectual Property
1	In this Agreement:
“ABN AMRO Trade Marks” shall have the meaning given to it in the RBS Transitional Trade Mark Licence;
“ABN AMRO Device Trademark” shall have the meaning given to it in the Santander Transitional Trade Mark Licence;
“Intellectual Property” means trade marks, service marks, trade names, logos, domain names, get-up, patents, inventions, design rights, copyrights, neighbouring rights and moral rights, know-how, semi-conductor topography rights, database rights and all other similar rights which may subsist in any part of the world, whether or not such rights are registered, including, without limitation, any registrations of such rights and applications and rights to apply for such registrations;
“RBS Transitional Trade Mark Licence” means the transitional trade mark licence entered into between RBS NV and ABN AMRO Bank on 5 February 2010, as amended from time to time; and
“Santander Transitional Trade Mark Licence” means the transitional trade mark licence entered into between Santander, Banco Santander (Brasil) S.A. and ABN AMRO Bank on 5 February 2010.
2
The parties recognise that as part of the transfer of the Acquired Businesses to the Investors the Acquired Business Assets for each Acquired Business shall include the Intellectual Property assets and related contracts which are exclusively or principally used by that Acquired Business. Nothing in this Part of this Schedule shall affect the ownership of these assets or the validity of the related contracts.

3
At any time a party may make a written request for a licence to use a particular item of Intellectual Property owned by another party and in existence as at 10 October 2007 (other than the ABN AMRO Trade Marks to which the RBS Transitional Trade Mark Licence shall apply and the ABN AMRO Device Trademark to which the Santander Transitional Trade Mark Licence shall apply) and the relevant parties agree that within 90 days following such notice that they shall negotiate in good faith and use their best endeavours to agree any such request — with consent not being unreasonably withheld — with the intention that each of the RBS, Santander and State Acquired Businesses and the Retained Business shall be able to continue to operate without hindrance and for no additional consideration in the manner in which they operated immediately prior to the relevant Completion Date. Unless agreed otherwise the licence shall be non-exclusive, royalty-free, world-wide and perpetual, so far as the licensor is able to grant such a licence at no additional cost.

4
The parties acknowledge that much of the know-how owned or used by the RBS Holdings Group and Acquired Businesses is and will remain of a confidential nature and agree to take reasonable and appropriate steps to ensure that confidentiality is preserved following the transfer of the Acquired Business Assets and in the future conduct of the businesses to be carried on by the Acquired Group and the Retained Group.

5
Any dispute in respect of the matters in this Part of this Schedule which is not resolved by agreement between the parties within 60 Business Days of such dispute arising (such 60 Business Days to commence, for the purposes of any dispute pursuant to paragraph 4 of this Part of this Schedule, on expiry of the 90-day period referred to in that paragraph) shall be determined in accordance with Clause 9 of this Agreement save that:

(a)
references in Clause 9 to the Independent Accountants shall, for the purposes of this Schedule, be read as references to a single QC who is an expert in Intellectual Property in London, England, or, if the relevant parties jointly consider it to be more appropriate, an expert of equivalent seniority in the jurisdiction in which the Intellectual Property asset in question subsists; and

(b)	references in Clause 9 to the President of the Institute of Chartered Accountants shall be read as references to the President of the Law Society.
The objective of the expert determination pursuant to this paragraph, (i) in the case of a Wrong Box Asset claim relating to Intellectual Property, shall be to determine which business has the strongest claim to ownership of the relevant Intellectual Property on a worldwide basis, taking into account which business has invested the most in creating, developing and promoting the relevant Intellectual Property to date, and, (ii) in the case of a request for a licence under paragraph 4 of this Part of this Schedule, shall be to determine fair and reasonable terms for such licence.
6
Without prejudice to Clause 20.10 of this Agreement, each party shall, and the Company shall use its reasonable endeavours to procure that any relevant third party shall, do all such things and execute all such documents as may reasonably be requested by any other party for the purposes of giving full legal effect to the provisions of this Part of this Schedule, including in order to vest or perfect title to any Intellectual Property, to record such title with any relevant registry or to apply for registration in respect of any new Intellectual Property at any registry.

Schedule 1 – Part 7
Real Estate
1
The parties shall use their reasonable endeavours to agree that the rights transferred pursuant to Clause 5 and the remaining provisions of this Schedule relating to real estate (including licenses, easements, rights of way and other similar rights) are sufficient to enable each of the Acquired Businesses and the Retained Business to be carried on in the ordinary course.

2
Until such time as specific real estate is allocated between the Acquired Businesses and/or to the extent that premises or real estate rights are shared between Acquired Businesses or between one or more Acquired Businesses and the Retained Business, both the costs and the benefits of such premises, or rights of such premises, shall be shared or allocated between the relevant Investors or members of the RBS Holdings Group in accordance with the principles set out in Clause 5 of this Agreement and in the Leasing Principles and Treatment of Property Stranded Costs Principles.

3
Without limitation, the parties shall use their reasonable endeavours to agree the following in addition to but following the general principles set out in paragraphs 1 and 2 of this Schedule 1 Part 7:

3.1
where premises are shared, which Acquired Business will retain ownership of the property or relevant lease and the basis of occupation of the other Acquired Businesses including any rent or licence fee to be paid for such occupation by the other Acquired Businesses, how long such occupation will last and the other terms of such occupation;

3.2	where premises are shared, how existing services provided in respect of the relevant property are to be provided to all the relevant Acquired Businesses;
3.3	if any properties are held by a specific real estate holding company, which Acquired Business will own such entity and how the other Acquired Businesses will continue to occupy;
3.4	how guarantees already in place from one Acquired Business in respect of the occupation of real estate by another Acquired Business are to be dealt with;
3.5	which Acquired Business will be responsible for historic liabilities (including, but not limited to, environmental and regulatory liabilities) in respect of which properties;
3.6	that transfers of any properties or interests in any properties are carried out in the most tax efficient way for the Acquired Businesses involved; and
3.7
where the Acquired Businesses are controlled by, or consolidated into, any of the Investors, or otherwise leave the RBS Holdings Group, and this results in breaches of existing leases or licences, or adversely affects any ongoing occupations or ongoing disposals (by termination or otherwise), how this is to be dealt with.

4
Subject to paragraph 5 of this Schedule 2 Part 8, any dispute in respect of the matters in this Part of this Schedule which is not resolved by agreement between the parties within 60 Business Days of such dispute arising shall be determined in accordance with Clause 9 of the Agreement, but for the purposes of determining disputes where real estate assets are the primary disputed assets:

4.1
in England and Wales, the relevant parties shall appoint a chartered surveyor in the relevant jurisdiction or (in relation to legal issues) a single QC well versed in real estate law who shall determine any dispute arising as an expert and not as an arbitrator and in the absence of any agreement as to such a chartered surveyor or QC, the parties shall refer that appointment to the President of the Royal Institution of Chartered Surveyors or the President of the Law Society in London (as the case may be) who shall be substituted for the reference in Clause 9 of the Agreement to the “Independent Accountants”;

4.2
in a jurisdiction other than England and Wales, the relevant parties shall appoint the local (national) nearest equivalent to either a chartered surveyor in the relevant jurisdiction or (in relation to legal issues) a single QC well versed in real estate law in the relevant jurisdiction who shall determine any dispute arising as an expert and not as an arbitrator and in the absence of any agreement as to such a equivalent to a chartered surveyor or QC, the parties shall refer that appointment to the local national equivalent to the president or chairman of the Royal Institution of Chartered Surveyors or the president or chairman of the Law Society (by way of example:

4.2.1	equivalents to the Law Society of England and Wales are:
(i)	in Spain, the Colegio de Abogados de Madrid;

(ii)	in Italy, the Consiglio Nazionale Forense;

(iii)	in Brazil, the Ordem dos Advogados do Brasil; and

(iv)	in the Netherlands, the Nederlandse Orde van Advocaten;
and
4.2.2	an equivalent to the Royal Institute of Chartered Surveyors in London in Spain is the Colegio Oficial de Aparejadores y Arquitectores Tecnicos de Madrid)
who shall be substituted for the reference in Clause 9 of the Agreement to the “Independent Accountants”; or
4.3	across more than one jurisdiction, this shall be determined in accordance with Clause 9 of this Agreement.
5
Any dispute where real estate assets are the primary subject matter of the dispute, and the circumstances involve operations from one or more real estate assets being significantly adversely affected; and/or may result in any Investor being seriously reputationally adversely affected; shall be dealt with as follows:

5.1
immediately an Investor is aware of a dispute or the potential of a dispute, it shall notify the other Investors of all relevant facts of the dispute of which it is aware (acting in good faith), such notice to be served following the requirements of Clause 21;

5.2
following service of notice on all Investors under paragraph 5.1 of this Schedule 2 Part 8, the Investors shall use all reasonable endeavours to resolve the dispute within 2 Business Days in a just and equitable manner;

5.3	failing agreement being reached under paragraph 5.2 of this Schedule 2 Part 8, the dispute shall be immediately referred to:
5.3.1	in the case of RBS, the Chief Administrative Officer of the RBS Group;

5.3.2	in the case of State, the Director of Financieringen; and
5.3.3	in the case of Santander, Chief Technology and Operations Officer, reporting directly to the Chief Executive of Santander;
which shall use all reasonable endeavours to resolve the dispute within 2 Business Days in a just and equitable manner;
5.4
failing agreement being reached under paragraph 5.3 of this Schedule 2 Part 8, the dispute shall be immediately referred to the Chief Executive of each Investor which shall use all reasonable endeavours to resolve the dispute within 2 Business Days in a just and equitable manner.

5.5
if agreement is still not reached under paragraph 5.4 of this Schedule 2 Part 8, then the dispute shall be resolved in accordance with paragraph 4 of this Schedule 2 part 8 in all respects, except that the first part of paragraph 4 shall be replaced with the following words

“any dispute in respect of the matters in this Part of this Schedule shall be determined in accordance with Clause 9 of the Agreement, but for the purposes of determining disputes where real estate assets are the primary disputed assets:
[and the remainder of paragraph 4, being 4.1 ...4.3, are read in full, unchanged]”
and for the avoidance of doubt the parties shall in this circumstance not wait 60 Business Days before referring the matter for determination under Clause 9 (with the amended references to Clause 9 provided for under paragraph 4 of this Schedule 2 Part 8).

Schedule 1 – Part 8
Regulatory Matters
1	The parties agree that RBS will take lead responsibility for running the RBS Holdings Group.
2
For the avoidance of doubt and notwithstanding any other provision of this Agreement (other than Clause 13), each of the Investors acknowledges that (subject to paragraph 3 below) the Company shall be governed and operated in accordance with the governance, risk management and systems and controls policies and procedures reasonably determined by RBS from time to time to be necessary or desirable to ensure that the Company, RBS Holdings Group and each RBS Holdings Group Company are managed in accordance with the regulatory requirements applying under applicable laws and regulations (including, in particular that RBS Holdings, RBS NV and ABN AMRO Bank are Dutch companies regulated by DNB).

3
Without prejudice to the provision of paragraph 2 above and to the extent acceptable to the DNB and any other Regulator and solely to the extent applicable to any State Acquired Businesses or Santander Businesses that are owned by the RBS Holdings Group, RBS shall have regard to the governance, risk management and systems and controls requirements which apply to the Investors and their respective Groups under applicable laws and regulations and which are notified from time to time in writing to RBS by the State and Santander, respectively. In addition, the Investors acknowledge that groups of Regulators may from time to time reach understandings in relation to the management of the Company and the RBS Holdings Group. The Investors agree to use all reasonable endeavours to ensure that all such understandings communicated to the Company are properly implemented.

4
In exercising its rights and fulfilling its duties under or pursuant to this Agreement with respect to the RBS Holdings Group, the Company will act, and the Investors shall procure that the Company shall act, in accordance with the policies and procedures determined by RBS pursuant to paragraph 2 above.

5
None of the parties shall do or omit to do anything which causes any of the other parties, any member of their respective Groups or any member of the RBS Holdings Group to breach any applicable law or regulatory requirement. Each party will co-operate with each other party with a view to ensuring (insofar as it is reasonably able and subject to applicable law and regulations and the provisions of this Agreement) that for as long as any Acquired Business, Retained Business and/or RBS Holdings Group Company is the subject of clauses 5 and 6 of the Agreement, such company will conduct its affairs in compliance with the applicable regulatory requirements of each relevant Regulator.

6
Each party will co-operate with each other party with a view to ensuring (insofar as it is reasonably able and subject to applicable law and regulations and the provisions of this Agreement) that any information relating to the Company or any RBS Holdings Group Company which is required under applicable laws and regulations, or is requested by a relevant Regulator, to be provided by an Investor or a member of its Group to a relevant Regulator is made available to that Investor for it or the relevant member of its Group to provide to that Regulator.

7	Subject to applicable laws and regulations and the following provisions of this paragraph 7:
7.1
the Company shall notify each of the Investors of any communication received by it from any relevant Regulator in relation to the latter’s regulation of the RBS Holdings Group as soon as reasonably practicable after receipt thereof;

7.2	each of the Investors shall be entitled to make representations to the Company to assist it in responding to any such communication; and
7.3	none of the Investors shall object to the other Investors (or their representatives) attending at any meeting or on any call between the Company and a relevant Regulator.
8
Notwithstanding the foregoing, each Investor acknowledges that it shall not be entitled to receive notice of any communication under paragraph 7.1 above, or to make representations pursuant to paragraph 7.2 above, or to attend or participate at any meeting or on any call between the Company and any Regulator, if (i) that Regulator objects (for whatever reason), or (ii) the Investor has no material interest in the specific subject matter which is the subject of the communication, meeting or call.

Schedule 1 – Part 9
Tax Matters
1	Tax Agreements
1.1
The parties acknowledge that the following Tax Agreements have been or will be entered into between the parties and that certain matters that would otherwise fall within the scope of the provisions of this Schedule 1 — Part 9 may be covered by such Tax Agreements:

(i)	the Separation Tax Agreement;

(ii)	the Tax Segregation Agreement;
(iii)
the Global Tax Agreement between RBS, the State, RBS NV and ABN AMRO Bank relating to the allocation of certain tax liabilities related to certain relevant Acquired Businesses and certain other Tax matters in relation thereto; and

(iv)
other Tax Agreements relating to the allocation of Tax liabilities related to Acquired Businesses in particular jurisdictions (including Luxembourg, Belgium, Singapore, Germany, Hong Kong, Japan and the USA) and certain other Tax matters in relation thereto.

The parties further acknowledge that further Tax Agreements may be entered into following the date of this Agreement.
1.2
The parties acknowledge that in relation to the Completed Restructuring, the provisions of the Original CSA applied in respect thereof (subject to the provisions of any Tax Agreement where relevant) and that the amendment and restatement of the Original CSA is without prejudice to the rights and obligations of the parties under the Original CSA or any Tax Agreement in relation to the Completed Restructuring.

1.3
In the case of conflict between the relevant provisions of any Tax Agreement and the relevant provisions of this Agreement (or the Original CSA where applicable), the relevant Tax Agreement shall prevail in respect of matters covered by the relevant Tax Agreement, unless explicitly agreed otherwise in this Agreement or the relevant Tax Agreement. In the case of any matter which has not been agreed for the purpose of a Tax Agreement, the principles in this Part 9 shall apply.

2	Tax efficiency
2.1
The parties acknowledge that Clause 5 requires the Further Restructuring to be implemented in a manner that is as efficient for all parties and the RBS Holdings Group as is reasonably practicable from a tax point of view (subject to other non-Tax constraints and considerations) and the parties also acknowledge that the same principles applied to the Completed Restructuring. The parties acknowledge that this shall involve using all reasonable endeavours to:

2.1.1	minimise the total Taxes (including not incurring such Taxes) which may arise on the Further Restructuring (including Transfer Taxes);
2.1.2
subject to Clause 2.1.1, maximise the availability and benefit of Tax Reliefs (taking into account the ability of the parties to utilise such Tax Reliefs and any other benefits which may be available);

2.1.3
subject to Clause 2.1.1, procure that transfers of businesses pursuant to the Further Restructuring are not subject to VAT (for example by endeavouring to ensure that any applicable conditions for such transfers to be treated as transfers of going concerns for VAT purposes are satisfied);

2.1.4
facilitate the distribution of cash (in the case of assets that have been sold for cash pursuant to the Further Restructuring) from the Company and RBS Holdings Group Companies in a tax-efficient manner;

2.1.5	facilitate the making of distributions pursuant to clause 15 of this Agreement in a tax efficient manner;
2.1.6
to the extent possible and consistent with the other principles in this Agreement, maximise deductions for costs attributable to the Retained Business (in particular head office costs), including by way of recharging such costs where appropriate;

2.1.7	procure that indemnity payments, adjustments and allocations in connection with this Agreement and the Tax Agreements are structured in a tax-efficient manner to the extent possible.
3	Allocation of Taxes
The cost of the following Taxes shall be allocated between the Investors as follows, subject to any agreement between the parties to the contrary:
3.1
Taxes payable or suffered by a RBS Holdings Group Company or a New Company in connection with the direct or indirect transfer of any Retained Company or Retained Business or part thereof pursuant to the Further Restructuring, and any distribution of proceeds in connection with any cash sale of a Retained Business or Retained Company shall be allocated in Consortium Proportions.

3.2
Taxes payable or suffered by a RBS Holdings Group Company or a New Company in connection with the direct or indirect transfer of any Santander Acquired Company or Santander Acquired Business to Santander or a member of its Group or to a New Company to be acquired by Santander pursuant to the Further Restructuring, and any distribution of proceeds in connection with any cash sale of a Santander Acquired Business or Santander Acquired Company shall be allocated to Santander.

3.3
Taxes payable or suffered by a RBS Holdings Combined Group Company or a New Company in connection with the direct or indirect transfer of any State Acquired Company or State Acquired Business to the State or a member of its Group or to a New Company to be acquired by the State pursuant to the Acquired Business Further Restructuring, and any distribution of proceeds in connection with any cash sale of a State Acquired Business or State Acquired Company shall be apportioned between the State and RBS in the Adjusted Consortium Proportions subject to adjustment to reflect any breach by the State or RBS of their obligations under Clause 2 above.

3.4
Taxes payable or suffered by an RBS Holdings Group Company or a New Company in connection with the direct or indirect transfer of any RBS Acquired Company or RBS Acquired Business to RBS or a member of its Group or to a New Company to be acquired by RBS pursuant to the Further Restructuring, and any distribution of proceeds in connection with any cash sale of a RBS Acquired Business or RBS Acquired Company shall be apportioned between the State and RBS in the Adjusted Consortium Proportions subject to adjustment to reflect any breach by RBS or the State of their obligations under Clause 2 above.

3.5
Tax payable or suffered by an RBS Holdings Group Company or a New Company in connection with any transfer of assets contemplated by paragraph 7.3 of Schedule 1 Part 1 shall be allocated to the transferee.

3.6
Subject to Paragraph 3.7, Taxes payable by an Investor or a member of the Investor’s Group (excluding for the avoidance of doubt any RBS Holdings Combined Group Company or any New Company) in the jurisdiction in which such person is resident for Tax purposes (including Taxes payable in respect of the Further Restructuring including the distribution of assets or cash to them pursuant to Clause 15 of this Agreement or the Further Restructuring) shall be borne by the relevant Investor (or Group member).

3.7
Taxes arising in connection with payments pursuant to indemnity and adjustment provisions in this Agreement (including paragraph 7 of Schedule 1 Part 1 other than paragraph 7.3 in respect of which paragraph 2.6 applies) or pursuant to the Tax Agreement shall be allocated to the party making the payment where such payment is made pursuant to Paragraph 7.1 of Schedule 1 Part 1 or under the Tax Agreement or otherwise relates to a Liability of the paying party or is attributable to a breach or other default of such party. In other cases, such Taxes shall be allocated on a basis which it is agreed or determined produces a fair and reasonable result in accordance with the general principles in this Agreement.

3.8	Other Taxes shall be allocated as follows:-
•	in the case of Taxes that relate solely to the RBS Acquired Business, to RBS;
•	in the case of Taxes that relate solely to the State Acquired Business, to the State;
•	in the case of Taxes that relate solely to the Santander Acquired Business, to Santander;
•
in the case of Taxes that relate solely to the Retained Business (which the parties agree shall include Taxes that relate to activities which have been terminated but which cannot be attributed to the Acquired Business of one or more Investors), in the Consortium Proportions;

•
in the case of Taxes payable or suffered by a company which has carried on more than one Acquired Business or an Acquired Business and Retained Business, where such Taxes cannot be attributed solely to one Acquired Business or Retained Business, to the relevant Investors in appropriate proportions determined by reference to the extent to which the relevant company carried on each business;

•	in the case of Taxes which cannot be attributed to any Acquired Business or Retained Business (the parties having used best efforts to so attribute such Taxes), in the Consortium Proportions.

Unless otherwise agreed, it shall be assumed that Taxes payable in respect of transactions which are taken into account in the profit and loss account of a particular business relate to that business, save in the case of transactions effected on non-arm’s length terms between businesses acquired by different Investors. In the case of Dutch corporate income tax, the parties acknowledge that, except as already agreed in a Tax Agreement, the relevant profit and loss account is the segmental profit and loss account maintained for the RBS Holding corporate income tax fiscal unity adjusted for Dutch corporate income tax purposes for each relevant taxable period and that such profit and loss account will be used to determine whether there are any Taxes for the relevant period that relate to the Acquired Businesses of the respective Investors which form part of the fiscal unity.
3.9
In relation to certain Taxes within Clause 3.8 above and certain Reliefs within Clause 5 below, the parties acknowledge that certain specific principles and agreements for allocating certain Taxes and Tax Reliefs have been agreed between the Investors (including allocations of specific Taxes and Tax risks which have been identified prior to the date hereof and agreed in accordance with the procedure in Clause 9 of this Agreement). The parties acknowledge that Clause 3.5 above and the provisions of any relevant Tax Agreement shall be interpreted in accordance with such principles and agreements. The parties also acknowledge that the provisions of paragraph 3.8 and paragraph 4 below shall apply only in the case of Taxes and Tax Reliefs which are not covered by a Tax Agreement.

3.10
For the avoidance of doubt, to the extent that any RBS Acquired Company is subject to Tax on any profits attributable to a State Acquired Company (such that the relevant Tax falls to be allocated to the State in accordance with Paragraph 3.8) in circumstances where (i) no Tax Reliefs attributable to a State Acquired Business are available to the relevant RBS Acquired Company to eliminate or reduce such liability to Tax and (ii) no Tax Reliefs attributable to a RBS Acquired Business can be used to eliminate or reduce such liability to Tax in accordance with the provisions of Paragraph 4 below, the State shall fund, or procure the funding of, the relevant liability to Tax by procuring that there is paid to the relevant RBS Acquired Company (or otherwise at RBS’s direction), an amount equal to the profits in question multiplied by the relevant statutory Tax rate applicable to those profits.

3.11	Interest shall be dealt with on the following basis (unless otherwise agreed for the purpose of a specific Tax Agreement):
3.11.1	where a cash payment is made to the relevant Tax Authority which has included Interest, such interest will be allocated on the same basis as the Tax to which it relates.
3.11.2
where an Investor or any of its Acquired Companies or members of its Group settles a liability to Tax by way of payment to the relevant Tax Authority and such Tax falls to be allocated to another Investor in accordance with the principles above, the former Investor shall notify the latter Investor accordingly and the adjustments to be made between the Investors shall include interest on the amount paid at 3-month EURIBOR on a daily compounding basis from the date of payment of the Tax liability (or the date of notification in accordance with this paragraph 3.10.2 in a case where such notification is not made within 10 Business Days of payment) until such time as settlement between the Investors has occurred.

3.11.3	Any interest that is received from a Tax Authority shall be allocated on the same basis as the Tax repayment to which it relates.
3.12	The parties acknowledge that any payment of interest on Capital and interest on GALM between the Investors shall be made net of Dutch tax at the agreed rate.
4	Tax Reliefs
4.1
It is acknowledged that the Further Restructuring may give rise to Tax Reliefs for an Investor (the “Relevant Investor”) or member of its Group or New Company or RBS Holdings Group Company which it is to acquire. Such Tax Reliefs shall be for the benefit of the Relevant Investor, save to the extent that the transaction giving rise to the Tax Relief also resulted in a Tax Liability which is to be borne or shared by another Investor in accordance with paragraph 3 hereof. In the latter case, the amount to be allocated in accordance with paragraph 3 shall be the amount by which the Tax liability exceeds the net present value of the Tax Relief and the balance shall be borne by the Relevant Investor. For the avoidance of doubt, any step up in the base cost of an asset which a party obtains as a result of the Further Restructuring shall not constitute a Tax Relief for this purpose. Further, any Tax Reliefs which arise as a result of any transaction effected by an Investor or a member of its Group after the acquisition by it of the relevant Acquired Business shall not fall within this paragraph but shall be for the benefit of such Investor.

4.2
Subject to paragraph 4.3 below, any Tax Reliefs arising to any RBS Holdings Group Company in respect of periods beginning on or before the date of completion of the Further Restructuring (other than Tax Reliefs falling within Clause 4.1 above) shall be dealt with as follows:-

4.2.1
To the extent any such Tax Relief can be used to reduce Tax liabilities which would otherwise arise on the Further Restructuring (in circumstances where the use of such Tax Relief for this purpose is in accordance with the principles in Clause 2 above), such Tax Relief shall first be used for that purpose. As between RBS and the State and in the case of any Tax Relief within paragraph 4.2.6 below, no adjustments shall be made in respect thereof. As between Santander on the one hand and the State and RBS on the other hand, save in the case of Tax Reliefs within Paragraph 4.2.6 below, adjustments shall be made between the parties to compensate the party that would otherwise have been entitled to the Tax Relief (or the value thereof) in accordance with paragraphs 4.2.2 to 4.2.5 below (the “Affected Party”) for the loss of such Tax Relief. The amount of the payment shall equal the value of the Tax Relief to the Affected Party. The remaining provisions of this paragraph shall apply to Tax Reliefs which are not used in this way.

4.2.2
To the extent that any such Tax Relief relates to a particular Acquired Business and such Tax Relief can be transferred with the relevant Acquired Business pursuant to the Further Restructuring or otherwise made available to the Relevant Investor (or any member of its Group or RBS Holdings Group Company acquired by it) without increased Tax costs, such Tax Relief shall be so transferred or made available.

4.2.3
To the extent that any such Tax Relief relates to a particular Acquired Business and such Tax Relief cannot be transferred with the relevant Acquired Business pursuant to the Further Restructuring or otherwise made available to the Relevant Investor (or any member of its Group or RBS Holdings Group Company acquired by it) but can be used by another Investor or member of its Group or RBS Holdings Group Company acquired by it, except as already agreed in a Tax Agreement, the relevant Investors shall, prior to the relevant Tax Relief being utilised, discuss in good faith with a view to agreeing the fair and reasonable amount to be paid for the utilisation of such Tax Relief. Absent agreement, no party shall be entitled or required to use any Tax Relief or tax capacity attributable to another Investor. The parties acknowledge that specific agreement has been reached in respect of the amount to be paid for the use of Tax Reliefs in certain jurisdictions and this is reflected in the relevant Tax Agreement.

4.2.4
To the extent that any such Tax Relief is lost as a result of the acquisition of RBS NV by the Company or as a result of the Further Restructuring, no payments or adjustments shall be made between the Investors.

4.2.5
To the extent that any such Tax Relief relates to more than one Acquired Business, it shall be allocated between the relevant Investors in appropriate proportions and paragraphs 4.2.2 and 4.2.3 shall apply accordingly.

4.2.6
To the extent that any such Tax Relief does not relate to a particular Acquired Business (and cannot be allocated as described at paragraph 4.2.5, the parties having used best efforts to so allocate it) it shall be treated as an asset of the Retained Business. In the event that such Tax Relief can be used by an Investor or a member of its Group (whether the Investor which acquires the relevant RBS Holdings Group Company or any other Investor to whom such Tax Relief is made available pursuant to Clause 4.2.7),the principles in Clause 4,2,3 shall apply to determine the adjustments to be made between the Investors for the use of such Tax Reliefs, with any such adjustments being made on the basis of the Consortium Proportions.

4.2.7
In the event that a Tax Relief arises or has arisen to a RBS Holdings Combined Group Company acquired or to be acquired directly or indirectly by one Investor (the “Former Investor”) or a member of its Group and such Tax Relief can be made available to an RBS Holdings Combined Group Company acquired or to be acquired directly or indirectly by another Investor (the “Latter Investor”) or a member of its Group or vice versa, the Latter Investor shall be entitled to procure that such Tax Relief is so made available to it in priority to any third party (and the Investors will co-operate in completing any procedural formalities to facilitate this). Subject to paragraph 4.2.6, the principles in Clause 4.2.3 shall apply to determine the amount to be paid for such Tax Reliefs.

4.2.8
In the event that a transaction has been entered into between a RBS Holdings Combined Group Company acquired or to be acquired directly or indirectly by one Investor (the “Former Investor”) or a member of its Group and a RBS Holdings Combined Group Company acquired or to be acquired directly or indirectly by another Investor (the “Latter Investor”) or a member of its Group (other than a transaction falling within paragraph 5.2.9 below) and it is subsequently determined that for any Tax purpose such transaction was not regarded as having been effected on arm’s length terms such that the Former Investor or a member of its Group is subject to Tax (or is subject to an increased amount of Tax) or is denied a Tax Relief (or is entitled to a reduced Tax Relief) in respect of such transaction, the Latter Investor shall procure that, where possible, a corresponding Tax Relief is claimed. Where such Tax Relief is claimed and can be made available to the Former Investor or a member of its Group, such Tax Relief shall be so made available. Where the Tax Relief is obtained but cannot be made available, the Latter Investor shall indemnify the Former Investor in respect of such Tax liability up to an amount equal to the net present value of the Tax Relief to the Latter Investor. Where no Tax Relief can be claimed or where the Tax liability exceeds the amount of Tax Relief that is made available or the net present value of any Tax Relief that is claimed (as appropriate), the excess shall be dealt with in accordance with the principles in paragraph 2.

4.2.9
Where under this Agreement or (prior to the date hereof) the Original CSA, it is contemplated that any member of the Retained Group or any Acquired Company or Acquired Business to be acquired by any one Investor or a member of its Group (the “Recipient”) should be supplied or should use or continue to be supplied or use assets, facilities or services of any member of the Retained Group or any Acquired Company or Acquired Business to be acquired by any other Investor or member of its Group (the “Provider”) and it is determined by any Tax authority that such provision is not made on arm’s length terms such that the Provider is subject to Tax (or to an Increased amount of Tax) or the Recipient is denied a Tax Relief (or is entitled to reduced Tax Relief) in respect thereof or vice versa such adjustments shall be made between the affected Investors to compensate for such Tax or loss of Tax Relief as is determined to be fair and reasonable.

5	Withholding Tax and VAT
5.1
All payments to be made under any indemnity, adjustment or allocation provision shall be made without deduction or withholding for or on account of Tax unless required by law. If any deductions or withholding are required by law, the party making the payment shall be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a withholding or deduction, but only in circumstances where the party making such payment would be required to bear the cost of any tax payable by the recipient on receipt of the payment in accordance with paragraph 3.7. In other cases no additional amount shall be payable and the cost of the withholding tax shall be allocated in accordance with the principles in paragraph 3.7.

5.2
In a case where an additional amount is paid pursuant to paragraph 6.1 and the recipient of the relevant payment receives a credit for or refund of any Tax payable by it or similar benefit by reason of any deduction or withholding for or on account of Tax then it shall reimburse to the other party such part of such additional amounts paid to it pursuant to paragraph 6.1 above as the recipient of the payment certifies to the other party will leave it (after such reimbursement) in no better and no worse position than it would have been if the other party had not been required to make such deduction or withholding.

5.3
Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party in respect of which it is reasonable to conclude that the other party is not entitled to credit or repayment in respect of such VAT from the relevant Tax Authority, subject to that party using all reasonable endeavours to recover such amount of VAT as may be practicable.

5.4	If any payment under or contemplated by this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment the payer shall pay any VAT due.
6	Tax Correspondence and Tax Disputes
The parties acknowledge that each Tax Agreement will contain provisions for dealing with Tax Correspondence and Tax Disputes in relation to Taxes within the scope of the relevant Tax Agreement. In the case of Taxes not covered by a specific Tax Agreement (and save in the case of India in respect of which Schedule 11 to this Agreement shall apply), Clause 6 of the Separation Tax Agreement shall apply (with appropriate modifications) for dealing with Tax Correspondence and Tax Disputes in relation to such Taxes.
7	Disputes
Any requirement in this Schedule for any matter to be determined between the parties shall be determined in accordance with Clause 9 of this Agreement unless otherwise agreed.

Schedule 2
The Retained Business
1
The Company shall procure that the Retained Business shall be managed by RBS NV for the benefit of all the Investors. Save as otherwise expressly provided in this Agreement (including in particular Clause 5.5 of this Agreement), all transactions and dealings between the Retained Business and any Acquired Business shall be on arm’s length terms. The parties have agreed that in relation to the assets listed in paragraph 2 of Schedule 1 Part 3, the management of the Retained Business by RBS NV prior to 30 June 2011 shall involve taking the actions set out in the table in relation to each of the relevant assets.

2
Reasonable costs incurred by RBS NV through the performance of its duties to manage the Retained Business shall be charged to the Retained Business in accordance with Part B of Schedule 9, unless otherwise approved by the Investors (such approval not to be unreasonably withheld). Any costs charged to the Retained Business pursuant to this paragraph 2 shall be Liabilities of the Retained Business for the purposes of paragraph 6 below.

3
Having regard to the prevailing market conditions and subject always to all applicable legal or other regulatory requirements, the Board shall use reasonable endeavours to sell, liquidate or otherwise manage all assets forming part of the Retained Business to maximise the value realised on the sale or liquidation of or other process relating to such assets including, in relation to the assets listed in paragraph 2 of Part 3 of Schedule 1, taking such action as is set out in paragraph 2 of Schedule 1 Part 3. Subject to the foregoing and the further provisions of this Schedule 2, RBS NV shall determine the timing and manner of any sale, liquidation or other process. Prior to 30 June 2011, Investors shall be entitled to participate in any auctions of assets to be sold in the manner contemplated in this Schedule 2. Following 30 June 2011, Investors shall be entitled to participate in any auctions of assets to be sold in accordance with paragraphs 11 and 12.

4
Direct costs borne centrally in accordance with Part A of Schedule 9 shall be borne by RBS NV and shall be accounted for as part of the Retained Business. The paragraph shall have effect subject to the provisions of Schedule 1 to the extent that they provide for the bearing of costs in a different manner.

5	The intention of the parties is to complete the actions set out in paragraph 3 above by 30 June 2011.
6
Without prejudice to paragraph 7.2 of Part 1 of Schedule 1, Liabilities (including, without limitation, any direct costs borne by the RBS NV in accordance with paragraph 4 and any charged under paragraph 2 above) of the Retained Business shall be borne by the Retained Group (and therefore, indirectly, by the Investors in their respective Consortium Proportions). If and to the extent that additional funding is required to meet the Liabilities of the Retained Business, the Company shall procure, to the greatest extent possible, that Liabilities of the Retained Business are funded first by available cash accounted for as part of the Retained Business, and if insufficient, by further funding provided by RBS, Santander and the State in accordance with Clause 13.

7	The Board shall procure that Santander, the State and RBS are notified promptly of all material and relevant events relating to the Retained Business, including (without limitation):
7.1	any request from Saudi Hollandi Bank for further funding;

7.2	any decision by Saudi Hollandi Bank to cease trading;

7.3	any insolvency proceedings being threatened against Saudi Hollandi Bank;

7.4	any funding requests or commitments relating to the Retained Business;
7.5
the identification of any previously unidentified material liabilities within the Retained Business, and any material increase in the liabilities identified within the Retained Business as at the date of this Agreement;

7.6
any other event or information relating to the Retained Business, which the Company or RBS NV considers (in their respective reasonable discretions, but taking into account any matters notified to the Company and RBS NV as being relevant for this paragraph 7.6) to be material in the context of Retained Business; and

7.7
such other information as may reasonably be requested by an Investor, provided that the Investor pays any additional reasonable costs incurred by the Company and/or RBS NV in producing such information which not otherwise have been incurred, provided that the rights of the Investors under this paragraph 7 shall be subject to the duties of the Managing Board of RBS Holdings and shall not be exercised so as to cause any disruption in the business of the RBS Holdings Group or any breach of applicable law or regulation by the RBS Holdings Group.
8
Notwithstanding paragraph 1 of this Schedule 2 but subject always to any applicable law, regulation and Clause 13, the Company undertakes for the benefit of each Investor to procure that RBS NV shall not carry out any of the following in relation to the Retained Business without the approval of all of the Retained Business Representatives (such approval not to be unreasonably withheld):

8.1	the taking of steps in respect of any member of the Company’s Group which is a member of the Retained Group to:
8.1.1	wind up or dissolve such Group Company;

8.1.2	obtain an administration order in respect of such Group Company;

8.1.3	invite any person to appoint a receiver or receiver and manager of the whole or any part of the business or assets of such Group Company;
8.1.4	make a proposal for a creditors’ voluntary arrangement in respect of such Group Company; and
8.1.5	do anything similar or analogous to those steps referred to in paragraphs 8.1.1 to 8.1.4 above, in any other jurisdiction;
8.2	any capital expenditure in excess of *** (in respect of an individual item or a series of related items);
8.3
the entry into, termination or variation of any material contract or arrangement between any member of the Retained Business and an Investor or an Investor Group member, other than (i) as expressly provided for in this Agreement; or (ii) a contract on arm’s length terms in the ordinary course of business;

***	Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

8.4	the entry into of any joint venture, partnership, consortium or other similar arrangement other than in the ordinary course of business;
8.5
save as provided in the Litigation Management Agreement, or the Separation Tax Agreement, the commencement or settlement of any single litigation, arbitration or other proceedings with an individual value or expected value of greater than or equal to €250,000 (excluding costs) or the commencement or settlement of any series of related litigations, arbitrations or other proceedings with an aggregate value or expected value of greater than or equal to €500,000 (excluding costs) or such other litigation if an Investor has notified the Company and the other Investors that the litigation is of material importance to that Investor as a result of reputational or political sensitivities;

8.6
the acquisition of any individual company or undertaking for consideration in excess of €250,000 or any series of related acquisitions where the aggregate consideration is in excess of €500,000, provided that if such acquisition is in the ordinary course of business for the relevant Retained Business and would not require approval by RBS NV as part of the internal management and risk policies of the RBS Holdings Group, no consent shall be required pursuant to this paragraph 8. Where such acquisition is a transaction with an Investor or a member of an Investor’s Group, the approval of each Shareholder will be required irrespective of the consideration;

8.7
(i) the sale or disposal of any individual company or undertaking for consideration or with a book value in excess of €250,000 or any series of related disposals where the aggregate consideration is in excess of €500,000, provided that if such sale or disposal is in the ordinary course of business for the relevant Retained Business, and the internal management and risks policies of the RBS Holdings Group would not require RBS NV to approve the disposal, no consent shall be required pursuant to this paragraph 8 or (ii) the sale or disposal of any individual company or undertaking to an Investor or a member of an Investor’s Group;

8.8
save as provided in the Litigation Management Agreement, or the Separation Tax Agreement, any agreement, settlement or other compromise of any liability in the Retained Business, except where the agreement, settlement or other compromise is equal to or less than a provision made in the accounts of the Retained Business and where such provision has been previously approved by the board of RBS NV;

8.9	any decision of RBS NV which would give rise to a requirement for further capital, liquidity, funding, guarantee, collateral or security in relation to the Retained Business; and
8.10
the entry into any contract which is (i) outside the course of the Retained Business Wind Down; (ii) not on arm’s length terms; or (iii) material in the context of the Retained Business. For the purposes of this paragraph 8.10, “material” shall mean any individual contract the value of which is greater than or equal to €250,000 per annum or any series of related contracts the value of which is greater than or equal to €500,000 in aggregate and any contract which has a term of more than one year, provided that in relation to any proposed action which has been agreed by the parties as set out in paragraph 2 of Schedule 1 Part 3 in respect of the assets specified therein (excluding any proposed sales which are not, as at the date of this Agreement, agreed by RBS NV with a third party), no approval of the Retained Business Representatives under this paragraph 8 shall be required prior to RBS taking such action and provided that if consent is granted in relation to any matter in accordance with this Schedule, only one consent shall be required notwithstanding that more than one sub-paragraph of this paragraph 8 may apply to that matter;

9	In relation to the Retained Business, and subject to any regulatory or other legal requirements, the information to be provided pursuant to Clause 11.2 shall comprise:

9.1	the Retained Business Blue Book;
9.2	a comprehensive overview of the capital and funding position of each Investor in relation to the Retained Business, as contemplated by Clause 13; and
9.3
update packs that are prepared from time-to-time by RBS NV for the purposes of updating the Managing Board of RBS NV or delegates of that board on the progress of unwinding the Retained Business Wind Down.

10
If the Retained Business Wind Down has not completed by 30 June 2011, paragraph 8 of this Schedule shall cease to have effect to the extent necessary (as determined by RBS NV acting reasonably) to implement the Retained Business Wind Down and RBS NV shall be entitled to conduct the Retained Business Wind Down as it sees fit, including without limitation taking the actions set out in paragraphs 10.1 and 10.2, but subject always to paragraphs 10.3, 10.4 and 10.5:

10.1	to sell all or part of the Retained Business to one or more third parties, provided that, subject to applicable law and regulations:
10.1.1
RBS NV accounts for any net proceeds of sales of assets forming part of the Retained Business (after satisfying any Liabilities of the Retained Business, including any arising out of or in connection with such sales, including, without limitation, professional costs and any Liabilities associated with any warranties or indemnities given in connection with such sale) to the Investors in the Consortium Proportions in accordance with Clause 15 and any Tax liabilities arising on such sales shall be dealt with in accordance with Part 9 of Schedule 1; and

10.1.2	the provisions of paragraph 11 are adhered to;
10.2
to determine that all or part of the Retained Businesses shall not be sold for value to a third party but shall be acquired by the Wider RBS Group (either by reallocating the Retained Business as RBS Acquired Businesses, save for the purposes of paragraphs 7.1 and 7.2 of Schedule 1 Part 1 of this Agreement or by purchasing all or part of the Retained Business), provided that:

10.2.1	RBS obtains a Valuation Range for the Retained Business (or part thereof) in accordance with paragraph 13;
10.2.2
either RBS (i) offers a price greater than the lowest point of the Valuation Range or (ii) with the consent of the State and Santander (such consent not to be unreasonably withheld taking into account, inter alia, the number of potential purchasers for the Retained Business (or part thereof), any restrictions on the transfer of the relevant business imposed by a Regulator and any other applicable impediments to transfer), offers a price less than the lowest point of the Valuation Range; and

10.2.3	RBS pays to the State and Santander their respective Consortium Proportions of the consideration offered pursuant to paragraph 10.2.2;

10.3
in relation to Saudi Hollandi Bank, RBS NV shall only be entitled to sell its interest in Saudi Hollandi with the prior written consent of the other Investors, such consent not to be unreasonably withheld taking into account, inter alia:

10.3.1	the number of third parties that have expressed an interest in acquiring Saudi Hollandi Bank since 10 October 2007;
10.3.2	any restrictions that the local regulator of Saudi Hollandi Bank is likely to place on the sale of Saudi Hollandi Bank; and
10.3.3	any impediments to the transfer of the interest in Saudi Hollandi Bank as a result of the other shareholders in Saudi Hollandi Bank;
10.4
RBS NV may only carry out any matter which would fall under paragraphs 8.3, 8.8, 8.9 or 8.10(ii) with the consent of the Retained Business Representatives, save that any action which is carried out in accordance with paragraphs 10.1, 10.2, 11 and/or 12 of this Schedule shall not require consent from the Retained Business Representatives under this paragraph, provided however that the consent of the State’s Retained Business Representative shall be required in the circumstances contemplated in paragraph 10.5 below; and

10.5
if RBS NV proposes to carry out any action in accordance with paragraphs 10.1, 10.2, 11 and/or 12 of this Schedule, to the extent that such action would give rise to a requirement for the State to provide further capital, liquidity, funding, guarantee, collateral or security in relation to the Retained Business the amount of which is in excess of the aggregate of:

10.5.1
the capital, funding or liquidity in the Retained Business attributable to the State that is in excess of the State’s Consortium Proportion of the capital, funding or liquidity required pursuant to the Minimum Ratios;

10.5.2	€150,000,000; and
10.5.3	the aggregate amount of any repatriations made to the State in respect of the Retained Business pursuant to Clause 13.6,
(the aggregate of 10.5.1, 10.5.2 and 10.5.3 from time to time being the “Consent Threshold”) the prior consent of the State’s Retained Business Representative will be required. For the avoidance of doubt, any action in accordance with paragraphs 10.1, 10.2, 11 or 12 of this Schedule which gives rise to a requirement for the State to provide further funding, capital, liquidity, guarantee, collateral of security in relation to the Retained Business the amount of which is less than or equal to the Consent Threshold shall not require the approval of the State’s Retained Business Representative.
11	In exercising its right pursuant to paragraph 10.1 to sell all or part of the Retained Business to a third party (the “Sale Business”):
11.1
RBS NV shall keep Santander and the State informed of material developments relating to the sale process of the Sale Business, including any indications from third parties that may be interested in acquiring the Sale Business;

11.2
prior to any sale, RBS shall obtain a Valuation Range for the Sale Business in accordance with paragraph 13. RBS may not, without the prior written consent of the Investors (such consent not to be unreasonably withheld) sell the Sale Business for a consideration which is less than the lowest point of the Valuation Range less 7.5 per cent.;

11.3
if at any point prior to the sale of the Sale Business, Santander or the State wish to acquire the Sale Business, they shall be entitled to make an offer to RBS NV for the acquisition of the Sale Business (an “Investor Offer”). An Investor Offer shall be irrevocable once made;

11.4
if RBS NV considers (to its reasonable satisfaction) that the Investor Offer can be completed within a reasonable time period (which shall be no greater than 6 months from the date of the Investor Offer) and provided that:

11.4.1
the Investor Offer is at a consideration that is greater than or equal to the higher of (i) any third party offers or indicative offers received by RBS NV for the Sale Business and (ii) the lowest point of the Valuation Range less 7.5 per cent.; and

11.4.2	otherwise on substantially the same terms and conditions as any third party offer that has been received,
RBS NV shall sell the Sale Business to the relevant Investor on the terms of the Investor Offer and otherwise in accordance with paragraph 10.1 above; and
11.5
if RBS NV determines that the Investor is incapable of completion within 6 months or that a higher consideration for the Retained Business can be achieved from a third party purchaser (in the latter case having discussed the Investor Offer with the Investor and concluded that the relevant Investor is not prepared to increase its Investor Offer), RBS NV shall be entitled to sell the Retained Business to a third party in accordance with paragraph 10.1 above. Without prejudice to the first sentence of this paragraph 11.5, if a third party indicative offer as contemplated by paragraph 11.4 does not result in a binding agreement for the Sale Business at a consideration higher than an Investor Offer, RBS NV shall sell the Sale Business to the relevant Investor at the consideration in the Investor Offer, provided such consideration is greater than the lowest point of the Valuation Range less 7.5 per cent. and provided further that RBS NV considers (to its reasonable satisfaction) that the Investor Offer can be completed within a reasonable time period (which shall be no greater than 6 months from the date of the Investor Offer). If RBS NV considers that the Investor Offer cannot be so completed, it shall be entitled to conduct the Retained Business Wind Down in relation to the Sale Business in accordance with paragraph 10.

12	If RBS exercises its right pursuant to paragraph 10.2 to acquire all or part of the Retained Businesses:
12.1
RBS shall provide a written notice to each of Santander and the State (the “Buy Out Notice”) setting out the identity of the Retained Business (or part thereof) that RBS is prepared to acquire (the “Auction Business”), the consideration that RBS is prepared to pay for the Auction Business and the determination of fair market value in accordance with paragraph 13 of the Auction Business (including, if applicable, the breakdown of the values of its relevant constituent businesses in accordance with paragraph 13.3);

12.2
Santander and/or the State shall be entitled within 5 Business Days of the date of the Buy Out Notice to elect to notify RBS, the Company and the other Investor that it wishes to bid for the Auction Business (or part thereof) by serving written notice on the Company and the other Investors (a “Buy Out Counter Notice”) setting out the business to which the Buy Out Counter Notice relates (which may be all of the Auction Business or any one or more of its constituent businesses (the “Buy Out Business”). Once served, a Buy Out Counter Notice shall be irrevocable;

12.3	If:
12.3.1	RBS and the Company have not received a Buy Out Counter Notice within 5 Business Days of the Buy Out Notice; or
12.3.2	if RBS and the Company have received written notices from each of Santander and the State that they will not be exercising their respective rights under paragraph 12.2; or
12.3.3 the Buy Out Counter Notice is in relation to part only of the Auction Business,
RBS shall be entitled to acquire or reallocate the Auction Business (if a Buy Out Counter Notice is not given) or that part of the Auction Business which is not Buy Out Business (if a Buy Out Counter Notice is given in respect of less than all of the Auction Business), in accordance with paragraph 10.2;
12.4
if a Buy Out Counter Notice is served, each of RBS, Santander and the State shall be entitled to make a sealed bid for the Buy Out Business by sending their sealed bid to the Valuer appointed under paragraph 13 within 10 Business Days of the last received Buy Out Counter Notice (the “Auction Period”), provided that a sealed bid will only be valid if the consideration to be offered is greater than the lowest point of the Valuation Range. The Valuer shall notify the Company and the Investors in writing of the Investor that has offered the highest consideration for the Buy Out Business (the “Successful Investor”) immediately following the end of the Auction Period or, if earlier, within 1 Business Day of the last received sealed bid. The Successful Investor (or such person as is nominated by it) shall be obliged to acquire the Buy Out Businesses as soon as reasonably practicable following such notification, provided RBS NV considers (to its reasonable satisfaction) that the Successful Investor (or such person as is nominated by it) will be capable of completing the acquisition of the Buy Out Business within a reasonable time period (which shall be no greater than 6 months);

12.5
if RBS NV does not consider (to its reasonable satisfaction) that the Successful Investor (or such person as is nominated by it) will be capable of acquiring the Buy Out Business within 6 months, RBS NV shall be entitled:

12.5.1
to sell the Buy Out Business to the Investor that provided the next highest sealed bid pursuant to paragraph 12.4 (as confirmed by the Valuer), provided that RBS NV considers (to its reasonable satisfaction) that Investor will be capable of completing the acquisition of the Buy Out Businesses within a reasonable time period (which shall be no greater than 6 months); or

12.5.2	failing that, to sell or reallocate the Buy Out Business to RBS in accordance with paragraph 10.2 (or at the price offered by RBS in its sealed bid (if applicable)).
13
For the purposes of determining the fair market value of all or part of the Retained Business, RBS NV shall appoint an independent investment bank of international repute or an independent firm of chartered accountants of international repute (the “Valuer”), provided that no appointment can be made without the consent of Santander and the State, such consent not to be unreasonably withheld. If the Investors cannot agree on a Valuer within 10 Business Days, the matter shall be resolved by the respective Chief Financial Officers of the

Investors (or such person as they nominate). If the Valuer is still not agreed after a further 5 Business Days, the President for the time being of the Institute of Chartered Accounts in England and Wales shall select the Valuer to be appointed. Such decision shall be final and binding on the Investors. Any cost incurred in association with the appointment of the Valuer shall be borne by the Retained Business and allocated to the Investors in Consortium Proportions. In determining fair market value, each Valuer shall make its determination of fair market value on the basis of the following:
13.1
an assumption that the Retained Business (or relevant part thereof) is to be sold on an arm’s length sale between a willing seller and a willing buyer who are acting knowledgeably, prudently and without compulsion;

13.2	if the Retained Business (or a part thereof) is then carrying on business as a going concern, on the assumption that it will continue to do so;
13.3	if one or more constituent businesses of the Retained Business is being valued, the Valuer shall include in their valuation a breakdown of the values of each of the constituent businesses;
13.4	a Valuer may take into account any other factors which it reasonably believes may affect the fair market value; and
13.5
if a Valuer encounters any difficulty in applying any of the assumptions or bases set out in this paragraph 13 then it shall resolve that difficulty in such manner as it shall in its absolute discretion think fit.

The range of values for the fair market value, as determined by the Valuer, shall be the “Valuation Range”.
14	For the purposes of consenting to any matter as required by paragraphs 8, 10.4 or 10.5 of this Schedule 2:
14.1
Each Investor shall nominate one representative to be its “Retained Business Representative” by notifying the other Investors, RBS NV and the Company of its proposed representative, together with fax and/or email contact details of such person. Each Investor may from time to time nominate a new Retained Business Representative by providing notice to the other Investors, RBS NV and the Company;

14.2
if the consent of the Retained Business Representatives is required pursuant to paragraphs 8, 10.4 or 10.5, RBS NV shall notify the Retained Business Representatives of summary details of the proposed transaction (the “Consent Matter”) together with a notice requesting approval for the Consent Matter. Such information shall be sent to the contact details notified by the Investors in accordance with paragraph 14.1. Any notice sent by fax or by email shall be deemed to have been received on the next Business Day in the place to which it is sent;

14.3
no Retained Business Representative shall unreasonably withhold its approval to any Consent Matter, taking into account the intentions of the parties in relation to the Retained Business as set out in paragraphs 3 and 5;

14.4
subject to paragraph 14.6, if any Retained Business Representative wishes to withhold its approval it shall, within 10 Business Days of receiving the notice under paragraph 14.2 send a notice to the Company and RBS NV (by sending notice in accordance with Clause 21 to RBS NV’s registered office) confirming such;

14.5
if RBS NV and the Company do not receive a notice from any of the Retained Business Representatives pursuant to paragraph 14.3 within the specified timeframe, the approval of all the Retained Business Representatives shall be deemed to have been given for the purposes of paragraph 8, 10.4 and 10.5. If each Retained Business Representative approves the Consent Matter by notifying the Company and RBS NV of its approval, or if such consent is deemed to have been given in accordance with this paragraph 14, RBS NV may proceed with the Consent Matter; and

14.6
if the Consent Matter, in the discretion of RBS NV acting reasonably, is a matter which, for legal or regulatory reasons, requires an urgent response (a “Critical Consent Matter”), RBS NV shall notify the Investors of that fact in the notice provided pursuant to Clause paragraph 14.2. For the purposes of any Critical Consent Matter, the relevant time period for the purposes of paragraph 14.4 above shall be three Business Days.

15
Notwithstanding any provision of paragraphs 10 to 13 of this Schedule 2, RBS shall not be required to take any action which would give rise to any obligation on RBS to seek approval of its shareholders for the proposed transaction in accordance with the Listing Rules made by the FSA under Part VI of the Financial Services and Markets Act 2000 (as amended from time to time).

Schedule 3
Corporate Governance
Part A
Proceedings at Board Meetings until the date of the Effective Notice
1	Convening a Meeting
The Chairman of the Board shall procure that a Board meeting is convened and held when reasonably requested by any Director.
2	Quorum
2.1
No business shall be transacted at any meeting of the Board unless a quorum of eligible Directors is present at the time when the meeting proceeds to business and remains present during the transaction of business. The quorum necessary for the transaction of the business of the Board shall be the presence of three Directors or their duly appointed proxies, including at least one Director appointed by RBS, one Director appointed by Santander and one Director appointed by the State (or their respective proxies). A meeting of the Board shall not be quorate if a majority of the Directors present are resident for tax purposes in the United Kingdom.

2.2
Should a quorum not be constituted at a Board meeting, the relevant meeting shall be adjourned for not less than 3 Business Days and upon resumption the quorum shall be the presence of three Directors (or their respective proxies), including at least one Director appointed by RBS (or his proxy).

3	Notice
Not less than 2 Business Days’ notice of any (including an adjourned) meeting shall be given to all Directors.
4	Voting
At any meeting of the Directors or of a committee of Directors, each Director (or his proxy) shall be entitled to one vote and in the case of an equality of votes, the Chairman of the Board shall have a second or casting vote.
5	Delegation to committees
5.1
The Board may appoint standing and/or ad hoc committees from among its members, which are charged with tasks specified by and shall be composed as determined by the Boards from time to time, provided that:

(i)	such committee comprises (unless otherwise agreed) one Director appointed by RBS, one Director appointed by Santander and one Director appointed by the State (or their respective proxies);
(ii)	the Director appointed by RBS or his proxy, shall be the chairman of such committee and shall have a casting vote;

(iii)	no more than half of the members of such a committee shall be resident for tax purposes in the United Kingdom; and
(iv)	the proceedings of such a committee shall be conducted in accordance with Schedule 5 Part C.
5.2
The Board remains collectively responsible for decisions made by committees. A committee may only exercise such powers as are explicitly attributed or delegated to it and may never exercise powers beyond those exercisable by the Board as a whole.

5.3
Each committee must inform the Board in a clear and timely way of the manner in which it has used delegated authority and of any major development in the area of its responsibilities. All Board members have unrestricted access to all committee meetings and records. The Board shall receive a report from each committee of its deliberations and findings.

Part B
Proceedings at General Meetings
1	Convening a Meeting
1.1	The Board shall, and any of the Directors shall be authorised to, immediately following notice from an Investor, procure:
1.1.1
the convening and holding of a general meeting of Shareholders of the Company at such place and time as such Investor shall reasonably determine subject to paragraphs 2 and 3 of Part C of this Schedule; and

1.1.2	that any resolution required by such Investor shall be proposed at that meeting.
2	Quorum
2.1
No business shall be transacted at any general meeting of Shareholders unless a quorum of Shareholders is present at the time when the meeting proceeds to business and remains present during the transaction of business. The quorum necessary for the transaction of business at a general meeting of Shareholders shall be three Shareholders (including at least one member of the RBS Group, one member of the Santander Group and one member of the State Group), present in person or by proxy or a representative duly authorised.

2.2	If there is a tie in voting, the proposal shall be deemed to have been rejected.
2.3
If within half an hour of the time appointed for a meeting a quorum is not present, a second meeting may be convened and, subject to paragraph 3 of Part C of this Schedule, held no earlier than 15 days after and no later than 30 days later than the first meeting. In this second meeting, the items tabled for the first meeting can be adopted by a simple majority of the votes cast and the quorum for such second meeting shall be any one Shareholder. In the notice of the new meeting it must be stated that this concerns a second meeting as referred to in this paragraph 2.3 and explained that a resolution can be adopted with a quorum of one Shareholder.

3	Voting
3.1
All voting shall take place orally. The chairperson of the general meeting of Shareholders is, however, entitled to decide that votes be cast by a secret ballot. If it concerns the holding of a vote on persons, anyone present at the meeting with voting rights may demand a vote by a secret ballot. Votes by secret ballot shall be cast by means of secret, unsigned ballot papers.

3.2	Blank and invalid votes shall not be counted as votes
3.3	Resolutions may be adopted by acclamation if none of the persons with voting rights present at the meeting objects.

3.4
The Chairman’s decision at the meeting on the result of a vote shall be final and conclusive. The same shall apply to the contents of an adopted resolution if a vote is taken on an unwritten proposal. However, if the correctness of such decision is challenged immediately after it is pronounced, a new vote shall be taken if either the majority of the persons with voting rights present at the meeting or, where the original vote was not taken by roll call or in writing, any person with voting rights present at the meeting, so demands. The legal consequences of the original vote shall be made null and void by the new vote.

3.5	The Chairman of any meeting of the Company shall not be entitled in any circumstances to a second or casting vote in addition to any other vote he, if any, may have.

3.6	Notwithstanding the forgoing the Investors agree to procure that:
3.6.1	no resolution shall be proposed or voted in favour of by any Shareholder that is part of their Group at any Shareholders meeting of the Company without the prior written consent of RBS; and
3.6.2	no resolution relating to a Board Reserved Matter shall be passed at any Shareholders meeting of the Company without the unanimous approval of all Shareholders.

Part C
Administration of Board until the date of the Effective Notice and Shareholder Meetings
1	All meetings of the Board, the Board Committees and the Shareholders shall be held in the Netherlands.
2
A minimum of 5 Business Days’ notice of meetings of the Board and a minimum of 15 days’ notice of meetings of the general meeting of Shareholders, accompanied by details of the venue for such meeting (taking into account the requirements of paragraph 1 and an agenda of the business to be transacted (together with, where practicable, all papers to be circulated or presented to the same), shall be given to all the Directors or Shareholders(as appropriate). Where either (i) the Chairman of the Board or any Shareholder determines (acting reasonably) that urgent business has arisen, or (ii) with the prior consent of any two Investors, notice of meetings of the Board may be reduced to 2 Business Days.

3
A meeting of the Board or of the general meeting of Shareholders may be held at shorter notice than set out above or without notice with the unanimous consent of the Directors or the Shareholders (as appropriate), provided that in case of a general meeting of Shareholders, valid resolutions of the General Meeting may only be adopted if all of the Company’s issued capital is represented.

4
Subject to paragraph 1, a meeting of the Directors may consist of a conference call between Directors some or all of whom are in different places provided that each Director who participates in the meeting is able:

4.1	to hear each of the other participating Directors addressing the meeting; and

4.2	if he so wishes, to address each of the other participating Directors simultaneously, whether directly, by conference telephone or by any other form of communication equipment or by a combination of such methods and provided that the majority of the Directors present is physically present in the Netherlands and resident for tax purposes outside the United Kingdom. A quorum shall be deemed to be present if those conditions are satisfied in respect of at least the number and designation of Directors required to form a quorum. Subject to paragraph 1, a meeting held in this way shall be deemed to take place at the place in the Netherlands where the largest group of Directors is assembled or, if no such group is readily identifiable, at the place in the Netherlands from where the chairman of the meeting participates at the start of the relevant meeting.
Notwithstanding the foregoing, no Director shall be entitled to participate in any conference call or other form of communication equipment as aforesaid from the United Kingdom.

Part D
Other Board Matters until the date of the Effective Notice
1	Directors’ Insurance
Each Investor shall, for and on behalf of the Company, at all times maintain or procure the maintenance of indemnity insurance in respect of any Directors appointed by that Investor to the Board or to the board of directors of any other member of the Group pursuant to this Agreement, on ordinary commercial terms.
2	Remuneration
No Director shall be entitled to remuneration from, or reimbursement of expenses by, the Company unless otherwise determined and agreed by each of the Shareholders.
3	Interested Parties
3.1
Subject to the provisions of applicable law and save as notified to the contrary by a majority of the other Directors present at a meeting of the Board, provided that he has disclosed to the Board the nature and extent of any material interest of his, a Director notwithstanding his office:

(i)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or a member of the Group, or in which the Company or a member of its Group is otherwise interested; and
(ii)
may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or a member of the Group or in which the Company or a member of its Group is otherwise interested; and

(iii)
shall not, by reason of his office, be accountable to the Company or a member of the Group for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

3.2
Subject to the provisions of applicable law, provided that it has disclosed to the Investors the nature and extent of any material interest, an Investor may exercise its rights as a shareholder (including its voting rights) in respect of any transaction or arrangement which both the Investor and the Company or a member of their Groups may be a party to, or otherwise interested.

3.3	For the purposes of paragraphs 3.1 and 3.2:
(i)
a general notice given to the Board or the Investors that a Director or Investor, respectively, is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director or Investor has an interest in any such transaction of the nature and extent so specified; and

(ii)	an interest of which a Director or Investor has no actual knowledge shall not be treated as his or its interest.

Part E
Board Reserved Matters until the date of the Effective Notice
For the purposes of this Schedule 3 Part E, any reference to the “Group” shall be construed as a reference to the Company and its Group.
1	Share Capital
1.1
Any variation, creation, increase, re-organisation, consolidation, sub division, conversion, reduction, redemption, repurchase, re-designation or other alteration of the authorised or issued share or loan capital of the Company or any member of its Group or the variation, modification, abrogation or grant of any rights attaching to any such share or loan capital except, in each case, as may be required by or permitted under this Agreement.

1.2
The entry into or creation by the Company or any member of its Group of any agreement, arrangement or obligation requiring the creation, allotment, issue, Transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the creation, allotment, issue, Transfer, redemption or repayment of, a share in the capital of any member of the Company’s Group (including an option or right of pre emption or conversion) except, in each case, to a member of the Company’s Group or as may be required by or permitted under this Agreement or as provided for or contemplated in the Business Plan.

1.3
Other than as expressly required by the Articles, the reduction, capitalisation, repayment or distribution of any amount standing to the credit of the share capital, any share premium account, capital redemption reserve or any other reserve of any member of the Company’s Group (other than a wholly-owned subsidiary undertaking of the Company), or the reduction of any uncalled liability in respect of partly paid shares of any member of the Company’s Group.

1.4	Any amendment to the Articles.
2	Winding Up
2.1	To the extent within the powers of the board, the taking of steps in respect of any member of the Company’s Group to:
2.1.1	wind up or dissolve such Group Company;

2.1.2	obtain an administration order in respect of such Group Company;
2.1.3	invite any person to appoint a receiver or receiver and manager of the whole or any part of the business or assets of such Group Company;
2.1.4	make a proposal for a creditors’ voluntary arrangement in respect of such Group Company;
2.1.5	do anything similar or analogous to those steps referred to in paragraphs 2.1.1 to 2.1.4 above, in any other jurisdiction.

3	Capital Expenditure
Any capital expenditure in excess of *** (in respect of an individual item or a series of related items).
4	Related Party Contracts
The entry into, termination or variation of any material contract or arrangement between any member of the Group and an Investor or an Investor Group member, other than (i) as expressly provided for in this Agreement; or (ii) a contract on arm’s length terms in the ordinary course of business.
5	Joint Venture Agreements
The entry into of any joint venture, partnership, consortium or other similar arrangement other than in the ordinary course of business.
6	Acquired Businesses and Retained Business

Any material change in the nature of any Acquired Business or the Retained Business.

7	Litigation
The commencement or settlement of any litigation, arbitration or other proceedings which are material in the context of the RBS Acquired Business, the Fortis Acquired Business, the Santander Acquired Business or the Retained Business (as the case may be).
8	Acquisitions

The acquisition of any company or undertaking.

9	Contracts
The entering into or termination of any contract which is not in the ordinary course of business and which is material in the context of the RBS Acquired Business, the Fortis Acquired Business, the Santander Acquired Business or the Retained Business (as the case may be).

***	Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

Schedule 4
Representations and Warranties
1	Capacity
The Investor has capacity and power to carry on its activities as now carried on and as proposed to be carried on, to own its property and other assets and sue and be sued in its own name and to execute, deliver and perform its obligations under this Agreement, the Transaction Documents (as applicable) and the transactions contemplated by this Agreement.
2	Authority
Except as provided in Clause 8.2, the Investor has taken all necessary action to authorise the execution, delivery and performance of its obligations under this Agreement and the Transaction Documents (as applicable).
3	Legal, Valid and Binding
3.1	The Agreement and the Transaction Documents (as applicable) once executed by the Investor will constitute legal, valid and binding obligations of such party enforceable in accordance with their terms.
3.2
No authorisation, approvals or consents from any governmental or other authorities is necessary for the execution and delivery by the Investor of this Agreement or the Transaction Documents (as applicable) or, except to the extent set out in Clause 8.2 and/or reflected in the conditions to the Offer, the exercise of its rights and the performance of its obligations under this Agreement and the Transaction Documents (as applicable) including, the making of all payments due or to become due from it and to render the same legal, valid, enforceable and admissible in evidence. The execution, delivery and performance by it of this Agreement, the Transaction Documents (as applicable) and the transactions contemplated by this Agreement will not contravene any existing law, regulation, ordinance, decree or authorisation to which it is subject, or contravene any provision of its memorandum and articles of association or any equivalent documents in any jurisdiction where it is formed.

4	No Encumbrances
Neither the Investor’s execution nor its performance of this Agreement will result in the creation of, or oblige it to create or permit to subsist, an Encumbrance over any of its present or future assets or revenues.

Schedule 5
Form of Deed of Accession
THIS DEED is made on [•] 20[•]
BY [•], a company incorporated under the laws of [•] having its [registered] office at [•] (“New Shareholder”).
Whereas:
(A)
The New Shareholder has agreed to [purchase] [subscribe for] Shares in the capital of the Company in the capital of the Company as described in the Schedule (the “[Transferred] [Issued] Interest”) subject to and in accordance with the terms and conditions of [an agreement] [a notarial deed of [transfer] [issuance]] to be dated [date of Transfer/Subscription Agreement or Deed of Transfer/Issuance] and made between [ ] (the “[Transferor] [Company]”) and the New Shareholder (the “[Transfer Agreement] [Subscription Agreement [Deed of Transfer] [Deed of Issuance]”) and the Amended and Restated Consortium and Shareholders’ Agreement dated [•] 20010 as amended, amended and restated or otherwise modified from time to time between, amongst others, the Company and the Investors (the “Shareholders’ Agreement”).

Now this Deed witnesseth and it is hereby agreed with and for the benefit of each party to the Shareholders’ Agreement and each party who becomes a party to the Shareholders’ Agreement after the date of this Deed:
1	Definitions and Interpretations

1.1	Definitions
In this Deed (including the Recitals and Schedule hereto), unless the subject or context otherwise requires, words defined in the Shareholders’ Agreement shall have the same meanings when used herein and:
“Closing” means the closing of the [Sale and Transfer] [Issuance] of the [Transferred] [Issued] Interest to take place at the offices of [•] on [date];
“Closing Date” has the meaning ascribed thereto in Clause 2.
1.2	Interpretation
The provisions of Clause 1 of the Shareholders’ Agreement shall apply to this Deed mutatis mutandis.
1.3	Headings

Headings shall be ignored in the construction of this Deed.

2	Undertakings of the New Shareholder
In consideration of the agreement of the [Transferor to Transfer the Transferred Interest] [Company to issue the Issued Interest] to the New Shareholder, the New Shareholder undertakes, for the benefit of each party to the Shareholders’ Agreement, that it will with effect from the date of Transfer by the Transferor] [issue by the Company] to the New Shareholder of the [Transferred] [Issued] Interest (the “Closing Date”) and without prejudice to or assuming any liability of the Transferor in respect of any breach by it of obligations under the Shareholders’ Agreement prior to the Closing Date], assume, perform and comply with each of the obligations of [the Transferor] [an Investor] under the Shareholders’ Agreement as if it had been a party to the Shareholders’ Agreement at the date of execution thereof and been named in it as an Investor. Each other party to the Shareholders’ Agreement may enforce the terms of this Clause 2.
3	Rights of the New Shareholder
There shall be accorded to the New Shareholder with effect from the Closing Date all the rights [of the Transferor] [of a Shareholder] with respect to the [Transferred Interest (in each case without prejudice to the accrued rights of the Transferor under the Shareholders’ Agreement in respect of any breach by any other party thereto of its obligations thereunder at any time prior to the Transfer Date)] [Issued Interest] as if the New Shareholder had been a party to the Shareholders’ Agreement at the date of execution thereof and had been named in it as an Investor and, with effect from the Closing Date, the Transferor shall cease to be entitled to those rights.
4	Notices
The address and facsimile number designated by the New Shareholder for the purposes of Clause 21 (Notices) of the Shareholders’ Agreement are:
Address:
Fax:
For the attention of:
5	Assignment and Transfer
The New Shareholder hereby acknowledges and agrees that it shall have no right to assign, transfer or in any way dispose of the benefit (or any part thereof) or the burden (or any part thereof) of this Deed without the prior consent of all the other parties to the Shareholders’ Agreement.
6	Third Party Rights
Except where expressly stated otherwise in this Deed, other than by any party to the Shareholders Agreement and by any person that is entitled from time to time to enforce from the Shareholders Agreement pursuant to Clause 20.11 of the Shareholders Agreement, no term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed.

7	General Provisions
The provisions of Clauses [10 (representations and warranties)], 16 (Confidentiality and Announcements), [19 Entire Agreement and Non Reliance], 20 (General) and 22 (Governing Law and Arbitration) of the Shareholders’ Agreement shall apply (mutatis mutandis) to this Deed as if expressly set out herein.
In witness whereof this Deed has been entered into the day and year first before written.

Schedule 6
Permitted Disclosure
Clause 16.1 shall not prevent:
1	any disclosure which is required by law or regulation to be disclosed to any person who is authorised by law or regulation to receive the same;
2
any disclosure which is required by the regulations of any exchange upon which the share capital of the disclosing party is or is proposed to be from time to time listed or dealt in provided that such disclosure is, where practicable, discussed with the other relevant parties hereto before being made;

3
any disclosure which is made to a court, arbitrator or administrative tribunal in the course of proceedings before it to which the disclosing party is a party in a case where such disclosure is required by such proceedings or is necessary in connection with enforcing any right, power or remedy it may have under a document to which it is a party;

4	any disclosure which is made to any professional advisers of the disclosing party who are bound to the disclosing party by a duty of confidence which applies to any information disclosed;
5	any disclosure which is made to an Affiliate who is bound to the disclosing party by a duty of confidence which applies to any information disclosed;
6	any disclosure which is made to any person appointed as an Investor Director or Alternate Director; or
7	any disclosure which is made to an Investor’s or the Group’s bankers and financiers or proposed bankers and financiers from time to time;
8	any disclosure required by law, a governmental, taxation or other authority with relevant powers or professional standards body to which the party making the disclosure is subject or submits;

9	any disclosure which is made pursuant to the terms of this Agreement.

Schedule 7
Governance Clearances
Part A
Regulatory Approvals

No.	Jurisdiction	Regulator
1.	Australia	Federal Reserve via Foreign Investment Review Board
2.	Chile	Superinten-dencia de Bancos e Instituciones Financieras
3.	Finland	Finnish Financial Supervision Authority
4.	Italy	Bank of Italy
5.	Malaysia	Minister of Finance
6.	Netherlands	De Nederlandsche Bank
7.	New Zealand	Overseas Investment Office
8.	Romania	National Bank of Romania
9.	Russia	Governmental Commission
10.	Russia	Central Credit Institutions Licensing & Financial Rehabilitation Department
11.	Singapore	Monetary Authority of Singapore
12.	Singapore	Singapore Exchange Securities Trading Limited
13.	Thailand	Ministry of Finance and Bank of Thailand
14.	UK	Financial Services Authority
15.	Uzbekistan	Central Bank of Uzbekistan

Regulatory Pre-completion Notifications

No.	Jurisdiction	Regulator
1.	Venezuela	Superintendencia de Bancos y Otras Instituciones Financieras
2.	Singapore	Monetary Authority of Singapore
3.	Canada	Ontario Securities Commission
4.	UAE	Dubai Financial Services Authority
5.	Ireland	Irish Stock Exchange
6.	Indonesia	Employees of local entity
7.	Australia	Australian Prudential Regulation Authority
8.	Belgium	Works Council
9.	Canada	Investment Industry Regulatory Organization of Canada
10.	Cayman Islands	Cayman Islands Monetary Authority
11.	Finland	Finnish Financial Supervision Authority
12.	India	Reserve Bank of India
13.	Italy	Bank of Italy
14.	Malaysia	Bank Negara Malaysia

No.	Jurisdiction	Regulator
15.	Malaysia	Securities Commission
16.	Netherlands	De Nederlandsche Bank
17.	South Africa	Registrar of Banks
18.	South Africa	Registrar of Financial Service Providers
19.	South Africa	South African Reserve Bank
20.	Switzerland	FINMA
21.	UK	Financial Services Authority
Anti-trust Approvals

No.	Jurisdiction
1.	Indonesia
2.	Japan
3.	Russia
4.	USA

Part B
Post-completion notifications

No.	Jurisdiction	Regulator
1.	Argentina	Central Bank of the Republic of Argentina
2.	Argentina	Argentine Securities Commission and MAE
3.	Canada	Office of the Superintendent of Financial Institutions Canada
4.	Canada	Ontario Securities Commission.
5.	Columbia	Superintendency of Finance
6.	Finland	Finnish Financial Supervision Authority
7.	Hong Kong	Securities and Futures Commission
8.	Indonesia	Bank Indonesia
9.	Indonesia	Indonesian Stock Exchange
10.	Italy	Bank of Italy
11.	Italy	Commissione Nazionale per le Società e la Borsa
12.	Malaysia	Minister of Finance
13.	Malaysia	Bank Negara Malaysia
14.	Malaysia	Securities Commission
15.	New Zealand	Overseas Investment Office
16.	Singapore	Monetary Authority of Singapore
17.	Singapore	Singapore Exchange Securities Trading Limited
18.	South Korea	Financial Supervisory Service of Korea
19.	UK	Financial Services Authority
20.	USA	The Board of Governors of the Federal Reserve System
21.	Vietnam	State Bank of Vietnam (Central Bank)

Schedule 8
Other State Acquired Businesses

		(3)
		Estimated
	(2)	fair market	(4)	(5)
	Proposed	value at the	Proposed Transfer	Proposed Mechanism	(6)
(1)	Transfer	date of this	Mechanism prior to 30	following 30 June	Other agreed actions or comments in relation to
Asset/Liability	Date	Agreement	June 2011	2011	the Asset / Liability
USD250 million 7.75% subordinated lower tier 2 notes 2023 ISIN: US00077TAA25	As soon as possible following the date of this Agreement	Face value of USD250m	***	***	The instrument shall remain as a State Acquired Business

					All risks and rewards, including litigation risk, in respect of the instrument remain with ABN AMRO Bank and the State Acquired Businesses (as previously agreed by the CFOs in agreement #2). As such, any costs (including any reasonable costs incurred by RBS NV), liability and litigation risk that occurs as a result of ***.

CDS 2003 with AIG and Radion	AIG: Mid-April 2010 Radion: End of April 2010		Novation	In accordance with Clause 5.3	AIG and Radian are reviewing latest drafts of novation agreement and transfer agreement. RBS awaits outcome of Portfolio & Investment Committee on 30 March 2010. Following that a further approval of the Asset Protection Agency is required, which will take 5 working days.

Natixis interest rate swaps	1 May 2010	EUR 850,000	SWAP needs to be novated from RBS N.V. to ABN AMRO Bank N.V.	In accordance with Clause 5.3	N/A

***	Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

		(3)
		Estimated
	(2)	fair market	(4)	(5)
	Proposed	value at the	Proposed Transfer	Proposed Mechanism	(6)
(1)	Transfer	date of this	Mechanism prior to 30	following 30 June	Other agreed actions or comments in relation to
Asset/Liability	Date	Agreement	June 2011	2011	the Asset / Liability
Trades to be novated (with 12 counter parties)	1 May 2010	SGD 11.3 million HKD 394 million	By client’s signing of the novation agreement the contract is legally binding and are trades novated.	In accordance with Clause 5.3	ABN AMRO Bank and RBS have both signed the 12 novation agreements. The counter parties of the agreements still need to sign. Operational execution may take till 30 June 2010.

Collateral of N-Share client Stichting Mooiland	15 April 2010	EUR 9,420,000	Collateral needs to be transferred from RBS N.V. London branch to ABN AMRO Bank N.V.	In accordance with Clause 5.3	N/A

RALs	Within 3 months after separation	EUR 150-220 million	Replacement by external bank guarantee or refinancing	In accordance with Clause 5.3	The total amount in column (3) may vary depending on the solution agreed in individual cases with respect to continuation of facilities by RBS for its own account. The number of RALs left is as at 31 March 2010 approximately 90. No risk for RBS NV as the existing RAL will stay in place as agreed in the Partnerbank Agreement.

Security rights under foreign law	Within 3 months after separation	EUR 10 million	Transfer of security rights via assignment or transfer documentation. Note that the exact transfer mechanism may vary per country.	In accordance with Clause 5.3	In case ABN AMRO Bank identifies a security right under foreign law after 30 June 2010 that has not been identified and transferred at an earlier stage, RBS NV will cooperate to transfer such security rights and finalise the assignment or transfer documentation. Currently 8 remaining files (Belgium, Denmark, Ireland, Malta, Slovakia, UK, USA, Sweden).

		(3)
		Estimated
	(2)	fair market	(4)	(5)
	Proposed	value at the	Proposed Transfer	Proposed Mechanism	(6)
(1)	Transfer	date of this	Mechanism prior to 30	following 30 June	Other agreed actions or comments in relation to
Asset/Liability	Date	Agreement	June 2011	2011	the Asset / Liability
Shares held by RBS NV in Visa, Inc.	30 June 2010		Transfer of shares to ABN AMRO Bank	In accordance with Clause 5.3	The transfer cannot take place until ABN AMRO Bank has appropriate arrangements to settle and trade the shares.

International Diamond & Jewellery business Taiwan	17 April 2010	Approximately $4,000,000	SPA	In accordance with Clause 5.3	Business is to be sold to a third party purchaser. SPA is agreed.

Germany Residential Fund Managing Director BV, Germany Residential Fund II Managing Director BV and Germany Residential Fund III Managing Director BV	By 30 June 2011	Approximately €5,000 in aggregate	Transfer by SPA	In accordance with Clause 5.3	Transfer was delayed pending agreement on valuation.

Schedule 9
Charging Basis for Management of the Retained Business
RBS NV, as part of its fiduciary responsibility to control and consolidate the Retained Business, will incur costs to perform this duty and therefore is entitled to reimbursement of these costs. The following sets forth a distinction to be made between the direct costs of the Retained Business, in so far those services will be provided by RBS NV or other outside service providers, and the costs to be considered a general “Management Fee”.
Part A: Direct Costs
RBS NV shall use its best endeavours to accrue specific costs related to operating, liquidating or distributing the Retained Business directly to the Retained Business. This would include out of pocket professional fees (e.g. legal, external audit, investment banking, insurance etc.) as well as services provided by other Investors under service level agreements agreed between the Investors or members of their respective Groups.
It may be required for legal services to be provided and sourced from RBS in-house counsel when considered more effective and efficient to external counsel. Similarly there maybe in-house internal audit preferred to external audit. When sourced in-house the charge will be settled with the Retained Business for its total absorbed cost plus 25%.
Costs shall be settled quarterly with a specification from RBS NV subject to pre-approval and review by the business manager responsible for the Retained Business .
The parties acknowledge that the Retained Business currently has €1.7 million budgeted for legal fees in 2010.
Part B: General Management Fee
The following table reflects the current best estimate of the components of an Annual General Management Fee:

Component	Description of Fully Absorbed Cost	Cost (€)

Business Management	50% of the time of the fully loaded costs of one senior member of the RBS NV management team. Includes consultative time spent from other senior members of the RBS NV management team.	400,000
Treasury & Funding Administration	25% of the time of one experienced staff member and 10% supervisory time.	200,000
Accounting and administration	1.5 FTE to perform the monthly financial accounting and administration. Results in delivery of the monthly management information package (e.g. Blue Book).	200,000

Subtotal		800,000

Cost plus factor 25%		200,000

Annual General Management Fee		1,000,000

The Annual General Management Fee will be settled quarterly (by charging the Retained Business) and reviewed annually. No costs charged under Part A as Direct Costs shall be charged as part of the Annual General Management Fee. The parties acknowledge that, as at the date of this Agreement, the Investors have provided in aggregate €24,327,000 to the Retained Business in Consortium Proportions to meet the future costs of the Retained Business.

Schedule 10
4.95% Term Sheet
[LETTERHEAD OF THE STATE OF THE NETHERLANDS]
Mr Miller McLean
General Counsel
The Royal Bank of Scotland Group PLC
House G
RBS Gogarburn
Edinburgh
EH12 1HQ
Mr Ignacio Benjumea Cabeza de Vaca
General Counsel
Banco Santander S.A.
Ciudad Grupo Santander
28660 Boadilla del Monte
Madrid
Spain
Mr Peter Goes
Secretary
RFS Holdings B.V.
Strawinskylaan 3105
1077 ZX Amsterdam
The Netherlands
[•] 2009
Dear Sirs,
Allocation of Capital: Notice in relation to the Consortium and Shareholders Agreement — Schedule 3 Part 11 and Clause 2.9 of the Deed of Accession
We refer to the consortium and shareholders agreement between RBS, Santander, Fortis N.V. and Fortis SA/NV (together “Fortis”) and RFS Holdings B.V. dated 28 May 2007. That agreement was acceded to by Fortis Bank Nederland (Holding) N.V. (“FBNH”) on 26 July 2007, and was amended on 17 September 2007 and further amended on 26 August 2008.
Pursuant to a deed of accession dated 24 December 2008 as between RBS, Santander, the State, FBNH and RFS Holdings B.V. (the “Deed of Accession”), the State agreed to assume the rights and obligations of Fortis and FBNH under the consortium and shareholders agreement as amended, including as amended by the Deed of Accession itself.
For the purpose of this Letter, the terms of the aforementioned agreements, as between RBS, Santander, the State, FBNH and RFS Holdings B.V., shall be referred to as the “Consortium and Shareholders Agreement.”
Save as otherwise defined in this letter, capitalised terms shall have the meanings given to them in the Consortium and Shareholders Agreement (as defined above).

Under Schedule 3 — Part 11 of the Consortium and Shareholders Agreement (“Schedule 3 — Part 11”), certain agreements were reached as to the allocation of core tier 1 capital of the ABN AMRO Group as between the Investors.
Under Clause 2.9 of the Deed of Accession (“Clause 2.9”), it was further acknowledged and agreed that in relation to the State’s rights under Schedule 3 — Part 11, the parties would apply the principles established out of discussions amongst the Chief Financial Officers of the State, RBS and Santander and/or their delegates as recorded in the minutes of the meetings amongst the Chief Financial Officers and/or their delegates dated 6 November 2008, 12 November 2008, 27 November 2008, 4 December 2008, 11 December 2008 and 17 December 2008.
Further to Clause 2.9, the State, RBS and Santander have now agreed a term sheet attached at Appendix 1 to this Letter (the “Term Sheet”), which is intended to form the basis of an underwriting agreement to be entered into by (a) relevant member(s) of the Wider RBS Group on behalf of RBS, (a) relevant member(s) of the Santander Group on behalf of Santander and, as relevant, one or more of the State’s Acquired Companies (which, for the avoidance of any doubt, shall be defined in this Letter as per clause 5.1 of the Deed of Accession and shall include all successors in title from time to time) (the “Underwriting Agreement”).
The State hereby specifically acknowledges and agrees, on behalf of both itself and its Acquired Companies, that:
(A)	the terms of the Term Sheet shall apply with effect from (and not before) the Commencement Date (as defined below);
(B)
with effect from and including the Cutoff Date (as defined below), irrespective of whether or not an Underwriting Agreement has been entered into, all of the rights and obligations of the Investors pursuant to Schedule 3 — Part 11 and Clause 2.9 and the Term Sheet shall terminate (and have no further effect), and none of the Investors thereafter shall have any further rights or obligations of any kind pursuant to Schedule 3 — Part 11 and Clause 2.9 and the Term Sheet,

SAVE and EXCEPT that if the State gives written notice to the Investors not less than one calendar month prior to the Cutoff Date (as defined below) that the relevant parties should enter into an Underwriting Agreement on the basis of the Term Sheet, then:

(i)
the parties shall negotiate in good faith such Underwriting Agreement on the basis of the Term Sheet with the intention of executing the Underwriting Agreement within 3 months of such notice (the “Negotiation Period”) and if the parties (acting reasonably and in good faith) fail to execute the Underwriting Agreement within the Negotiation Period, any Investor may, by giving written notice to the Investors, refer the matter to an independent Investment Bank of international repute selected by unanimous decision of the Investors (and in the event of a failure by the Investors to agree, appointed by the Chairman of the International Chamber of Commerce from time to time) (a “Qualifying Expert”) to assist the parties in reaching agreement on the terms of the Underwriting Agreement; and

(ii)
if no agreement is reached on the terms of the Underwriting Agreement within 3 months of the appointment of the Qualifying Expert, the Qualifying Expert himself will decide on the items that are still outstanding; and

(ii)	subject to (C) below, Schedule 3 – Part 11 and Clause 2.9 and the Term Sheet will continue to apply; and

(C)
upon the execution of such Underwriting Agreement as agreed (at any time) all of the rights and obligations of the Investors pursuant to Schedule 3 — Part 11 and Clause 2.9 and the Term Sheet shall terminate (and have no further effect), and thereafter none of the Investors shall have any further rights or obligations of any kind pursuant to Schedule 3 – Part 11, Clause 2.9 and the Term Sheet.

For the purposes of this letter:
“Commencement Date” means the date upon which the later of the following Restructuring steps are completed:
(a)	the State has acquired (directly or indirectly) ownership of the shares in ABN AMRO II N.V. (or such other entity which may own the BU NL business of ABN AMRO); and
(b)
a capital repatriation or repatriations are made to Santander of an amount equal to (i) the capital in ABN AMRO relating to the S-Shares as adjusted for necessary retentions for Santander’s share of the Retained Business[1], plus (ii) the amounts relating to Santander in RFS Holdings B.V. with respect to GALM pursuant to the Deed of Accession[2] as adjusted for Appendix 6 (GALM and other Treasury Issues) to the Agreed Package dated 28 September 2009 and for the necessary agreements between the Investors in the outstanding discussions in relation to taxes.

“Cutoff Date” means the date falling two years after the Commencement Date.
The provisions of Clauses 16 (Confidentiality and Announcements), 19 (Entire Agreement and Non Reliance), 20 (General) and 22 (Governing Law and Arbitration) of the Consortium and Shareholders Agreement (in each case, for the avoidance of all doubt, as amended by the terms of the Deed of Accession) shall apply (mutatis mutandis) to this letter as if expressly set out herein.
Yours faithfully,
[•]
The State of the Netherlands acting by its duly authorised signatories
Acknowledged and Agreed:
[•]
The Royal Bank of Scotland Group PLC acting by its duly authorised signatories
[•]
Banco Santander S.A. acting by its duly authorised signatories
[•]
RFS Holdings B.V. acting by its duly authorised signatories

[1]	In accordance with the “Shared Assets capital – proposal for discussion” memo from Ms Hofste to the CFOs Investors and CFO delegates dated 21 September 2009, amount was equal to €8,902 m.

[2]	In accordance with the “Unwinding shared assets – GALM DTA effect” memo from Mr de Mik to the Tax Working Group and CFO delegates dated 14 September 2009 this was equal to an amount of €744m

Appendix 1
N shall have the right but not the obligation to avail itself of the underwriting commitment described below.

Issuer:	[Aurora][3]
Listing:	[Luxembourg Stock Exchange / Dublin Stock Exchange / London Stock Exchange / Euronext Amsterdam]
Lead managers:	[Aurora] The Royal Bank of Scotland Banco Santander
Underwriter(s):	The Royal Bank of Scotland 60% of the placement and Banco Santander 40% of the placement.
Status:	Subordinated, Other Tier 1 (Hybrid) Must meet debt accounting requirements Must be tax deductible Must meet DNB / CEBS draft and current requirements Tier 1 treatment at the time of issue
Currency:	EUR
Amount:	Up to ***
Pricing Date:	Settlement date — 2
Settlement Date:	No later than the Cutoff Date as defined in the letter from the Dutch State relating to this termsheet
Maturity Date:	Perpetual
Call:	5 years after settlement and annually thereafter. Step up in line with the market and regulations for Tier 1.
Coupon:	Determined by reference to a corresponding benchmark[4] publicly or privately placed, preference share transaction by Aurora, or a publicly or privately placed proportion of this transaction.
Coupon Payments:	Annual based on an ACT/ACT basis until 3 October 2019, quarterly based on an ACT/365 thereafter
Non cumulative:	Non cumulative. Subject to regulatory approval and to ratios below minimum levels agreed with or required by regulator
Voting Rights:	None
Coupon Deferral / Dividend Pusher	Coupons must be paid in the event that regulatory ratios are above prescribed minimum levels (specified in the transaction documentation in line with Aurora’a publicly announced target and specified capital ratios).
Coupon Payment Dates:	Quarterly
Issue / Reoffer Price:	[tba]
Benchmark Reference Price:	[ ] %
Benchmark Reference Yield:	[ ]
Underwriting fees:	Nil

[3]	Aurora is a working name given to the legal entity in which the asset and liabilities of N-share will be demerged. The legal entity name will be determined prior to legal segregation.

***	Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

[4]	“Benchmark” will mean a minimum size of €200 — 250m and distribution to be agreed between the Issuer and the Underwriters (both parties acting reasonably)

Lead Management Fees	Nil
All-in Price:	[tba]
Net Proceeds	Up to ***
Redemption:	100.00%
Transaction Expenses:	For the account of the Issuer
Business Days:	TARGET, Amsterdam
Governing Law:	Dutch Law
Denominations:	EUR 1,000, 10,000, 100,000
Lock up period:	Transferability restricted as follows:

Period after
settlement date	Maximum Transferability

6 months	50%
1 year	75%
18 months	no restriction
on the amount allotted to each of The Royal Bank of Scotland and Banco Santander

Minimum Credit Rating:	The securities will have a minimum rating by Moodys and S&P the same as or higher than RBS equivalent debt capital securities.
Optional redemption date	Tax change and regulatory change, subject to approval of regulator.
Optional Issuance:	Aurora is under no obligation to issue this instrument.

***	Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

Schedule 11
Operation of ID&J India
The purpose of this Schedule is to document the allocation of the ID&JG business conducted by RBS NV in India to the State and the intention of the State for such business to be transferred to ABN AMRO Bank, subject to all regulatory approvals needed to establish a branch and obtain local licences in India and to complete all such other arrangements as are necessary (including technical separation) to acquire the ID&JG business in India from RBS NV. Such requirements for licenses and arrangements for ABN AMRO Bank to acquire the ID&JG Business in India from RBS NV being hereinafter referred to as the “Acquisition Requirements”.
In this Schedule, “parties” means RBS, the State and the Company. Santander shall have no obligation arising out of or in respect of this Schedule. However, upon the reasonable request by RBS and the State, Santander shall take such action is required to give effect to this Schedule.
Until ABN AMRO Bank has completed the Acquisition Requirements, the parties have agreed to put in place arrangements to enable the ID&JG business in India to continue to operate as part of RBS NV while protecting all commercial, legal and regulatory interests of ABN AMRO Bank in the ID&JG business in India, subject to the terms of this Schedule.
Definitions and Interpretation
1	Definitions
1.1	In this Schedule, unless the subject or context otherwise requires, words defined in the CSA shall have the same meanings when used herein and:
“Business Head” means the person specified in paragraph 3.1 of this Schedule;
“Completion” means the date on which the ID&JG Business is transferred from RBS NV to the Purchaser in accordance with the CSA;
“CSA” means the restated Consortium and Shareholders Agreement dated 1 April 2010 (as supplemented and amended from time to time);
“Expert” has the meaning given to it in paragraph 12.3 of this Schedule;
“Legal Separation Date” means the date on which the shares in ABN AMRO Bank are transferred by AAH to ABN AMRO Group N.V. being an entity directly owned by the State;
“Ordinary Course” means the conduct of the ID&JG Business in accordance with normal day-to-day customs, practices and procedures and consistent with past practice but subject to compliance with all Regulatory Requirements;
“ID&JG” means the international diamond and jewellery business group;
“ID&JG Business” means the ID&JG business in India which has been allocated to the State under the CSA and which will remain in the RBS NV branch in India until Completion;
“ID&JG Cost Centre” means in relation to the ID&JG Business the cost centre assigned to the ID&JG Business and recorded in Magnitude consolidation system;

“Regulatory Requirements” means all requirements applicable in relation to the arrangements detailed in this Agreement and activities of ABN AMRO Bank and/or RBS NV, as the case may be, arising from any law, enactment, order, regulation, regulatory policy, guideline or industry code, in any applicable jurisdiction including but not limited to those of a Regulator in India and in particular but without limitation the Basel II capital adequacy requirements in relation to Pillar 1, Pillar 2 and Pillar 3 as outlined by the RBI from time to time; and
“Relevant Employee” means the employees working exclusively or principally within the ID&JG Business.
2	CSA and Effect of the Schedule
2.1
If the provisions of this Schedule do not specifically provide for or govern any matter relating to the management of the ID&JG Business, the parties agree to apply the principles set out in the CSA. In the event that this Schedule conflicts with any provision of the CSA (other than Part 9 of Schedule 1 in relation to Tax matters) this Schedule shall prevail.

2.2
ABN AMRO Bank and RBS NV agree that in the event that the CSA is amended (including but not limited to any amendment to the operative provisions relating to the governance and management of the AAH Group or the provision of information and preparation of accounts), and any such amendment has an impact on the governance, management or operations of the ID&JG Business within RBS NV, they will negotiate, in good faith, an amendment to this Schedule to ensure that the principles of the CSA as at the date of this Schedule and the specific provisions of this Schedule continue to apply to the ID&JG Business until Completion.

2.3
In the event that either RBS NV or ABN AMRO Bank is required to obtain the approval of a Regulator with respect to the arrangements detailed in this Schedule (or any part thereof), the parties agree to co-operate and take all reasonable measures in good faith to achieve such requisite approval, provided, however, that no party shall be bound to take any action that is, in the reasonable opinion of a party, likely to breach its Regulatory Requirements. Should any Regulator (including but not limited to the Reserve Bank of India) require any change to be made to this Schedule or the principles expressed herein, the parties shall procure that this Schedule is amended in order to reflect such requirements.

2.4
Nothing in this Schedule shall be construed as in any way excluding, limiting or overriding the Regulatory Requirements or the respective obligations and responsibilities of RBS NV or ABN AMRO Bank there under.

3	Business Head
3.1
ABN AMRO Bank shall designate a Business Head, being Biju Patnaik, or such alternative person assigned by ABN AMRO Bank with the agreement of RBS NV, such consent not to be unreasonably withheld or delayed. The Business Head shall be an employee of RBS NV working within the ID&JG Business. The parties agree that if the Business Head is replaced under an agreement between the same parties relating to other international diamond and jewellery businesses remaining in RBS NV then the Business Head will be deemed to be replaced under this Schedule.

3.2
Subject to paragraph 6 of this Schedule in relation to Tax matters, the parties agree that the Business Head shall be responsible for the management and oversight of the ID&JG Business from the Legal Separation Date to Completion, including but not limited to:

(i)	managing the ID&JG Business on a day-to-day basis;

(ii)	developing the ID&JG Business plan within the boundaries of the overall strategy of ABN AMRO Bank;
(iii)	driving revenues and growth for the ID&JG Business as well as setting the budget for the ID&JG Business and ensuring costs are maintained under control;

(iv)	approving any expenditure (which is to be recharged to the ID&JG Cost Centre);

(v)	approving any credit and/or market risk limits for the ID&JG Business;

(vi)	approving the entry into any contract or agreement exclusively or principally supporting the ID&JG Business;
(vii)	settling any claims, actions, arbitrations, disputes or other proceedings relating to the ID&JG Business;

(viii)	managing the ID&JG Business relationship managers and commercial support teams;

(ix)	the hiring of any new employees or contractors to support the ID&JG Business;

(x)	the dismissal of any Relevant Employee; and
(xi)
the setting of remuneration or the payment of any bonus for Relevant Employees and/or any changes to the terms and conditions of employment of any Relevant Employee (including but not limited to benefit plans), in each case in accordance with AIM and the Regulatory Requirements of RBS NV.
3.3
Unless prohibited by Regulatory Requirements and subject to paragraph 3.5 of this Schedule, where the ID&JG Business has its own dedicated control functions and services support, including but not limited to risk management, finance, compliance, human resources, legal, audit, IT and operations (“Functions and Services”), the heads of such Functions and Services shall have a direct reporting line to the Business Head as well as a functional reporting line to the relevant RBS NV line management.

3.4	The Business Head shall have a direct reporting line to the Chairman of the RBS NV Managing Board, in addition to the in country reporting line to the country executive of RBS NV in India.
3.5
The general risk framework, including the authorities for approving general risk limits, for the AAB business (including the ID&JG Business) will be reviewed and approved by the relevant risk and control committees of RBS NV. The Business Head will be jointly responsible for the risk framework for the ID&JG Business. Any decisions taken by the relevant risk and control committees of RBS NV impacting the ID&JG Business will also need the approval of the Business Head.

4	Operation of the ID&JG Business
4.1
RBS NV undertakes that during the period from the Legal Separation Date to Completion, RBS NV shall operate the ID&JG Business in the Ordinary Course under the management and direction of the Business Head (save insofar as agreed in writing by ABN AMRO Bank, such consent not to be unreasonably withheld or delayed).

4.2
RBS NV agrees to record all revenues and costs relating to the ID&JG Business separately in the ID&JG Cost Centre such that the ID&JG Business remains clearly identifiable from RBS NV’s other businesses consistent with past practice.

4.3
RBS NV will continue to apply the policies and procedures currently in place as at the date of this Schedule, in relation to the operation of the ID&JG Business, including but not limited to the ID&JG CAAML policies. In the event that RBS NV wishes to change a policy such changes shall, save where a change is necessary to comply with Regulatory Requirements, be agreed between RBS NV and the Business Head before implementation.

4.4
The parties agree that in the event that the ID&JG Business is supported by hardware, equipment, software and/or other electronics, computer and telecommunications devices and equipment (“System”) which have already transferred from RBS NV to ABN AMRO Bank, that (subject to obtaining any necessary consents) a transitional service level agreement will be entered into between RBS NV and ABN AMRO Bank to ensure the continued support by such System to the ID&JG Business. RBS NV shall not be liable for any failure by ABN AMRO Bank to provide such on-going support. In the event that either RBS NV or ABN AMRO Bank is required to obtain the approval of a Regulator with respect to such service level arrangements, the parties agree to co-operate and take all reasonable measures in good faith to achieve such requisite approval.

4.5	From the Legal Separation Date until the Completion, RBS NV shall to the extent that it is lawfully able to do so without breaching any Regulatory Requirement:
(i)	provide ABN AMRO Bank with a copy of any internal or external audit reports relating to the ID&JG Business;
(ii)
notify ABN AMRO Bank of any adverse findings relating to the ID&JG Business or the functions and services supporting the ID&JG Business highlighted during any internal or external audit of the RBS NV branch in India; and

(iii)	if requested by ABN AMRO Bank, conduct, at the cost of ABN AMRO Bank, an internal audit of the ID&JG Business and provide the findings of such audit to ABN AMRO Bank.
5	Provision of Financial Information and Reporting
Subject to paragraph 6 of this Schedule in relation to Tax matters, RBS NV shall supply ABN AMRO Bank, at the reasonable cost of ABN AMRO Bank, with such information relating to, and such access to, the ID&JG Business (including, for the avoidance of doubt, information relating to the capital, liquidity and funding requirements of the ID&JG Business) as it may reasonably require but not to the extent that any such sharing of such information is in breach of any Regulatory Requirement.
Either at or shortly before Completion, RBS NV undertakes to provide ABN AMRO Bank with the following systems and materials necessary for ABN AMRO Bank to maintain Basel II host compliance in India post Completion:
•	complete (and updated) documentation on Basel II regulations in India;
•	complete set of RBI reporting templates with any accompanying explanations provided by RBI;

•
a copy of the Centralized Standardized Solution (CSS) for India host reporting (incl. calculator software, defined Business Objects reports, thorough and up-to-date technical documentation on the sourcing and the functionality of the calculator, and specifications of the Business Objects reports), reflecting all the updates in India host reporting regulations up to date;

•
documentation reflecting the implementation choices for the host RWA calculation and the relation between the regulatory requirements and the implemented functionality (if the documentation of the CSS solution does not sufficiently reflect them);

•
a copy of the data used during the last run month for India including booking system extracts (SAFEGATE/CUID files), log files (specifying enrichments, defaulting rules, etc), CSS inbound and outbound data, reference data domains and other datasets used for enrichment of CSS input data (including but not limited to reference data domains and extracts from credit offer approval systems RAPID-IRD) and produced Business Objects reports;

•
local ICAAP and/or any other Pillar 2 documentation, if required by and submitted to RBI. RBS shall also inform ABN AMRO Bank of the feedback received from RBI on local ICAAP and SREP, where such feedback is relevant for ABN AMRO Bank;

•	Information relating to any upcoming changes in India Basel II related regulations, of which RBS are aware.
6	Tax Matters
6.1
The parties acknowledge that for Indian Tax purposes the ID&JG Business forms part of RBS NV’s Indian operations and no separate Tax Returns are required to be or can be filed in respect of it. The parties acknowledge that Part 9 of Schedule 1 to the CSA shall apply for the purpose of allocating Tax liabilities of RBS NV to the ID&JG Business. The parties also acknowledge that RBS NV or its duly authorised agents shall be responsible for preparing, submitting and dealing with all Tax Returns relating to the Indian Tax affairs of RBS NV together with all associated Tax Documents and correspondence, enquiries disputes, negotiations and settlements in relation thereto, and that it shall not be required to act under the direction of the Business Head in this regard. The parties acknowledge that the Indian Tax affairs of RBS NV shall be dealt with under the direction of the Head of Tax of RBS NV and that neither the State nor ABN AMRO Bank nor the Business Head shall be entitled to review any such Tax Return or related Tax Documents and correspondence, subject to Paragraph 6.2 below.

6.2
In the event that RBS NV becomes aware of any Tax Audit or other informal request or investigation which relates specifically and predominantly to the ID&JG Business it shall ensure that the Business Head and the Head of Tax of RBS NV are informed and consulted in respect thereof. In respect of any such matter, RBS NV shall take such action as may be reasonably requested by the Business Head in consultation with the Head of Tax of RBS NV to deal with such matter, save that RBS NV shall not be obliged to take any action consisting of contesting any matter before a court or tribunal which will be heard in public or the judgment in respect of which may be published and available to the public otherwise than on an anonymous basis unless an opinion is obtained from a leading tax adviser to the effect that, in his or her opinion, it is more likely than not that the outcome will be successful and (if required by RBS NV) that such action should not be materially prejudicial to the business interests or reputation of RBS NV, RBS or any other member of the RBS Group. Further, if RBS reasonably considers that any action that RBS NV is requested to take pursuant hereto could be materially prejudicial to its business interests or reputation or those of RBS NV or any other member of the RBS Group, it will notify the Business Head of such concern. If the Business Head nevertheless wishes RBS NV to proceed with such action, the matter shall immediately be referred to the State CFO and RBS CFO, who shall have 21 Business Days, or such longer period as unanimously agreed by the CFOs, to agree whether such action could be materially prejudicial and, if so, whether such action shall be taken, which agreement shall be final and binding, save in the case of fraud or manifest error. If no agreement can be reached, the procedure in Clause 9 of this Agreement shall apply to determine whether such action should be taken.

6.3
The parties acknowledge that the costs to be debited to the ID& JG Cost Centre shall include a contribution of €3,500 per accounting period towards the costs of dealing with RBS NV’s Tax Returns and other Tax affairs. In the event that the Business Head requests any action to be taken under paragraph 6.2 of this Schedule, any associated external costs will also be debited to the ID&JG Cost Centre.

7	Funding for ID&JG Business
ABN AMRO Bank shall undertake all and any measures necessary to ensure that the ID&JG Business (including assets, liabilities, contingent liabilities and off balance sheet items) that remain in RBS NV comply with all internal and regulatory requirements in respect of capital, liquidity and funding on a segmental basis (where any internal requirements will be determined in accordance with current AAH Group practice as amended by migration to Basel II (or other arrangements in relation to Basel II agreed with the relevant regulator(s)) and shall correct any breaches thereof within seven days of becoming aware of or having received a formal notification of any such breach. Such measures shall be taken at the level of RFS Holdings B.V.
8	Liability
RBS NV will not be liable for any loss of revenue, profits, business, goodwill or loss of value relating to the ID&JG Business as a result of its continued operation of the ID&JG Business in the RBS NV branch in India during the term of this Schedule, except to the extent such losses arise from fraud, wilful misconduct or gross negligence of RBS NV but only where such losses are not caused by the ID&JG Business, any State Acquired Business , any Relevant Employee or any employee, contractor, officer or agent of any State Acquired Business. ABN AMRO Bank also agrees that, save in the case of fraud, wilful misconduct or gross negligence of RBS NV other than fraud or wilful misconduct of the ID&JG Business, any State Acquired Business, any Relevant Employee or any employee, contractor, officer or agent of any State Acquired Business, RBS NV will not be liable for any breach of this Schedule by RBS NV other than any breach of paragraph 10.1 or paragraph 14 of this Schedule.
9	Intellectual Property
All Intellectual Property rights belonging to a party prior to the signing of this Schedule will remain vested in that party.

10	Non-Solicitation
10.1
RBS NV agrees that during the period of this Schedule and for a period of one year after the Completion, it will not, and will ensure that no member of its Group knowingly solicit the customers of the ID&JG Business for the purpose of offering services which may be considered similar to the services offered by ID&JG Business to such customers.

10.2
ABN AMRO Bank agrees that during the period of this Schedule and for a period of one year after Completion, it will not, and will ensure that no member of its Group knowingly solicit the customers of the RBS NV branch in India who are not customers of the ID&JG Business for the purpose of offering services which may be considered similar to the services offered by RBS NV to such customers.

10.3
RBS NV shall not at any time during the term of this Schedule, induce or seek to induce or entice or seek to entice away from being employed or hired by ABN AMRO Bank upon Completion, any Relevant Employee. The placement of an advertisement in the public domain and the recruitment of a person through an employment agency shall not constitute a breach of this paragraph 10.3 provided that no member of RBS NV encourages or advises such agency to approach any Relevant Employee. Appointments to such role will be on terms and conditions of employment as appropriate to that role and that bank and terms and conditions will not be protected, and protection of continuity of service is at the discretion of RBS NV.

10.4
ABN AMRO Bank shall not at any time during the term of this Schedule, induce or seek to induce or entice or seek to entice away from RBS NV any employee of RBS NV (other than a Relevant Employee at Completion). The placement of an advertisement in the public domain and the recruitment of a person through an employment agency shall not constitute a breach of this paragraph 10.4 provided that no member of ABN AMRO Bank encourages or advises such agency to approach any such employees. Appointments to such role will be on terms and conditions of employment as appropriate to that role and that bank and terms and conditions will not be protected, and protection of continuity of service is at the discretion of ABN AMRO Bank.

11	Term and Termination
Subject to earlier termination in accordance with its terms this Schedule shall terminate on Completion.
12	Completion
Upon fulfilment of Acquisition Requirements the ID&JG Business will be transferred to ABN AMRO Bank in accordance with the CSA provisions.
13 Escalation and Dispute Resolution
13.1
In the event that there is a dispute in relation to any aspect of, or failure to agree any matter arising in relation to the conduct or operation of the ID&JG Business between RBS NV and the Business Head with respect to cannot be resolved at a local level, the Business Head will escalate the matter to the Chairman of the Managing Board of RBS NV. If the Business Head and the Chairman of the Managing Board of RBS NV cannot resolve the matter within ten Business Days of the matter being referred to the Chairman of the Managing Board of RBS NV, then the Chairman of the Managing Board of RBS NV will attempt to resolve the matter informally through discussion with the Chairman of the Managing Board of ABN AMRO Bank.

13.2
In the event that there is a dispute between RBS NV and ABN AMRO Bank in relation to any aspect of, or failure to agree any matter arising in relation to, this Schedule or any document agreed or contemplated as being agreed pursuant to this Schedule by the parties first attempting to resolve any dispute informally through discussion by the following individuals:

(a)
the Chief Administrative Officer of RBS NV on behalf of RBS NV and the Chief Executive Officer of the International Diamond & Jewellery Group on behalf of ABN AMRO Bank, who will meet to resolve the dispute and if they cannot resolve the dispute unanimously within five Business Days of the dispute being referred to them then;

(b)	the dispute shall promptly be referred to the Chairman of the Managing Board of RBS NV and the Chairman of the Managing Board of ABN AMRO Bank.
13.3
Any dispute or any matter which is not resolved by agreement between the parties in accordance with Clauses 13.1 or 13.2 above, within 10 Business Days of such dispute being referred to the Chairman of the Managing Board of RBS NV and the Chairman of the Managing Board of ABN AMRO Bank, shall be determined in accordance with Clause 9 of the CSA, save that references in Clause 9 of the CSA to Independent Accountants shall be read as references to a relevant Expert and references to the President of the Institute of Chartered Accountants shall be read as references to the President of the relevant governing body to which such expert is a member.

For the purpose of this Schedule “Expert” shall mean a person agreed by RBS NV and ABN AMRO Bank as a suitably qualified person as they determine appropriate having regard to the nature of the dispute. Failing such agreement within ten Business Days of the expiry of the period set out above, the Expert shall be the person nominated on the application of either RBS NV or ABN AMRO Bank (as the case may be) by the President for the time being of the Institute of Chartered Accountants in England and Wales.
14	Confidentiality
In the event that RBS NV elects to sell all or any part of its business and assets, RBS NV undertakes that it will not, without the written consent of ABN AMRO Bank, such consent not to be unreasonably withheld or delayed, disclose confidential information relating to the ID&JG Business or ABN AMRO Bank to any potential buyer notwithstanding that any such potential buyer may have signed a confidentiality agreement.

15	Notices
15.1
Any notice or other document to be given under this Schedule shall be in writing in English and shall be deemed duly given if delivered to the recipient at its fax number, email or address set out below or any other fax number, email or address notified to the parties for the purposes of this Schedule, if left at or sent by (i) airmail or express or other fast postal service or (ii) facsimile transmission or other means of telecommunication in permanent written form to the following address or number:

RBS NV

Address	Head Office
Gustav Mahlerlaan 10
1082 PP Amsterdam
Fax No.	+ 31 206292163
For the attention of General Counsel
With a copy to:
The Royal Bank of Scotland Group plc

Address:	Cutlers Exchange
123 Houndsditch
London EC3A 7BU
United Kingdom

Fax No:	+44 (0) 20 7857 9795
For the attention of Deputy Director, Group Legal
ABN AMRO Bank N.V.

Address	Gustav Maherlaan 10
1082PP Amsterdam
The Netherlands

Fax No.	+ 31 20 3830710
For the attention of: General Counsel
With a copy to:

Address	ABN AMRO Bank N.V
International Diamonds & Jewellery Group
Gustav Maherlaan 10
1082PP Amsterdam
The Netherlands
For the attention of: CEO, International Diamonds & Jewellery Group

Fax No.	+ 31 20 6290867
Email: victor.van.de.kwast@nl.abnamro.com
15.2
Any notice shall be delivered by hand or sent by fax or by express or other fast means of postal service. Any notice shall be deemed to have been received on the next working day in the place to which it is sent if sent by fax or 72 hours from the time of posting if sent by post.

16	Amendments
This Schedule may be amended by agreement between RBS NV and ABN AMRO Bank, without the consent of the Investors provided that any change shall only be effective if made in writing and signed by or on behalf of each of RBS NV and ABN AMRO Bank.

Schedule 12
Worked Example for the purposes of Clause 13
Consolidated balance sheet (assuming all “divisible” assets/liabilities transferred at separation)

EUR million		R	MoF	S	Total		R	MoF	S	Total

Retained assets		307	271	224	802	Retained liabilities	205	181	149	535

Intracompany receivable		183	129	106	418	Tier 1 (equity)	190	219	139	548

						Tier 2	95	85	70	250

						Equity offset to tier 2		(85)	(28)	(113)

Total		490	400	330	1,220	Total	490	400	330	1,220

Memo: overfunding position at Separation						Equity injection	190	219	139	548
Intracompany receivable			129	106
Less: ‘rented’ Tier 2			—	(42)		Basel II equity tier 1 support	152	134	111	397

Adjusted intracompany receivable			129	64		Buffer @ 25%	38	34	28	100

						Minimum equity required	190	168	139	497
Indicative annualised P&L:	Base	Margin					25%	25%	25%	25%

Adjusted Intra group depo @ ***	***	***	***	***		Rented tier 2:
Rented’ tier 2 @ ***	***	***	***	***		Tier 2 requirement		85	70

Total interest credit/(charge)			***	***		Less: equity buffer		(34)	(28)
						Less: excess equity over buffer		(51)	—

						‘Rented’ tier 2 capital		—	42
Note: MoF benefits from offset for qualifying tier 2 capital (USD250 million subordinated debt 2023) until exchange offer transfers this out of RBS NV when a rental requirement may be triggered

***	Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

In witness whereof this Agreement has been entered into the day and year first above written.

SIGNED by on behalf of THE ROYAL BANK OF SCOTLAND GROUP PLC	ü ý þ

SIGNED by on behalf of BANCO SANTANDER, S.A.	ü ý þ

SIGNED by on behalf of THE STATE OF THE NETHERLANDS	ü ý þ

SIGNED by on behalf of RFS HOLDINGS B.V.	ü ý þ